Exhibit 10.1

AMENDMENT NO. 1 TO CREDIT AGREEMENT

This Amendment No. 1 to Credit Agreement, dated as of October 7, 2011, (this "First Amendment"), is entered into by CAL DIVE INTERNATIONAL, INC., a Delaware corporation (the "Borrower"), the lenders party to the Credit Agreement described below, and BANK OF AMERICA, N.A., as Administrative Agent (in such capacity, the "Administrative Agent"), Swing Line Lender and L/C Issuer.

INTRODUCTION

Reference is made to the Credit Agreement dated as of April 26, 2011 (as modified from time to time, the "Credit Agreement"), among the Borrower, the lenders from time to time party thereto (collectively, the "Lenders" and individually, a "Lender") and the Administrative Agent.

The Borrower, the Lenders and the Administrative Agent have agreed to make certain amendments to the Credit Agreement as set forth herein.

THEREFORE, in connection with the foregoing and for other good and valuable consideration, the Borrower, the Lenders, and the Administrative Agent hereby agree as follows:

Section 1. Definitions; References.  Unless otherwise defined in this First Amendment, each term used in this First Amendment that is defined in the Credit Agreement has the meaning assigned to such term in the Credit Agreement.

Section 2. Amendment of Credit Agreement.  The Credit Agreement, its Schedule 2.01 (Commitments and Applicable Percentages), its Exhibit A (Form of Loan Notice), its Exhibit B (Form of Swing Line Loan Notice) and its Exhibit D (Form of Compliance Certificate) are hereby amended as set forth in Annex A attached hereto.

Section 3. Representations and Warranties.  The Borrower represents and warrants that (a) the execution, delivery, and performance of this First Amendment by each Loan Party are within the corporate or equivalent power and authority of such Loan Party and have been duly authorized by all necessary corporate or other organizational action, (b) this First Amendment and the Credit Agreement, as amended hereby, constitute legal, valid, and binding obligations of each Loan Party that is a party hereto or thereto, enforceable against such Loan Party in accordance with their terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, or similar laws of general applicability affecting the enforcement of creditors' rights and the application of general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or law); (c) the representations and warranties of the Borrower and each other Loan Party contained in each Loan Document are true and correct in all material respects as of the date of this First Amendment, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they were true and correct in all material respects as of such earlier date; (d) no Default or Event of Default exists under the Loan Documents; and (e) the Liens under the Security Documents are valid and subsisting.

Section 4. Effect on Loan Documents.

(a) General.  Except as amended hereby, the Credit Agreement and all other Loan Documents remain in full force and effect as originally executed.  Nothing herein shall act as a waiver of any of the Administrative Agent's or any Lender's rights under the Loan Documents as amended, including the waiver of any default or event of default, however denominated.  The Borrower acknowledges and agrees that this First Amendment shall in no manner impair or affect the validity or enforceability of the Credit Agreement.  This First Amendment is a Loan Document for the purposes of the provisions of the other Loan Documents.  Without limiting the foregoing, any breach of representations, warranties, and covenants under this First Amendment may be a default or event of default under the other Loan Documents.

(b) Revolving Credit Facility.  Upon effectiveness of this First Amendment, each Revolving Credit Lender shall have the Revolving Credit Commitment set forth opposite such Revolving Credit Lender's name on Schedule 2.01 to Annex A attached hereto under the caption "Revolving Credit Commitment" or opposite such caption in the Assignment and Assumption pursuant to which such Revolving Credit Lender becomes a party to the Credit Agreement, as such amount may be adjusted from time to time in accordance with the Credit Agreement.

Section 5. Effectiveness.  This First Amendment shall become effective, and the Credit Agreement shall be amended as provided for herein, upon the satisfaction of the following conditions:

(a) the Administrative Agent (or its counsel) shall have received counterparts hereof duly executed and delivered by a duly authorized officer of the Borrower, each Subsidiary Guarantor, and by the Lenders whose consent is required to effect the amendments and consents contemplated hereby (the date on which the Administrative Agent (or its counsel) has received all of such counterparts being referred to herein as the "Execution Date");

(b) the Administrative Agent (or its counsel) shall have received each of the items listed on the Closing Documents List attached hereto as Annex B, each in form and substance reasonably acceptable to the Administrative Agent and, where applicable, duly executed and delivered by a duly authorized officer of each applicable Loan Party;

(c) the Borrower shall have prepaid (or caused to be prepaid) Revolving Credit Loans, Swing Line Loans or Cash Collateralized the L/C Obligations, or any combination of the foregoing, such that, after giving effect to this First Amendment, (i) the Total Revolving Credit Outstandings shall not exceed the Revolving Credit Facility, (ii) the aggregate Outstanding Amount of all Revolving Credit Loans plus the aggregate Outstanding Amount of all Swing Line Loans shall not exceed the Revolving Credit/Swing Line Loan Sublimit, and (iii) the aggregate Outstanding Amount of all Revolving Credit Loans plus the aggregate Outstanding Amount of all Swing Line Loans plus the aggregate Outstanding Amount of all L/C Obligations shall not exceed the Collateral Coverage Sublimit; and

(d) the Administrative Agent shall have received, or shall concurrently receive (i) for the account of each Lender that has delivered an executed counterpart of this First Amendment to the Administrative Agent by noon (Central time) on the Execution Date a consent fee equal to 25 basis points on the amount of such executing Lender's Revolving Credit Commitment then in effect (after giving effect to this First Amendment) and aggregate outstanding Term Loans, and (ii) for the account of the applicable Person, payment of all other fees payable in connection with this First Amendment.

Section 6. Post-Closing Obligations.

(a) Within thirty (30) days (or such longer period as the Administrative Agent may determine in its sole discretion) of the First Amendment Effective Date, Cal Dive Offshore Contractors, Inc. shall deliver to the Administrative Agent a supplement to the Singapore Pledge Agreement, in form and substance reasonably satisfactory to the Administrative Agent.

(b) On October 12, 2011, the Borrower shall pay to the Administrative Agent, for the account of each Lender that has delivered an executed counterpart of this First Amendment to the Administrative Agent by noon (Central time) on October 12, 2011 (other than any Lender that received a consent fee pursuant to Section 5(d)(i) of this First Amendment), a consent fee equal to 25 basis points on the amount of such executing Lender's Revolving Credit Commitment then in effect (after giving effect to this First Amendment) and aggregate outstanding Term Loans.

Section 7. Reaffirmation of Subsidiary Guaranty and Security Documents.  By its signature hereto, each Subsidiary Guarantor represents and warrants that (a) such Subsidiary Guarantor has no defense to the enforcement of the Subsidiary Guaranty, and that according to its terms the Subsidiary Guaranty will continue in full force and effect to guaranty the Borrower's obligations under the Credit Agreement and the other amounts described in the Subsidiary Guaranty following the execution of this First Amendment and (b) the Liens created under the Security Documents to which such Subsidiary Guarantor is a party are valid and subsisting and will continue in full force and effect to secure the Borrower’s obligations under the Credit Agreement and the other amounts described in such Security Documents following the execution of this First Amendment.

Section 8. Governing Law.  THIS FIRST AMENDMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

Section 9. Miscellaneous.  The miscellaneous provisions set forth in Article X of the Credit Agreement apply to this First Amendment.  This First Amendment may be signed in any number of counterparts, each of which shall be an original, and may be executed and delivered electronically and by telecopier.

Section 10. ENTIRE AGREEMENT.  THIS FIRST AMENDMENT AND THE OTHER LOAN DOCUMENTS REPRESENT THE FINAL AGREEMENT AMONG THE PARTIES AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS, OR SUBSEQUENT ORAL AGREEMENTS OF THE PARTIES.  THERE ARE NO UNWRITTEN ORAL AGREEMENTS AMONG THE PARTIES.

[Signature pages follow.]

EXECUTED as of the first date above written.

CAL DIVE INTERNATIONAL, INC.

By: /s/ Brent D. Smith
Name: Brent D. Smith
Title:   Executive Vice President & CFO

CAL DIVE HR SERVICES LLC, a Delaware limited liability company
CAL DIVE OFFSHORE CONTRACTORS, INC., a Delaware corporation
AFFILIATED MARINE CONTRACTORS, INC., a Delaware corporation
FLEET PIPELINE SERVICES, INC., a Delaware corporation
GULF OFFSHORE CONSTRUCTION, INC., a Delaware corporation

By: /s/ Brent D. Smith
Name:  Brent D. Smith
Title:    Executive Vice President & CFO

BANK OF AMERICA, N.A., as
Administrative Agent

By: /s/ Denise M. Wolfenberger
Name:  Denise M. Wolfenberger
Title:     AVP - Agency Management Officer

BANK OF AMERICA, N.A.,
as a Lender, Swing Line Lender and L/C Issuer

By: /s/  David Maiorella
Name:  David Maiorella
Title:    Senior Vice President

WELLS FARGO BANK, NATIONAL ASSOCIATION,
as Co-Syndication Agent and Lender

By:  /s/ J.C. Hernandez
Name:  J.C. Hernandez
Title:    Director

BNP PARIBAS, as Co-Syndication Agent and Lender

By: /s Guillaume Deve
Name: Guillaume Deve
Title:   Managing Director

By: /s/ Sybille Anduar
Name:  Sybille Andaur
Title:    Vice President

NATIXIS, as Co-Documentation Agent and Lender

By: /s/  Daniel Payer
Name:  Daniel Payer
Title:    Managing Director

By: /s/  Louis P. Laville, III
Name:  Louis P. Laville, III
Title:    Managing Director

THE BANK OF NOVA SCOTIA, as a Lender

By: /s/John Frazel
Name: John Frazel
Title:   Director

SCOTIABANC INC., as a Lender

By: /s/ J.F. Todd
Name: J.F. Todd
Title:   Managing Director

HSBC BANK USA, NATIONAL ASSOCIATION, as a Lender

By: /s/ James L. Sinclair
Name: James L. Sinclair
Title:   Senior Vice President

AMEGY BANK NATIONAL ASSOCIATION, as a Lender

By: /s/ J.V. Carr, Jr.
Name: J.V. Carr, Jr.
Title:   Senior Vice President

CAPITAL ONE, N.A., as a Lender

By: /s/ Yasmin Elkhatib
Name:  Yasmin Elkhatib
Title:    Vice President

COMPASS BANK, as a Lender

By: /s/ Collis Sanders
Name: Collis Sanders
Title:   Executive Vice President

ANNEX A

CREDIT AGREEMENT

AND

SUBSTITUTED SCHEDULE 2.01, EXHIBIT A, EXHIBIT B & EXHIBIT D

ANNEX A
CREDIT AGREEMENT

Dated as of April 26, 2011

among

CAL DIVE INTERNATIONAL, INC.,

as Borrower,

BANK OF AMERICA, N.A.,

as Administrative Agent, Swing Line Lender

and

L/C Issuer,

WELLS FARGO BANK, N.A.

and

BNP PARIBAS,

as Co-Syndication Agents,

DNB NOR BANK, ASA

and

NATIXIS,

as Co-Documentation Agents,

The Other Lenders Party Hereto, and

MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED,

WELLS FARGO SECURITIES, LLC,

and

BNP PARIBAS,

as Co-Lead Arrangers and Co-Book Managers

SCHEDULES

1.01          Existing Letters of Credit

2.01          Commitments and Applicable Percentages

5.11          Taxes

5.13          Subsidiaries and Other Equity Investments

7.01          Existing Liens

7.02          Existing Investments

7.03          Existing Indebtedness

7.08          Existing Agreements

10.02        Administrative Agent's Office; Certain Addresses for Notices

EXHIBITS

  Form of
A                     Loan Notice
B                     Swing Line Loan Notice
C-1                  Revolving Credit Note
C-2                  Term Note
D                     Compliance Certificate
E                     Assignment and Assumption

-i-

CREDIT AGREEMENT

This CREDIT AGREEMENT ("Agreement") is entered into as of April 26, 2011, among CAL DIVE INTERNATIONAL, INC., a Delaware corporation (the "Borrower"), each lender from time to time party hereto (collectively, the "Lenders" and individually, a "Lender"), and BANK OF AMERICA, N.A., as Administrative Agent, Swing Line Lender and L/C Issuer.

The Borrower has requested that the Lenders provide a term loan facility and a revolving credit facility, and the Lenders are willing to do so on the terms and conditions set forth herein.

In consideration of the mutual covenants and agreements herein contained, the parties hereto covenant and agree as follows:

ARTICLE I

DEFINITIONS AND ACCOUNTING TERMS

1.01 Defined Terms.  As used in this Agreement, the following terms shall have the meanings set forth below:

"Acquisition" means the acquisition, directly or indirectly, by any Person of (a) a majority of the Equity Interests of another Person, (b) all or substantially all of the assets of another Person or (c) all or substantially all of a line of business or division of another Person, in each case (i) whether or not involving a merger or a consolidation with such other Person and (ii) whether in one transaction or a series of related transactions.

"Acquisition Consideration" means the consideration paid or incurred by the Borrower or any of its Subsidiaries for an Acquisition, including the sum of (without duplication) (a) the fair market value of any cash, assets, Equity Interests or services given, plus (b) the amount of any Indebtedness assumed, incurred or guaranteed (to the extent not otherwise included) plus (c) the amount of transaction related contractual payments such as amounts payable under noncompete, consulting, and similar agreements, in each case, paid or incurred in connection with such Acquisition by the Borrower or any of its Subsidiaries.

"Administrative Agent" means Bank of America in its capacity as administrative agent under any of the Loan Documents, or any successor administrative agent.

"Administrative Agent's Office" means the Administrative Agent's address and, as appropriate, account as set forth on Schedule 10.02, or such other address or account as the Administrative Agent may from time to time notify to the Borrower and the Lenders.

"Administrative Questionnaire" means an Administrative Questionnaire in a form supplied by the Administrative Agent.

"Affiliate" means, with respect to any Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified.

"Aggregate Commitments" means the Commitments of all the Lenders.

"Agreement" means this Credit Agreement.

"Applicable Margin" means, from time to time, the following percentages per annum, based, in the case of Loans (Revolving Credit Loans and Term Loans), Letter of Credit Fees (Financial Letter of Credit Fees, Performance Letter of Credit Fees and commercial Letter of Credit Fees) and Commitment Fees, upon the Consolidated Leverage Ratio as set forth below:

Applicable Margin - Loans, Letter of Credit Fees and Commitment Fees

Pricing Level	Consolidated Leverage Ratio	Commitment Fee	Eurodollar Rate Loans, Financial Letter of Credit Fees and Commercial Letter of Credit Fees	Performance Letters of Credit Fees	Base Rate Loans
1	Less than 1.50x	0.50%	3.50%	3.00%	2.50%
2	Greater than or equal to 1.50x but less than 2.50x	0.50%	3.75%	3.25%	2.75%
3	Greater than or equal to 2.50x but less than 3.00x	0.50%	4.00%	3.50%	3.00%
4	Greater than or equal to 3.00x	0.50%	4.25%	3.75%	3.25%

From the Closing Date through the delivery of the Compliance Certificate pursuant to Section 6.02(a) with respect to the financial statements delivered pursuant to Section 6.01(b) for the fiscal quarter ending March 31, 2011, the Applicable Margin for Loans and Letter of Credit Fees shall be determined based upon Pricing Level 2.  Thereafter, any increase or decrease in the Applicable Margin for Loans and Letter of Credit Fees resulting from a change in the Consolidated Leverage Ratio shall become effective as of the first Business Day immediately following the date a Compliance Certificate indicating such change is delivered pursuant to Section 6.02(a); provided, however, that if a Compliance Certificate is not delivered when due in accordance with such Section, then Pricing Level 4 shall apply as of the first Business Day after the date on which such Compliance Certificate was required to have been delivered until such Compliance Certificate is delivered to the Administrative Agent.

"Applicable Percentage" means (a) in respect of the Term Facility, with respect to any Term Lender at any time, the percentage (carried out to the ninth decimal place) of the Term Facility represented by (i) on or prior to the Closing Date, such Term Lender's Term Commitment at such time and (ii) thereafter, the principal amount of such Term Lender's Term Loans at such time and (b) in respect of the Revolving Credit Facility, the Applicable Revolving Credit Percentage.  The initial Applicable Percentage of each Lender in respect of each Facility is set forth opposite the name of such Lender on Schedule 2.01 or in the Assignment and Assumption pursuant to which such Lender becomes a party hereto, as applicable.

"Applicable Revolving Credit Percentage" means, in respect of the Revolving Credit Facility, with respect to any Revolving Credit Lender at any time, the percentage (carried out to the ninth decimal place) of the Revolving Credit Facility represented by such Revolving Credit Lender's Revolving Credit Commitment at such time, subject to adjustment as provided in Section 2.17.  If the commitment of each Revolving Credit Lender to make Revolving Credit Loans and the obligation of the L/C Issuers to make L/C Credit Extensions have been terminated pursuant to Section 8.02, or if the Revolving Credit Commitments have expired, then the Applicable Percentage of each Revolving Credit Lender in respect of the Revolving Credit Facility shall be determined based on the Applicable Percentage of such Revolving Credit Lender in respect of the Revolving Credit Facility most recently in effect, giving effect to any subsequent assignments.

"Appropriate Lender" means, at any time, (a) with respect to the Term Facility or the Revolving Credit Facility, a Lender that has a Commitment with respect to such Facility or holds a Term Loan or a Revolving Credit Loan, respectively, at such time, (b) with respect to the Letter of Credit Sublimit, (i) the L/C Issuers and (ii) if any Letters of Credit have been issued pursuant to Section 2.03(a), the Revolving Credit Lenders, and (c) with respect to the Swing Line Sublimit, (i) the Swing Line Lender and (ii) if any Swing Line Loans are outstanding pursuant to Section 2.04(a), the Revolving Credit Lenders.

"Approved Fund" means any Fund that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.

"A/R Determination Date" means the 15th and 30th day of each calendar month.

"Arranger" means each of Merrill Lynch, Pierce, Fenner & Smith Incorporated, Wells Fargo Securities, LLC and BNP Paribas, in its capacity as co-lead arranger and co-book manager.

"Asset Disposition" means any Disposition of property or series of related Dispositions of property other than pursuant to Sections 7.05(a)–(d), (f)-(i), (j)(i), (l), (m) (except to the extent of any cash or Cash Equivalent portion of consideration received), (n) and (o).

"Assignee Group" means two or more Eligible Assignees that are Affiliates of one another or two or more Approved Funds managed by the same investment advisor.

"Assignment and Assumption" means an assignment and assumption entered into by a Lender and an Eligible Assignee (with the consent of any party whose consent is required by Section 10.06(b), and accepted by the Administrative Agent, in substantially the form of Exhibit E or any other form approved by the Administrative Agent.

"Attributable Indebtedness" means, on any date, in respect of any capital lease of any Person, the capitalized amount thereof that would appear on a balance sheet of such Person prepared as of such date in accordance with GAAP.

"Available Revolving Credit Commitment" means, during the Reduction Period as to each Revolving Credit Lender, an amount equal to 50% of such Revolving Credit Lender's Revolving Credit Commitment in effect at such time.

"Available Revolving Credit Facility" means, at any time during the Reduction Period, $75,000,000 or, if less, the aggregate amount of the Revolving Credit Lenders' Available Revolving Credit Commitments at such time.

"Availability" means, as of any date of determination, the remainder of (a) the Revolving Credit Facility on such date minus (b) the aggregate Outstanding Amount of all Revolving Credit Loans, Swing Line Loans and L/C Obligations on such date.

"Availability Period" means, in respect of the Revolving Credit Facility, the period from and including the Closing Date to the earliest of (a) the Revolving Credit Maturity Date, (b) the date of termination of the Revolving Credit Commitments pursuant to Section 2.07, and (c) the date of termination of the commitment of each Revolving Credit Lender to make Revolving Credit Loans and of the obligation of the L/C Issuers to make L/C Credit Extensions pursuant to Section 8.02.

"Bank of America" means Bank of America, N.A. and its successors.

"Base Rate" means for any day a fluctuating rate per annum equal to the highest of (a) the Federal Funds Rate plus 1/2 of 1%, (b) the rate of interest in effect for such day as publicly announced from time to time by Bank of America as its "prime rate", and (c) the Eurodollar Rate plus 1.00%.  The "prime rate" is a rate set by Bank of America based upon various factors including Bank of America's costs and desired return, general economic conditions and other factors, and is used as a reference point for pricing some loans, which may be priced at, above, or below such announced rate.  Any change in such prime rate announced by Bank of America shall take effect at the opening of business on the day specified in the public announcement of such change.

"Base Rate Loan" means a Loan that bears interest based on the Base Rate.

"Borrower" has the meaning specified in the introductory paragraph hereto.

"Borrower Materials" has the meaning specified in Section 6.02.

"Borrowing" means a Revolving Credit Borrowing or a Term Borrowing, as the context may require.

"Business Day" means any day other than a Saturday, Sunday or other day on which commercial banks are authorized to close under the Laws of, or are in fact closed in, the state where the Administrative Agent's Office is located and, if such day relates to any Eurodollar Rate Loan, means any such day that is also a London Banking Day.

"Capital Expenditures" means any expenditure by the Borrower or any Subsidiary for an asset which will be used in a year or years subsequent to the year in which the expenditure is made and which asset is properly classifiable in relevant financial statements of such Person as property, equipment or improvements, fixed assets, or a similar type of capital asset in accordance with GAAP, including Maintenance Capital Expenditures (but excluding any such asset acquired, constructed, improved, enlarged, developed, re-constructed or repaired with proceeds from a Recovery Event or Asset Disposition in accordance with Section 2.06(b), to the extent of such proceeds).

"Cash Collateralize" means to pledge and deposit with or deliver to the Administrative Agent, for the benefit of the Administrative Agent, L/C Issuer or Swing Line Lender (as applicable) and the Lenders, as collateral for L/C Obligations, Obligations in respect of Swing Line Loans, or obligations of Lenders to fund participations in respect of either thereof (as the context may require), cash or deposit account balances or, if the L/C Issuer or Swing Line Lender benefitting from such collateral shall agree in its sole discretion, other credit support, in each case pursuant to documentation in form and substance satisfactory to (a) the Administrative Agent and (b) the L/C Issuer or the Swing Line Lender (as applicable). "Cash Collateral" shall have a meaning correlative to the foregoing and shall include the proceeds of such cash collateral and other credit support.

"Cash Equivalents" means (a) Dollars; (b) obligations issued or directly and fully guaranteed or insured by the United States government or any agency or instrumentality thereof or any state or municipalities having maturities of not more than one year after the date of acquisition or up to $5,000,000 with maturities up to five (5) years after the date of the acquisition; (c) certificates of deposit and LIBOR time deposits with maturities of one year or less from the date of acquisition, bankers' acceptances with maturities not exceeding one year from the date of acquisition and overnight bank deposits, in each case with any Lender or any Affiliate of a Lender, or if other than a Lender or an Affiliate of a Lender, any domestic commercial bank or U.S. branch of a foreign commercial bank having capital and surplus in excess of $500,000,000; (d) repurchase obligations with a term of not more than 30 days for underlying securities of the types described in clauses (b) and (c) above entered into with any Person meeting the qualifications specified in said clause (c); (e) commercial paper having the highest rating obtainable from Moody's or S&P and in each case maturing within 270 days after the date of acquisition or a fund which purchases such commercial paper; and (f) mutual funds that purchase the types of investments referred to in (a) through (e) above.

"Cash Management Agreement" means any agreement to provide cash management services, including treasury, depository, overdraft, credit or debit card, electronic funds transfer and other cash management arrangements.

"Cash Management Bank" means any Person that, at the time it enters into a Cash Management Agreement, is a Lender or an Affiliate of a Lender, in its capacity as a party to such Cash Management Agreement.

"Cayman Pledge Agreement" means the Charge Over Shares dated as of even date herewith with respect to 66% of the outstanding Equity Interests in Cal Dive Offshore International, Ltd. made by Cal Dive Offshore Contractors, Inc. in favor of the Administrative Agent for the benefit of the Secured Parties.

"CDI Vessel" means CDI Vessel Holdings LLC, a Delaware limited liability company.

"Change in Law" means the occurrence, after the date of this Agreement, of any of the following: (a) the adoption or taking effect of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation or treaty or in the administration, interpretation or application thereof by any Governmental Authority or (c) the making or issuance of any request, guideline or directive (whether or not having the force of law) by any Governmental Authority, provided, that notwithstanding anything herein to the contrary, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines, or directives thereunder or issued in connection therewith and (y) all requests, rules, guidelines or directives promulgated by the Bank for International settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a "Change in Law", regardless of the date enacted, adopted or issued.

"Change of Control" means an event or series of events by which:

(a) any "person" or "group" (as such terms are used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, but excluding any employee benefit plan of such person or its Subsidiaries, and any Person acting in its capacity as trustee, agent or other fiduciary or administrator of any such plan) becomes the "beneficial owner" (as defined in Rules 13d-3 and 13d-5 under the Securities Exchange Act of 1934, except that a person or group shall be deemed to have "beneficial ownership" of all securities that such person or group has the right to acquire, whether such right is exercisable immediately or only after the passage of time)(such right, an "option right")), directly or indirectly, of 30% or more of the equity securities of the Borrower entitled to vote for members of the board of directors or equivalent governing body of the Borrower on a fully-diluted basis (and taking into account all such securities that such person or group has the right to acquire pursuant to any option right); or

(b) during any period of 12 consecutive months, a majority of the members of the board of directors or other equivalent governing body of the Borrower cease to be composed of individuals (i) who were members of that board or equivalent governing body on the first day of such period, (ii) whose election or nomination to that board or equivalent governing body was approved by individuals referred to in clause (i) above constituting at the time of such election or nomination at least a majority of that board or equivalent governing body or (iii) whose election or nomination to that board or other equivalent governing body was approved by individuals referred to in clauses (i) and (ii) above constituting at the time of such election or nomination at least a majority of that board or equivalent governing body (excluding, in the case of both clause (ii) and clause (iii), any individual whose initial nomination for, or assumption of office as, a member of that board or equivalent governing body occurs as a result of an actual or threatened solicitation of proxies or consents for the election or removal of one or more directors by any person or group other than a solicitation for the election of one or more directors by or on behalf of the board of directors).

"Closing Date" means the first date all the conditions precedent in Section 4.01 are satisfied or waived in accordance with Section 10.01.

"Code" means the Internal Revenue Code of 1986.

"Collateral" has the meaning specified in the Security Documents.

"Collateral Coverage Sublimit" means, on any date, (a) 80% of the net orderly liquidation value of each Mortgaged Vessel as of the date of the most recent appraisal of such Mortgaged Vessel, which appraisal was ordered by, or is acceptable to, the Administrative Agent (the amount to be included pursuant to this clause (a) being $225,000,000 as of the First Amendment Effective Date), plus (b) 80% of the value of all accounts receivable of the Borrower and the Subsidiary Guarantors as of the most recent A/R Determination Date, minus (c) the Outstanding Amount of all Term Loans as of such date.  For purposes of the foregoing, the Administrative Agent shall be entitled to order, at the Borrower’s expense, an appraisal of each Mortgaged Vessel on or after April 6, 2013 and each second anniversary thereafter of such date; provided, however, that when an Event of Default exists, the Administrative Agent shall be entitled to order, at the Borrower’s expense, any such appraisal at any time.

"Commitment" means a Revolving Credit Commitment and/or Term Commitment, as applicable.

"Compliance Certificate" means a certificate substantially in the form of Exhibit D.

"Consolidated EBITDA" means, for any period, for the Borrower and its Subsidiaries on a consolidated basis, an amount equal to Consolidated Net Income for such period plus (a) the following to the extent deducted in calculating such Consolidated Net Income: (i) Consolidated Interest Charges for such period, together with any non-cash interest for such period in respect of convertible or exchangeable debt securities prior to conversion to or exchange for Equity Interests in the applicable Person, (ii) the provision for Federal, state, local and foreign income taxes (and similar taxes to the extent based on income or profits) payable by the Borrower and its Subsidiaries for such period, (iii) depreciation and amortization expense, (iv) extraordinary or non-recurring charges or losses (including without limitation the cumulative effect of changes in GAAP and impairment charges related to long-lived assets) of the Borrower and its Subsidiaries which do not represent a cash item in such period or any future period (however, for any fiscal quarter ending on or after September 30, 2011, any charges or losses (whether cash or non-cash) resulting from the Disposition of any asset of the Borrower or any Subsidiary shall not be included), (v) non-capitalized transaction costs for the Transaction, (vi) stock-based compensation expenses of the Borrower and its Subsidiaries for such period which do not represent a cash item in such period or any future period, and (vii) severance costs incurred by the Borrower or its Subsidiaries in an amount equal to (A) $400,000 for the fiscal quarter ending March 31, 2011, (B) $600,000 for the fiscal quarter ending June 30, 2011, (C) $2,500,000 for the fiscal quarter ending September 30, 2011 and (D) $300,000 for the fiscal quarter ending December 31, 2011, and minus (b)  to the extent included in calculating such Consolidated Net Income, all extraordinary or non-recurring non-cash items increasing Consolidated Net Income for such period (however, for any fiscal quarter ending on or after September 30, 2011, any items (whether cash or non-cash) resulting from the Disposition of any asset of the Borrower or any Subsidiary shall not be included); provided, however, that for purposes of calculating the foregoing, except as specifically provided below, the net income for such period of any Person that is not a Subsidiary of the Borrower, including any such Person that is accounted for by the equity method of accounting, shall be included in Consolidated Net Income only to the extent of the amount of dividends or distributions or other payments paid in cash (or to the extent converted into cash during the applicable period) to the Borrower or a Subsidiary thereof in respect of such period, in each case, without duplication of amounts included pursuant to the following sentence; and provided, further, that for purposes of calculating the foregoing, the net income for such period of any Person that is not a Wholly Owned Subsidiary of the Borrower (and that is not subject to the preceding proviso) shall be included in Consolidated Net Income, and the items listed in clauses (a) and (b) shall be added or subtracted, as applicable, to Consolidated Net Income only in an amount equal to a percentage of such Consolidated Net Income or item equal to the percentage of the outstanding Equity Interests of such Person owned (directly or indirectly) by the Borrower.  Notwithstanding the foregoing for any period, the net income of any Person that is not a Subsidiary of the Borrower may be included in the calculation of Consolidated Net Income, to the extent such Net Income was not paid in cash to the Borrower or a Subsidiary thereof, in an aggregate amount not to exceed the lesser of (a) 10% of Consolidated EBITDA for such period and (b) $12,000,000.

"Consolidated Fixed Charge Coverage Ratio", for any period, shall mean the ratio of (a) (i) Consolidated EBITDA for such period minus (ii) Maintenance Capital Expenditures for such period minus (iii) cash Taxes paid by the Borrower and its Subsidiaries during such period to (b) (i) the aggregate principal amount of all scheduled principal payments or redemptions or similar acquisitions for value of outstanding debt for borrowed money of or by the Borrower and its Subsidiaries for such period plus (ii) all scheduled interest payments of the Borrower and its Subsidiaries for such period.  For purposes of calculating the Consolidated Fixed Charge Coverage Ratio for (A) the fiscal quarter ending June 30, 2012, the relevant calculation period shall be the three month period ending on such date, (B) the fiscal quarter ending September 30, 2012, the relevant calculation period shall be the sixth month period ending on such date, (C) the fiscal quarter ending December 31, 2012, the relevant calculation period shall be the nine month period ending on such date, and (D) any fiscal quarter ending thereafter, the relevant calculation period shall be the twelve month period ending on such date.

"Consolidated Funded Indebtedness" means, as of any date of determination, for the Borrower and its Subsidiaries on a consolidated basis, without duplication, the sum of (a) the outstanding principal amount of all obligations, whether current or long-term, for borrowed money (including Obligations of such type hereunder) and all obligations evidenced by bonds, debentures, notes, loan agreements or other similar instruments, (b) the outstanding principal amount of all purchase money Indebtedness, (c) all direct reimbursement obligations owing under letters of credit (including standby and commercial), bankers' acceptances, bank guaranties, surety bonds and similar instruments, (d) all outstanding obligations in respect of the deferred purchase price of property or services (other than trade accounts payable in the ordinary course of business), (e) outstanding Attributable Indebtedness in respect of capital leases, (f) without duplication, all Guarantees (but only to the extent required to be recorded as a liability on the consolidated financial statements of the Borrower pursuant to GAAP) with respect to outstanding Indebtedness of the types specified in clauses (a) through (e) above of Persons other than the Borrower or any Subsidiary, and (g)  all outstanding Indebtedness of the types referred to in clauses (a) through (f) above of any partnership or joint venture (other than a joint venture that is itself a corporation or limited liability company) in which the Borrower or a Subsidiary is a general partner or joint venturer, except to the extent such Indebtedness is expressly made non-recourse to the Borrower or such Subsidiary.

"Consolidated Interest Charges" means, for any period, for the Borrower and its Subsidiaries on a consolidated basis, the sum of (a) all interest, premium payments, debt discount, fees, charges and related expenses of the Borrower and its Subsidiaries in connection with borrowed money (including capitalized interest and including cash interest payable on, but not non-cash interest in respect of, convertible or exchangeable debt securities prior to conversion to or exchange for Equity Interests in the applicable Person) or in connection with the deferred purchase price of assets, in each case to the extent treated as interest in accordance with GAAP, and (b)  the portion of rent expense of the Borrower and its Subsidiaries with respect to such period under capital leases that is treated as interest in accordance with GAAP.

"Consolidated Leverage Ratio" means, as of any date of determination, the ratio of (a) Consolidated Funded Indebtedness as of such date to (b) Consolidated EBITDA for the period of the four fiscal quarters ending on such date.  For purposes of calculating the Consolidated Leverage Ratio as of any date, Consolidated EBITDA shall be calculated on a pro forma basis (as certified by the Borrower to the Administrative Agent and as reasonably approved by the Administrative Agent) assuming that (without duplication) all Acquisitions and other asset acquisitions, mergers and consolidations made and (without duplication) all Material Dispositions (as hereinafter defined) completed, and any Indebtedness incurred or repaid in connection therewith, during the four consecutive fiscal quarters then most recently ended have been made or incurred or repaid on the first day of such period (but without any adjustment for projected cost savings or other synergies).  As used above, "Material Disposition" means any Disposition or other asset disposition (or series of related dispositions) of assets, in each case, which would constitute an Asset Disposition and which generated, on an aggregate basis, $25,000,000 or more of Consolidated EBITDA during the four fiscal quarters ending on such date.

"Consolidated Net Income" means, for any period, for the Borrower and its Subsidiaries on a consolidated basis, the net income (or loss) of the Borrower and its Subsidiaries for that period.

"Contractual Obligation" means, as to any Person, any provision of any security issued by such Person or of any agreement, instrument or other undertaking to which such Person is a party or by which it or any of its property is bound.

"Control" means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise.  "Controlling" and "Controlled" have meanings correlative thereto.

"Credit Extension" means each of the following: (a) a Borrowing and (b) an L/C Credit Extension.

"Debtor Relief Laws" means the Bankruptcy Code of the United States, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief Laws of the United States or other applicable jurisdictions from time to time in effect and affecting the rights of creditors generally.

"Default" means any event or condition that constitutes an Event of Default or that, with the giving of any notice, the passage of time, or both, would be an Event of Default.

"Default Rate" means (a) prior to the Financial Covenant Compliance Date (i) when used with respect to Obligations other than Letter of Credit Fees, an interest rate equal to (A) the Base Rate plus (B) the Applicable Margin, if any, applicable to Base Rate Loans plus (C) 4% per annum; provided, however, that with respect to a Eurodollar Rate Loan, the Default Rate shall be an interest rate equal to the interest rate (including any Applicable Margin) otherwise applicable to such Loan plus 4% per annum, and (ii) when used with respect to Letter of Credit Fees, a rate equal to the Applicable Margin plus 4% per annum; and (b) from and after the Financial Covenant Compliance Date (i) when used with respect to Obligations other than Letter of Credit Fees, an interest rate equal to (A) the Base Rate plus (B) the Applicable Margin, if any, applicable to Base Rate Loans plus (C) 2% per annum; provided, however, that with respect to a Eurodollar Rate Loan, the Default Rate shall be an interest rate equal to the interest rate (including any Applicable Margin) otherwise applicable to such Loan plus 2% per annum, and (ii) when used with respect to Letter of Credit Fees, a rate equal to the Applicable Margin plus 2% per annum.

"Defaulting Lender" means, subject to Section 2.17(b), any Lender that, as determined by the Administrative Agent, (a) has failed to perform any of its funding obligations hereunder,  including in respect of its Loans or participations in respect of Letters of Credit or Swing Line Loans, within three Business Days of the date required to be funded by it hereunder, (b) has notified the Borrower, the Administrative Agent or any Lender that it does not intend to comply with its funding obligations or has made a public statement to that effect with respect to its funding obligations hereunder or under other agreements in which it commits to extend credit, (c) has failed, within three Business Days after request by the Administrative Agent, to confirm in a manner satisfactory to the Administrative Agent that it will comply with its funding obligations, or (d) has, or has a direct or indirect parent company that has, (i) become the subject of a proceeding under any Debtor Relief Law, (ii) had a receiver, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or a custodian appointed for it, or (iii) taken any action in furtherance of, or indicated its consent to, approval of or acquiescence in any such proceeding or appointment; provided that a Lender shall not be a Defaulting Lender solely by virtue of the ownership or acquisition of any equity interest in that Lender or any direct or indirect parent company thereof by a Governmental Authority.

"Disposition" or "Dispose" means the sale, transfer, license, lease (as a lessor), farm-out or other disposition (including any sale and leaseback transaction) of any property by any Person, including any sale, assignment, transfer or other disposal, with or without recourse, of any notes or accounts receivable or any rights and claims associated therewith.

"Dollar" and "$" mean lawful money of the United States.

"Domestic Subsidiary" means any Subsidiary that is organized under the laws of any political subdivision of the United States.

"Eligible Assignee" means any Person that meets the requirements to be an assignee under Section 10.06(b)(iii) and (v) (subject to such consents, if any, as may be required under Section 10.06(b)(iii)).

"Environmental Laws" means any and all Federal, state, local, and foreign statutes, laws, regulations, ordinances, rules, judgments, orders, decrees, permits, concessions, grants, franchises, licenses, agreements or governmental restrictions relating to pollution and the protection of the environment or the release of any materials into the environment, including those related to hazardous substances or wastes, air emissions and discharges to waste or public systems.

"Environmental Liability" means any liability, contingent or otherwise (including any liability for damages, costs of environmental remediation, fines, penalties or indemnities), of the Borrower, any other Loan Party or any of their respective Subsidiaries directly or indirectly resulting from or based upon (a) violation of any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials, (c) exposure to any Hazardous Materials, (d) the release or threatened release of any Hazardous Materials into the environment or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.

"Environmental Permit" means any permit, approval, identification number, license or other authorization required under any Environmental Law.

"Equity Interests" means, with respect to any Person, all of the shares of capital stock of (or other ownership or profit interests other than a net profits based bonus program in) such Person, all of the warrants, options or other rights for the purchase or acquisition from such Person of shares of capital stock of (or other ownership or profit interests in) such Person, all of the securities convertible into or exchangeable for shares of capital stock of (or other ownership or profit interests in) such Person or warrants, rights or options for the purchase or acquisition from such Person of such shares (or such other interests), and all of the other ownership or profit interests in such Person (including partnership, member or trust interests therein), whether voting or nonvoting, and whether or not such shares, warrants, options, rights or other interests are outstanding on any date of determination (provided, however, that debt securities that are or by their terms may be convertible or exchangeable into or for Equity Interests shall not be Equity Interests prior to conversion or exchange thereof).

"ERISA" means the Employee Retirement Income Security Act of 1974.

"ERISA Affiliate" means any trade or business (whether or not incorporated) under common control with the Borrower within the meaning of Section 414(b) or (c) of the Code (and Sections 414(m) and (o) of the Code for purposes of provisions relating to Section 412 of the Code).

"ERISA Event" means (a) a Reportable Event with respect to a Pension Plan; (b) the withdrawal of the Borrower or any ERISA Affiliate from a Pension Plan subject to Section 4063 of ERISA during a plan year in which such entity was a "substantial employer" as defined in Section 4001(a)(2) of ERISA or a cessation of operations that is treated as such a withdrawal under Section 4062(e) of ERISA; (c) a complete or partial withdrawal by the Borrower or any ERISA Affiliate from a Multiemployer Plan or notification that a Multiemployer Plan is in reorganization; (d) the filing of a notice of intent to terminate, the treatment of a Pension Plan amendment as a termination under Section 4041 or 4041A of ERISA; (e) the institution by the PBGC of proceedings to terminate a Pension Plan; (f) any event or condition which constitutes grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan; (g) the determination that any Pension Plan is considered an at-risk plan or a plan in endangered or critical status within the meaning of Sections 430, 431 and 432 of the Code or Sections 303, 304 and 305 of ERISA; or (h) the imposition of any liability under Title IV of ERISA, other than for PBGC premiums due but not delinquent under Section 4007 of ERISA, upon  the Borrower or any ERISA Affiliate.

"Eurodollar Rate" means:

(a) for any Interest Period with respect to a Eurodollar Rate Loan, the rate per annum equal to (i) the British Bankers Association LIBOR Rate ("BBA LIBOR"), as published by Reuters (or such other commercially available source providing quotations of BBA LIBOR as may be designated by the Administrative Agent from time to time) on the display designated as Reuters Screen LIBOR01 Page (or such other page as may replace such page on such service for the purpose of displaying the rates at which Dollar deposits are offered by leading banks in the London interbank eurodollar market) at approximately 11:00 a.m., London time, two London Banking Days prior to the commencement of such Interest Period, for Dollar deposits (for delivery on the first day of such Interest Period) with a term equivalent to such Interest Period or, (ii) if such rate is not available at such time for any reason, the rate per annum determined by the Administrative Agent to be the rate at which deposits in Dollars for delivery on the first day of such Interest Period in same day funds in the approximate amount of the Eurodollar Rate Loan being made, continued or converted and with a term equivalent to such Interest Period would be offered by Bank of America's London Branch to major banks in the London interbank eurodollar market at their request at approximately 11:00 a.m. (London time) two London Banking Days prior to the commencement of such Interest Period; and

(b) for any interest calculation with respect to a Base Rate Loan on any date, the rate per annum equal to (i) BBA LIBOR, at approximately 11:00 a.m., London time determined two London Banking Days prior to such date for Dollar deposits being delivered in the London interbank market for a term of one month commencing that day or (ii) if such published rate is not available at such time for any reason, the rate per annum determined by the Administrative Agent to be the rate at which deposits in Dollars for delivery on the date of determination in same day funds in the approximate amount of the Base Rate Loan being made or maintained and with a term equal to one month would be offered by Bank of America's London Branch to major banks in the London interbank Eurodollar market at their request at the date and time of determination.

"Eurodollar Rate Loan" means a Loan that bears interest at a rate based on clause (a) of the definition of "Eurodollar Rate".

"Event of Default" has the meaning specified in Section 8.01.

"Excluded Asset Disposition" means any Disposition of property other than pursuant to Section 7.05(b) – (d), (g), (i), (l), (m), (n) or (o); provided, that (i) any Disposition pursuant to Section 7.05(n) to a Person other than the Borrower or any Subsidiary thereof shall not constitute an Excluded Asset Disposition and (ii) any Disposition permitted by Section 7.04(d) shall not constitute an Excluded Asset Disposition except for Dispositions in accordance with Section 7.05(n) as and to the extent provided above.

"Excluded Foreign Subsidiary" means any Foreign Subsidiary that is a "controlled foreign corporation" under Section 957 of the Code.

"Excluded Property" has the meaning specified in the Security Agreement.

"Excluded Taxes" means, with respect to the Administrative Agent, any Lender, any L/C Issuer or any other recipient of any payment to be made by or on account of any obligation of the Borrower hereunder, (a) taxes imposed on or measured by its overall net income (however denominated), and franchise taxes imposed on it (in lieu of net income taxes), by the jurisdiction (or any political subdivision thereof) under the laws of which such recipient is organized or in which its principal office is located or, in the case of any Lender, in which its applicable Lending Office is located, (b) any branch profits taxes imposed by the United States or any similar tax imposed by any other jurisdiction in which the Borrower is located and (c) in the case of a Foreign Lender (other than an assignee pursuant to a request by the Borrower under Section 10.13), any withholding tax that is imposed on amounts payable to such Foreign Lender at the time such Foreign Lender becomes a party hereto (or designates a new Lending Office) or is attributable to such Foreign Lender's failure or inability (other than as a result of a Change in Law) to comply with Section 3.01(e), except to the extent that such Foreign Lender (or its assignor, if any) was entitled, at the time of designation of a new Lending Office (or assignment), to receive additional amounts from the Borrower with respect to such withholding tax pursuant to Section 3.01(a).

"Existing Credit Agreement" means that certain Credit Agreement dated as of December 11, 2007 by and among Borrower and CDI Vessel, as borrowers, Bank of America, as Administrative Agent, Swing Line Lender and L/C Issuer, and other parties.

"Existing Letter of Credit" means any letter of credit issued under the Existing Credit Agreement and outstanding on the Closing Date, as set forth on Schedule 1.01.

"Facility" means the Revolving Credit Facility or the Term Facility, as the context may require.

"FASB ASC" means the Accounting Standards Codification of the Financial Accounting Standards Board.

"Federal Funds Rate" means, for any day, the rate per annum equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers on such day, as published by the Federal Reserve Bank of New York on the Business Day next succeeding such day; provided that (a) if such day is not a Business Day, the Federal Funds Rate for such day shall be such rate on such transactions on the next preceding Business Day as so published on the next succeeding Business Day, and (b) if no such rate is so published on such next succeeding Business Day, the Federal Funds Rate for such day shall be the average rate (rounded upward, if necessary, to a whole multiple of 1/100 of 1%) charged to Bank of America on such day on such transactions as determined by the Administrative Agent.

"Fee Letter" means the letter agreement, dated March 24, 2011, among the Borrower, the Administrative Agent and the Arranger.

"Financial Covenant Compliance Date" means the first date on which a Compliance Certificate is delivered to the Administrative Agent that demonstrates (a) a Consolidated Leverage Ratio of not more than 3.75 to 1.00 as of the end of the most recent fiscal quarter and (b) a Consolidated Fixed Charge Coverage Ratio of not less than 1.25 to 1.00 as of the end of the most recent fiscal quarter (with the relevant calculation period for determining such Consolidated Fixed Charge Coverage Ratio being the twelve month period ending on the last day of such fiscal quarter).

"Financial Letter of Credit" means a standby letter of credit other than a Performance Letter of Credit.

"First Amendment Effective Date" means October 11, 2011.

"First Quarter 2012 Compliance Date" means the date on which the Compliance Certificate is delivered with respect to the fiscal quarter ending March 31, 2012, which Compliance Certificate demonstrates that Borrower is in compliance with Section 7.11(c).

"Foreign Lender" means any Lender that is organized under the laws of a jurisdiction other than that in which the Borrower is a resident for tax purposes.  For purposes of this definition, the United States, each State thereof and the District of Columbia shall be deemed to constitute a single jurisdiction.

"Foreign Pledge Agreements" means the Singapore Pledge Agreement, the Cayman Pledge Agreement, the Mexican Pledge Agreement and any other agreement pledging Equity Interests of a Foreign Subsidiary pursuant to Section 6.13.

"Foreign Subsidiary" means any Subsidiary that is not a Domestic Subsidiary.

"FRB" means the Board of Governors of the Federal Reserve System of the United States.

"Fronting Exposure" means, at any time there is a Defaulting Lender, (a) with respect to the L/C Issuer, such Defaulting Lender's Applicable Percentage of the outstanding L/C Obligations other than L/C Obligations as to which such Defaulting Lender's participation obligation has been reallocated to other Lenders or Cash Collateralized in accordance with the terms hereof, and (b) with respect to the Swing Line Lender, such Defaulting Lender's Applicable Percentage of Swing Line Loans other than Swing Line Loans as to which such Defaulting Lender's participation obligation has been reallocated to other Lenders or Cash Collateralized in accordance with the terms hereof.

"Fund" means any Person (other than a natural person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its business.

"GAAP" means generally accepted accounting principles in the United States set forth in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or such other principles as may be approved by a significant segment of the accounting profession in the United States, that are applicable to the circumstances as of the date of determination, consistently applied.

"Governmental Authority" means the government of the United States or any other nation, or of any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank).

"Granting Lender" has the meaning specified in Section 10.06(h).

"Guarantee" means, as to any Person (a) any obligation, contingent or otherwise, of such Person guaranteeing or having the economic effect of guaranteeing any Indebtedness or other obligation payable or performable by another Person (the "primary obligor") in any manner, whether directly or indirectly, and including any obligation of such Person, direct or indirect, (i) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation, (ii) to purchase or lease property, securities or services for the purpose of assuring the obligee in respect of such Indebtedness or other obligation of the payment or performance of such Indebtedness or other obligation, (iii) to maintain working capital, equity capital or any other financial statement condition or liquidity or level of income or cash flow of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other obligation, or (iv) entered into for the purpose of assuring in any other manner the obligee in respect of such Indebtedness or other obligation of the payment or performance thereof or to protect such obligee against loss in respect thereof (in whole or in part), or (b) any Lien on any assets of such Person securing any Indebtedness or other obligation of any other Person, whether or not such Indebtedness or other obligation is assumed by such Person (or any right, contingent or otherwise, of any holder of such Indebtedness to obtain any such Lien).  The amount of any Guarantee shall be deemed to be an amount equal to the stated or determinable amount of the related primary obligation, or portion thereof, in respect of which such Guarantee is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof as determined by the guaranteeing Person in good faith.  The term "Guarantee" as a verb has a corresponding meaning.

"Hazardous Materials" means all explosive or radioactive substances or wastes and all hazardous or toxic substances, wastes or other pollutants, including petroleum or petroleum distillates, asbestos or asbestos-containing materials, polychlorinated biphenyls, radon gas, infectious or medical wastes and all other substances or wastes of any nature regulated pursuant to any Environmental Law.

"Hedge Bank" means any Person that, at the time it enters into a Secured Hedge Agreement, is a Lender or an Affiliate of a Lender, in its capacity as a party to such Secured Hedge Agreement.

"Immaterial Foreign Subsidiary" means any Foreign Subsidiary that (a) had assets having an aggregate book value, as of the end of the fiscal year most recently ended, not exceeding 5% of the consolidated total assets of the Borrower and its Subsidiaries and (b) had Consolidated EBITDA not exceeding 5% of the Consolidated EBITDA of the Borrower for such fiscal year.  A Foreign Subsidiary shall automatically cease to be an Immaterial Foreign Subsidiary if at the end of any fiscal year such Subsidiary would not meet the requirements set forth in the foregoing clauses (a) and (b).

"Indebtedness" means, as to any Person at a particular time, without duplication, all of the following, whether or not included as indebtedness or liabilities in accordance with GAAP:

(a) all obligations of such Person for borrowed money and all obligations of such Person evidenced by bonds, debentures, notes, loan agreements or other similar instruments;

(b) all direct or contingent obligations of such Person owing under letters of credit (including standby and commercial), bankers' acceptances, bank guaranties, surety bonds and similar instruments;

(c) net obligations of such Person under any Swap Contract;

(d) all obligations of such Person to pay the deferred purchase price of property or services (other than current trade accounts payable in the ordinary course of business);

(e) obligations (excluding prepaid interest thereon) of others of the type referred to in clauses (a) through (d) and (f) through (h) of this definition secured by a Lien on property owned or being purchased by such Person (including obligations arising under conditional sales or other title retention agreements), whether or not such obligations shall have been assumed by, or is limited in recourse to, the Person granting such Lien;

(f) capital leases of such Person;

(g) all obligations of such Person to purchase, redeem, retire, defease or otherwise make any payment in respect of any Equity Interest in such Person or any other Person, valued, in the case of a redeemable preferred interest, at the greater of its voluntary or involuntary liquidation preference plus accrued and unpaid dividends;

(h) all Guarantees of such Person in respect of any of the foregoing.

For all purposes hereof, the Indebtedness of any Person shall include the Indebtedness of any partnership or joint venture (other than a joint venture that is itself a corporation or limited liability company) in which such Person is a general partner or a joint venturer, except to the extent such Indebtedness is expressly made non-recourse to the Borrower or such Subsidiary.  The amount of any net obligation under any Swap Contract of any Person on any date shall be deemed to be the Swap Termination Value thereof as of such date.  The amount of any capital lease as of any date shall be deemed to be the amount of Attributable Indebtedness in respect thereof as of such date.  The amount of any Indebtedness under clause (e) above shall be the lesser of (i) such outstanding principal amount and (ii) the then fair market value of such property.

"Indemnified Taxes" means Taxes other than Excluded Taxes.

"Indemnitees" has the meaning specified in Section 10.04(b).

"Information" has the meaning specified in Section 10.07.

"Initial Financial Statements" means the consolidated balance sheet of the Borrower and its Subsidiaries for the fiscal year ended December 31, 2010, and the related consolidated statements of income or operations, shareholders' equity and cash flows for such fiscal year of the Borrower and its Subsidiaries, including the notes thereto.

"Interest Payment Date" means, (a) as to any Loan other than a Base Rate Loan, the last day of each Interest Period applicable to such Loan and the Revolving Credit Maturity Date or the Term Loan Maturity Date, as applicable; provided, however, that if any Interest Period for a Eurodollar Rate Loan exceeds three months, the respective dates that fall every three months after the beginning of such Interest Period shall also be Interest Payment Dates; and (b) as to any Base Rate Loan (including a Swing Line Loan), the last Business Day of each March, June, September and December and the Revolving Credit Maturity Date or the Term Loan Maturity Date, as applicable.

"Interest Period" means, as to each Eurodollar Rate Loan, the period commencing on the date such Eurodollar Rate Loan is disbursed or converted to or continued as a Eurodollar Rate Loan and ending on the date one, two, three, six or (if requested by the Borrower and consented to by all the Lenders) twelve months thereafter, as selected by the Borrower in its Loan Notice; provided that:

(a) any Interest Period that would otherwise end on a day that is not a Business Day shall be extended to the next succeeding Business Day unless such Business Day falls in another calendar month, in which case such Interest Period shall end on the next preceding Business Day;

(b) any Interest Period that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of the calendar month at the end of such Interest Period;

(c) no Interest Period applicable to a Revolving Credit Loan shall extend beyond the Revolving Credit Maturity Date; and

(d) no Interest Period applicable to a Term Loan shall extend beyond the Term Loan Maturity Date.

"Internal Control Event" means a material weakness in, or fraud that involves management or other employees who have a significant role in, the Borrower's internal controls over financial reporting, in each case as described in the Securities Laws.

"Investment" means, as to any Person, any direct or indirect acquisition or investment by such Person, whether by means of (a) the purchase or other acquisition of capital stock or other securities of another Person, (b) a loan, advance or capital contribution to, Guarantee or assumption of Indebtedness of, or purchase or other acquisition of any other Indebtedness or equity participation or interest in, another Person, including any partnership or joint venture interest in such other Person and any arrangement pursuant to which the investor Guarantees Indebtedness of such other Person, or (c) the purchase or other acquisition (in one transaction or a series of related transactions) of assets of another Person that constitute a business unit.  For purposes of covenant compliance, the amount of any Investment shall be the amount actually invested, without adjustment for subsequent increases or decreases in the value of such Investment.

"IP Rights" has the meaning specified in Section 5.18.

"ISP" means, with respect to any Letter of Credit, the "International Standby Practices 1998" published by the Institute of International Banking Law & Practice, Inc. (or such later version thereof as may be in effect at the time of issuance).

"Issuer Documents" means with respect to any Letter of Credit, the Letter of Credit Application, and any other document, agreement and instrument entered into by an L/C Issuer and the Borrower (or any Subsidiary) or in favor of such L/C Issuer and relating to any such Letter of Credit.

"Laws" means, collectively, all international, foreign, Federal, state and local statutes, treaties, rules, regulations, ordinances, codes and administrative or judicial precedents or authorities, including the interpretation or administration thereof by any Governmental Authority charged with the enforcement, interpretation or administration thereof, and all applicable administrative orders, directed duties, licenses, authorizations and permits of, and agreements with, any Governmental Authority (other than any such agreements that are entered into in respect of a commercial transaction).

"L/C Advance" means, with respect to each Revolving Credit Lender, such Lender's funding of its participation in any L/C Borrowing in accordance with its Applicable Revolving Credit Percentage.

"L/C Borrowing" means an extension of credit resulting from a drawing under any Letter of Credit which has not been reimbursed on the date when made or refinanced as a Revolving Credit Borrowing.

"L/C Credit Extension" means, with respect to any Letter of Credit, the issuance thereof or extension of the expiry date thereof, or the increase of the amount thereof.

"L/C Issuer" means each of Bank of America in its capacity as issuer of Letters of Credit hereunder and any other Revolving Credit Lenders or Affiliates thereof selected by the Borrower that agree to become an L/C Issuer hereunder, or any successor issuer or issuers of Letters of Credit hereunder.

"L/C Obligations" means, as at any date of determination, the aggregate amount available to be drawn under all outstanding Letters of Credit plus the aggregate of all Unreimbursed Amounts, including all L/C Borrowings.  For purposes of computing the amount available to be drawn under any Letter of Credit, the amount of such Letter of Credit shall be determined in accordance with Section 1.06.  For all purposes of this Agreement, if on any date of determination a Letter of Credit has expired by its terms but any amount may still be drawn thereunder by reason of the operation of Rule 3.14 of the ISP, such Letter of Credit shall be deemed to be "outstanding" in the amount so remaining available to be drawn.

"Lender" has the meaning specified in the introductory paragraph hereto and, as the context requires, includes the Swing Line Lender.

"Lending Office" means, as to any Lender, the office or offices of such Lender described as such in such Lender's Administrative Questionnaire, or such other office or offices as a Lender may from time to time notify the Borrower and the Administrative Agent.

"Letter of Credit" means any letter of credit issued hereunder and shall include the Existing Letters of Credit.  A Letter of Credit may be a commercial letter of credit or a standby letter of credit; provided, however, that any commercial letter of credit issued hereunder shall provide solely for cash payment upon presentation of a sight draft.  A standby letter of credit may be a Financial Letter of Credit or a Performance Letter of Credit.

"Letter of Credit Application" means an application and agreement for the issuance or amendment of a Letter of Credit in the form from time to time in use by the applicable L/C Issuer.

"Letter of Credit Expiration Date" means the day that is seven days prior to the Revolving Credit Maturity Date (or, if such day is not a Business Day, the next preceding Business Day).

"Letter of Credit Fee" has the meaning specified in Section 2.03(h).

"Letter of Credit Sublimit" means an amount equal to the Revolving Credit Facility or, during the Reduction Period, the Available Revolving Credit Facility.  The Letter of Credit Sublimit is part of, and not in addition to, the Revolving Credit Facility.

"Lien" means any mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or other), charge, production payment, or preference, priority or other security interest or preferential arrangement in the nature of a security interest of any kind or nature whatsoever (including any conditional sale or other title retention agreement, any easement, right of way or other encumbrance on title to real property, and any financing lease having substantially the same economic effect as any of the foregoing).

"Loan" means an extension of credit by a Lender to the Borrower under Article II in the form of a Revolving Credit Loan, a Term Loan or a Swing Line Loan.

"Loan Documents" means this Agreement, each Note, each Issuer Document, any agreement creating or perfecting rights in Cash Collateral pursuant to the provisions of Section 2.16 of this Agreement, the Fee Letter, the Subsidiary Guaranty, the Security Documents, each Secured Hedge Agreement, and each Secured Cash Management Agreement; provided that for purposes of the definition of "Material Adverse Effect" and Articles IV through X (other than Section 8.03, Section 10.04, and Section 10.16), "Loan Documents" shall not include Secured Hedge Agreements or Secured Cash Management Agreements.

"Loan Notice" means a notice of (a) a Revolving Credit Borrowing, (b) a Term Borrowing, (c) a conversion of Loans from one Type to the other, or (d) a continuation of Eurodollar Rate Loans, pursuant to Section 2.02(a), which, if in writing, shall be substantially in the form of Exhibit A.

"Loan Parties" means, collectively, the Borrower and each Subsidiary Guarantor.

"London Banking Day" means any day on which dealings in Dollar deposits are conducted by and between banks in the London interbank eurodollar market.

"Maintenance Capital Expenditures" means expenditures made and liabilities incurred in each case, which are properly capitalized for the normal maintenance (including, without limitation, dry docking and machinery overhauls), but not Acquisition, of any property owned or leased by the Borrower or its Subsidiaries, together with the related equipment.

"Material Adverse Effect" means (a) a material adverse change in, or a material adverse effect upon, the operations, business, assets, properties, liabilities (actual or contingent), condition (financial or otherwise) or prospects of the Borrower and its Subsidiaries taken as a whole; (b) a material impairment of the rights and remedies of the Administrative Agent or any Lender under any Loan Document or the ability of any Loan Party to perform any payment obligations under and pursuant to the terms of, or to perform any of its other material obligations under and pursuant to the terms of, any Loan Document to which it is a party; or (c) a material adverse effect upon the legality, validity, binding effect or enforceability against any Loan Party of any Loan Document to which it is a party.

"Material Contract" means any contract or other arrangement to which the Borrower or any of its Subsidiaries is a party (other than the Loan Documents) for which breach, nonperformance, cancellation or failure to renew could reasonably be expected to have a Material Adverse Effect.

"Mexican Pledge Agreement" means the Pledge Agreement dated as of even date herewith with respect to 66% of the outstanding Equity Interests in HOC Offshore, S. de R.L. de C.V. made by Cal Dive Offshore Contractors, Inc. in favor of the Administrative Agent for the benefit of the Secured Parties.

"Moody's" means Moody's Investors Service, Inc. and any successor thereto.

"Mortgaged Vessel" means each vessel in which a Borrower or any of its Subsidiaries has granted a Lien in favor of the Administrative Agent for the benefit of the Secured Parties pursuant to a Vessel Mortgage.

"Mortgages" means, collectively, each of the mortgages or deeds of trust executed by the Borrower or any of its Subsidiaries in favor of the Administrative Agent for the benefit of the Secured Parties, in form and substance reasonably acceptable to the Administrative Agent.

"Multiemployer Plan" means a Plan covered by Title IV of ERISA which is a multiemployer plan as defined in Section 3(37) of ERISA or Section 4001(a)(3) of ERISA, to which the Borrower or any ERISA Affiliate makes or is obligated to make contributions, or with respect to which the Borrower or any ERISA Affiliates may have any liability, contingent or otherwise.

"Multiple Employer Plan" means a Plan which has two or more contributing sponsors (including the Borrower or any ERISA Affiliate) at least two of whom are not under common control, as such a plan is described in Section 4064 of ERISA.

"Net Cash Proceeds" means, (A) in connection with any Disposition of assets or Recovery Event, the excess, if any, of (i) the sum of cash and, when received, cash received in respect of any non-cash Cash Equivalents received in connection therewith (including any cash or Cash Equivalents received by way of deferred payment pursuant to, or by monetization of, a note receivable or otherwise, but only as and when so received) minus (ii) the sum of (w) the amount of Indebtedness that is secured by the applicable asset and that is required to be repaid in connection with such transaction (other than Indebtedness under the Loan Documents), (x) the reasonable and customary out-of-pocket expenses incurred by the Borrower or the applicable Subsidiary in connection therewith, (y) income taxes reasonably estimated to be payable within two years following the date of the relevant transaction or event as a result of any gain recognized in connection therewith; provided that, if the amount of any estimated taxes pursuant to subclause (y) exceeds the amount of taxes actually required to be paid in cash in respect of such Disposition or Recovery Event, then such excess shall then constitute Net Cash Proceeds, and (z) the amount of reserves established by the Borrower or any of its Subsidiaries in good faith and pursuant to commercially reasonable practices for adjustment in respect of the sale price of such asset or assets in accordance with GAAP; provided that if the amount of such reserves exceeds the amounts for which it was reserved, then such excess shall then constitute Net Cash Proceeds, and (B) in connection the incurrence or issuance of any Indebtedness by the Borrower or any of its Subsidiaries, the excess of (i) the sum of the cash and, when received, cash received in respect of any non-cash Cash Equivalents received in connection with such transaction minus (ii) the underwriting discounts and commissions, and other reasonable and customary out-of-pocket expenses, incurred by the Borrower or such Subsidiary in connection therewith.

"Note" means a Revolving Credit Note or Term Note, as the context may require.

"Obligations" means all advances to, and debts, liabilities, obligations, covenants and duties of, any Loan Party arising under any Loan Document or otherwise with respect to any Loan or Letter of Credit, whether direct or indirect (including those acquired by assumption), absolute or contingent, due or to become due, now existing or hereafter arising and including interest and fees that accrue after the commencement by or against any Loan Party or any Affiliate thereof of any proceeding under any Debtor Relief Laws naming such Person as the debtor in such proceeding, regardless of whether such interest and fees are allowed claims in such proceeding.

"Off-Balance Sheet Liabilities" means, with respect to any Person as of any date of determination thereof, without duplication and to the extent not included as a liability on the consolidated balance sheet of such Person and its Subsidiaries in accordance with GAAP: (a) with respect to any asset securitization transaction (including any accounts receivable purchase facility) (i) the unrecovered investment of purchasers or transferees of assets so transferred and (ii) any other payment, recourse, repurchase, hold harmless, indemnity or similar obligation of such Person or any of its Subsidiaries in respect of assets transferred or payments made in respect thereof, other than limited recourse provisions that are customary for transactions of such type and that neither (x) have the effect of limiting the loss or credit risk of such purchasers or transferees with respect to payment or performance by the obligors of the assets so transferred nor (y) impair the characterization of the transaction as a true sale under applicable Laws (including Debtor Relief Laws); (b) the monetary obligations under any financing lease or so-called "synthetic," tax retention or off-balance sheet lease transaction which, upon the application of any Debtor Relief Law to such Person or any of its Subsidiaries, would be characterized as indebtedness; (c) the monetary obligations under any sale and leaseback transaction which does not create a liability on the consolidated balance sheet of such Person and its Subsidiaries; or (d) any other monetary obligation arising with respect to any other transaction which (i) is characterized as indebtedness for tax purposes but not for accounting purposes in accordance with GAAP or (ii) is the functional equivalent of or takes the place of borrowing but which does not constitute a liability on the consolidated balance sheet of such Person and its Subsidiaries (for purposes of this clause (d), any transaction structured to provide tax deductibility as interest expense of any dividend, coupon or other periodic payment will be deemed to be the functional equivalent of a borrowing).

"Organizational Documents" means, (a) with respect to any corporation, the certificate or articles of incorporation and the bylaws (or equivalent or comparable constitutive documents with respect to any non-U.S. jurisdiction); (b) with respect to any limited liability company, the certificate or articles of formation or organization and operating agreement; and (c) with respect to any partnership, joint venture, trust or other form of business entity, the partnership, joint venture or other applicable agreement of formation or organization and any agreement, instrument, filing or notice with respect thereto filed in connection with its formation or organization with the applicable Governmental Authority in the jurisdiction of its formation or organization and, if applicable, any certificate or articles of formation or organization of such entity.

"Other Taxes" means all present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies arising from any payment made hereunder or under any other Loan Document or from the execution, delivery or enforcement of, or otherwise with respect to, this Agreement or any other Loan Document.

"Outstanding Amount" means (a) with respect to Term Loans, Revolving Credit Loans and Swing Line Loans on any date, the aggregate outstanding principal amount thereof after giving effect to any borrowings and prepayments or repayments of Term Loans, Revolving Credit Loans and Swing Line Loans, as the case may be, occurring on such date; and (b) with respect to any L/C Obligations on any date, the amount of such L/C Obligations on such date after giving effect to any L/C Credit Extension occurring on such date and any other changes in the aggregate amount of the L/C Obligations as of such date, including as a result of any reimbursements by the Borrower of Unreimbursed Amounts.

"Participant" has the meaning specified in Section 10.06(d).

"PBGC" means the Pension Benefit Guaranty Corporation.

"PCAOB" means the Public Company Accounting Oversight Board.

"Pension Act" means the Pension Protection Act of 2006.

"Pension Funding Rules" means the rules of the Code and ERISA regarding minimum required contributions (including any installment payment thereof) to Pension Plans and set forth in, with respect to plan years ending prior to the effective date of the Pension Act, Section 412 of the Code and Section 302 of ERISA, each as in effect prior to the Pension Act and, thereafter, Section 412, 430, 431, 432 and 436 of the Code and Sections 302, 303, 304 and 305 of ERISA.

"Pension Plan" means any employee pension benefit plan (including a Multiple Employer Plan or a Multiemployer Plan) that is maintained or is contributed to by the Borrower and any ERISA Affiliate and is either covered by Title IV of ERISA or is subject to the minimum funding standards under Section 412 of the Code.

"Performance Letter of Credit" means a letter of credit qualifying as a "performance-based standby letter of credit" under 12 CFR Part 3, Appendix A, Section 3(b)(2)(i) or any successor U.S. Comptroller of the Currency regulation.

"Permitted Liens" means Liens of the type described in Section 7.01.

"Person" means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.

"Plan" means any employee benefit plan within the meaning of Section 3(3) of ERISA (including a Pension Plan), maintained for employees of the Borrower or any ERISA Affiliate or any such Plan to which the Borrower or any ERISA Affiliate is required to contribute on behalf of any of its employees.

"Platform" has the meaning specified in Section 6.02.

"Pledged Foreign Subsidiary" means any Foreign Subsidiary whose Equity Interests are pledged pursuant to a Foreign Pledge Agreement.

"Recovery Event" means any settlement of or payment in respect of any property or casualty insurance claim (excluding any claim in respect of business interruption) or any condemnation, appropriation, seizure or similar proceeding or act relating to any asset of the Borrower or any of its Subsidiaries.

"Reduction Period" means the period from and including January 1, 2012 through and including the First Quarter 2012 Compliance Date.

"Register" has the meaning specified in Section 10.06(c).

"Registered Public Accounting Firm" has the meaning specified in the Securities Laws and shall be independent of the Borrower as prescribed by the Securities Laws.

"Related Parties" means, with respect to any Person, such Person's Affiliates and the partners, directors, officers, employees, agents and advisors of such Person and of such Person's Affiliates.

"Reportable Event" means any of the events set forth in Section 4043(c) of ERISA, other than events for which the 30 day notice period has been waived.

"Request for Credit Extension" means (a) with respect to a Borrowing, conversion or continuation of Term Loans or Revolving Loans, a Loan Notice, (b) with respect to an L/C Credit Extension, a Letter of Credit Application, and (c) with respect to a Swing Line Loan, a Swing Line Loan Notice.

"Required Lenders" means, as of any date of determination, Lenders holding more than 50% of the sum of the (a) Total Outstandings (with the aggregate amount of each Lender's risk participation and funded participation in L/C Obligations and Swing Line Loans being deemed "held" by such Lender for purposes of this definition) and (b) aggregate unused Commitments; provided that the unused Commitment of, and the portion of the Total Outstandings held or deemed held by, any Defaulting Lender shall be excluded for purposes of making a determination of Required Lenders.

"Required Revolving Credit Lenders" means, as of any date of determination, Revolving Credit Lenders holding more than 50% of the sum of the (a) Total Revolving Credit Outstandings (with the aggregate amount of each Revolving Credit Lender's risk participation and funded participation in L/C Obligations and Swing Line Loans being deemed "held" by such Revolving Credit Lender for purposes of this definition) and (b) aggregate unused Revolving Credit Commitments; provided that the unused Revolving Credit Commitment of, and the portion of the Total Revolving Credit Outstandings held or deemed held by, any Defaulting Lender shall be excluded for purposes of making a determination of Required Revolving Credit Lenders.

"Required Term Lenders" means, as of any date of determination, Lenders holding more than 50% of the Term Facility on such date; provided that the portion of the Term Facility held by any Defaulting Lender shall be excluded for purposes of making a determination of Required Term Lenders.

"Responsible Officer" means the chief executive officer, president, chief financial officer, Vice President – Finance or Vice President – Corporate Controller of a Loan Party.  Any document delivered hereunder that is signed by a Responsible Officer of a Loan Party shall be conclusively presumed to have been authorized by all necessary corporate, partnership and/or other equivalent action on the part of such Loan Party and such Responsible Officer shall be conclusively presumed to have acted on behalf of such Loan Party.

"Restricted Payment" means any dividend or other distribution (whether in cash, securities or other property) with respect to any Equity Interest in the Borrower or any Subsidiary, or any payment (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation or termination of any such capital stock or other Equity Interest, or on account of any return of capital to the Borrower's stockholders, partners or members (or the equivalent Person thereof).

"Revolving Credit Borrowing" means a borrowing consisting of simultaneous Revolving Credit Loans of the same Type to the same Borrower and, in the case of Eurodollar Rate Loans, having the same Interest Period made by each of the Revolving Credit Lenders pursuant to Section 2.01(a).

"Revolving Credit Commitment" means, as to each Revolving Credit Lender, its obligation to (a) make Revolving Credit Loans to the Borrower pursuant to Section 2.01(a) and (b) purchase participations in L/C Obligations, in an aggregate principal amount at any one time outstanding not to exceed the amount set forth opposite such Revolving Credit Lender's name on Schedule 2.01 under the caption "Revolving Credit Commitment" or opposite such caption in the Assignment and Assumption pursuant to which such Revolving Credit Lender becomes a party hereto, as applicable, as such amount may be adjusted from time to time in accordance with this Agreement, including pursuant to Section 2.15.

"Revolving Credit Facility" means, at any time, the aggregate amount of the Revolving Credit Lenders' Revolving Credit Commitments at such time.  The initial amount of the Revolving Credit Facility is $300,000,000; provided, that from and after the First Amendment Effective Date, the amount of the Revolving Credit Facility shall be $150,000,000.

"Revolving Credit Lender" means, at any time, any Lender that has a Revolving Credit Commitment at such time.

"Revolving Credit Loan" has the meaning specified in Section 2.01(a).

"Revolving Credit Maturity Date" means April 26, 2016.

"Revolving Credit Note" means a promissory note made by the Borrower in favor of a Revolving Credit Lender evidencing Revolving Credit Loans made by such Revolving Credit Lender, substantially in the form of Exhibit C-1.

"Revolving Credit/Swing Line Loan Sublimit" means (a) during the Reduction Period, an amount equal to the lesser of (i) $50,000,000 and (ii) the aggregate amount of the Available Revolving Credit Commitments, and (b) at all other times, an amount equal to the lesser of (x) $125,000,000 and (y) the aggregate amount of the Revolving Credit Commitments.

"S&P" means Standard & Poor's Ratings Services, a division of The McGraw-Hill Companies, Inc. and any successor thereto.

"Sarbanes-Oxley" means the Sarbanes-Oxley Act of 2002.

"SEC" means the Securities and Exchange Commission, or any Governmental Authority succeeding to any of its principal functions.

"Securities Laws" means the Securities Act of 1933, the Securities Exchange Act of 1934, Sarbanes-Oxley and the applicable accounting and auditing principles, rules, standards and practices promulgated, approved or incorporated by the SEC or the PCAOB.

"Secured Cash Management Agreement" means any Cash Management Agreement that is entered into by and between the Borrower and any Cash Management Bank.

"Secured Hedge Agreement" means any Swap Contract that is entered into by and between any Loan Party and any Hedge Bank.

"Secured Parties" has the meaning specified in the Security Documents.

"Security Agreement" means the Security Agreement, dated as of even date herewith, among the Borrower, the other Loan Parties signatories thereto, and the Administrative Agent.

"Security Documents" means the Security Agreement, the Vessel Mortgages, the Mortgages, the Foreign Pledge Agreements, and each of the other agreements, instruments or documents that creates or purports to create a Lien in favor of the Administrative Agent for the benefit of the Secured Parties.

"Singapore Pledge Agreement" means the Deed of Share Charge dated as of even date herewith with respect to 66% of the outstanding Equity Interests in Cal Dive International Pte. Limited made by Cal Dive Offshore Contractors, Inc., in favor of the Administrative Agent for the benefit of the Secured Parties.

"Solvent" and "Solvency" mean, with respect to any Person on any date of determination, that on such date (a) the value of the property of such Person, at a fair valuation, is greater than the total amount of liabilities, including contingent liabilities, of such Person, (b) the present fair salable value of the assets of such Person is not less than the amount that will be required to pay the probable liability of such Person on its debts as they become absolute and are scheduled to mature, (c) such Person does not intend to, and does not believe that it will, incur debts or liabilities beyond such Person's ability to pay such debts and liabilities as they are scheduled to mature, (d) such Person is not engaged in business or a transaction, and is not about to engage in business or a transaction, for which such Person's property would constitute an unreasonably small capital, and (e) such Person is able to pay its debts and liabilities, contingent obligations and other commitments as they mature in the ordinary course of business.  The amount of contingent liabilities at any time shall be computed as the amount that, in the light of all the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability subject to limitation provisions in the instrument creating or governing such contingent liabilities.

"SPC" has the meaning specified in Section 10.06(h).

"Subsidiary" of a Person means a corporation, partnership, joint venture, limited liability company or other business entity of which a majority of the shares of securities or other interests having ordinary voting power for the election of directors or other governing body (other than securities or interests having such power only by reason of the happening of a contingency) are at the time beneficially owned, or, other than solely as a result of a contract under which such Person or one or more Persons that otherwise would constitute a Subsidiary of such Person provides management, operation or similar services but does not control the policies of such Person (including the appointment of such management), the management of which is otherwise controlled, directly, or indirectly through one or more intermediaries, or both, by such Person.  Unless otherwise specified, all references herein to a "Subsidiary" or to "Subsidiaries" shall refer to a Subsidiary or Subsidiaries of the Borrower.

"Subsidiary Guarantors" means, collectively, all Subsidiaries of the Borrower party to the Subsidiary Guaranty as of the date hereof, and all Subsidiaries of the Borrower which become parties to the Subsidiary Guaranty under Section 6.13.

"Subsidiary Guaranty" means the Guaranty, dated as of even date herewith, made by the Subsidiary Guarantors in favor of the Administrative Agent and the Lenders.

"Swap Contract" means (a) any and all interest rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions, currency options, spot contracts, or any other similar transactions or any combination of any of the foregoing (including any options to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any master agreement, and (b) any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement, or any other master agreement (any such master agreement, together with any related schedules, a "Master Agreement"), including any such obligations or liabilities under any Master Agreement.

"Swap Termination Value" means, in respect of any one or more Swap Contracts of a Person, after taking into account the effect of any legally enforceable netting agreement relating to such Swap Contracts, (a) for any date on or after the date such Swap Contracts have been closed out and termination value(s) determined in accordance therewith, such termination value(s), and (b) for any date prior to the date referenced in clause (a), the amount(s) determined as the mark-to-market value(s) for such Swap Contracts, as determined based upon one or more mid-market or other readily available quotations provided by any recognized dealer in such Swap Contracts (which may include a Lender or any Affiliate of a Lender).

"Swing Line" means the revolving credit facility made available by the Swing Line Lender pursuant to Section 2.04.

"Swing Line Borrowing" means a borrowing of a Swing Line Loan pursuant to Section 2.04.

"Swing Line Lender" means Bank of America in its capacity as provider of Swing Line Loans, or any successor swing line lender hereunder.

"Swing Line Loan" has the meaning specified in Section 2.04(a).

"Swing Line Loan Notice" means a notice of a Swing Line Borrowing pursuant to Section 2.04(b), which, if in writing, shall be substantially in the form of Exhibit B.

"Swing Line Sublimit" means (a) prior to the Financial Covenant Compliance Date, an amount equal to the lesser of (i) $10,000,000 and (ii) the aggregate amount of the Revolving Credit Commitments (or, during the Reduction Period, the Available Revolving Credit Commitments), and (b) from and after the Financial Covenant Compliance Date, an amount equal to the lesser of (i) $20,000,000 and (ii) the aggregate amount of the Revolving Credit Commitments.  The Swing Line Sublimit is part of, and not in addition to, the Revolving Credit Commitments.

"Taxes" means all present or future taxes, levies, imposts, duties, deductions, withholdings, assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

"Term Borrowing" means a borrowing consisting of simultaneous Term Loans of the same Type to the Borrower and, in the case of Eurodollar Rate Loans, having the same Interest Period made by each of the Term Lenders pursuant to Section 2.01(b).

"Term Commitment" means, as to each Term Lender, its obligation to make a Term Loan to the Borrower pursuant to Section 2.01(b) in a principal amount not to exceed the amount set forth opposite such Term Lender's name on Schedule 2.01 under the caption "Term Commitment" or opposite such caption in the Assignment and Assumption pursuant to which such Term Lender becomes a party hereto, as applicable, as such amount may be adjusted from time to time in accordance with this Agreement.  As of the Closing Date, the aggregate amount of the Term Commitments is $150,000,000.

"Term Facility" means, at any time (a) on or prior to the Closing Date, the aggregate amount of the Term Commitments at such time and (b) thereafter, the aggregate principal amount of the Term Loans of all Term Lenders outstanding at such time.

"Term Lender" means, at any time, any Lender that has a Term Commitment or holds a Term Loan at such time.

"Term Loan" means a loan by a Term Lender to the Borrower under Section 2.01(b).

"Term Loan Maturity Date" means April 26, 2016.

"Term Note" means a promissory note made by the Borrower in favor of a Term Lender evidencing Term Loans made or held by such Term Lender, substantially in the form of Exhibit C-2.

"Threshold Amount" means $15,000,000.

"Total Outstandings" means the aggregate Outstanding Amount of all Loans and L/C Obligations.

"Total Revolving Credit Outstandings" means the aggregate Outstanding Amount of all Revolving Credit Loans, Swing Line Loans and L/C Obligations.

"Transaction" means, collectively and without duplication, (a) the entering into by the Loan Parties of the Loan Documents to which they are intended to be a party, (b) the refinancing of certain outstanding indebtedness of the Borrower and its Subsidiaries and the termination of all commitments with respect thereto, and (c) the payment of the fees and expenses incurred in connection with the consummation of the foregoing.

"Type" means, with respect to a Loan, its character as a Base Rate Loan or a Eurodollar Rate Loan.

"United States" and "U.S." mean the United States of America.

"Unpledged Foreign Subsidiary" means any Foreign Subsidiary whose Equity Interests are not pledged pursuant to a Foreign Pledge Agreement.

"Unreimbursed Amount" has the meaning specified in Section 2.03(c)(i).

"Vessel Mortgages" means collectively, each of the vessel mortgages executed by the Borrower or any of its Subsidiaries in favor of the Administrative Agent for the benefit of the Secured Parties, in form and substance reasonably acceptable to the Administrative Agent.

"Wholly Owned Subsidiary" means as to any Person, any other Person all of the Equity Interests of which (other than, in the case of a Foreign Subsidiary, directors' qualifying shares or shares required by applicable law to be held by a Person other than the Borrower or a Subsidiary) is owned by such Person directly and/or through other Wholly Owned Subsidiaries.

1.02 Other Interpretive Provisions.  With reference to this Agreement and each other Loan Document, unless otherwise specified herein or in such other Loan Document:

(a) The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined.  Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms.  The words "include," "includes" and "including" shall be deemed to be followed by the phrase "without limitation."  The word "will" shall be construed to have the same meaning and effect as the word "shall."  The word "or" is not exclusive.  Unless the context requires otherwise, (i) any definition of or reference to any agreement, instrument or other document (including any Organizational Document) shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein or in any other Loan Document), (ii) any reference herein to any Person shall be construed to include such Person's successors and assigns, or if so specified herein, permitted assigns, (iii) the words "herein," "hereof" and "hereunder," and words of similar import when used in any Loan Document, shall be construed to refer to such Loan Document in its entirety and not to any particular provision thereof, (iv) all references in a Loan Document to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, the Loan Document in which such references appear, (v) any reference to any law shall include all statutory and regulatory provisions consolidating, amending, replacing or interpreting such law and any reference to any law or regulation shall, unless otherwise specified, refer to such law or regulation as amended, modified or supplemented from time to time, and (vi) the words "asset" and "property" shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights.

(b) In the computation of periods of time from a specified date to a later specified date, the word "from" means "from and including;" the words "to" and "until" each mean "to but excluding;" and the word "through" means "to and including."

(c) Section headings herein and in the other Loan Documents are included for convenience of reference only and shall not affect the interpretation of this Agreement or any other Loan Document.

1.03 Accounting Terms.  (a) Generally.  All accounting terms not specifically or completely defined herein shall be construed in conformity with, and all financial data (including financial ratios and other financial calculations) required to be submitted pursuant to this Agreement shall be prepared in conformity with, GAAP applied on a consistent basis, as in effect from time to time, applied in a manner consistent with that used in preparing the Initial Financial Statements, except as otherwise specifically prescribed herein.  Notwithstanding the foregoing, for purposes of determining compliance with any covenant (including the computation of any financial covenant) contained herein, convertible and exchangeable Indebtedness of the Borrower and its Subsidiaries shall be deemed to be the actual outstanding principal amount thereof, and the effects of FASB ASC 825 and FASB ASC 470-20 on financial liabilities shall be disregarded.

(b) Changes in GAAP.  If at any time any change in GAAP would affect the computation of any financial ratio, requirement or provision set forth in any Loan Document, and either the Borrower or the Required Lenders shall so request, the Administrative Agent, the Lenders and the Borrower shall negotiate in good faith to amend such ratio, requirement or provision to preserve the original intent thereof in light of such change in GAAP (subject to the approval of the Required Lenders); provided that, until such request has been withdrawn or such ratio, requirement or provision so amended, (i) such ratio, requirement or provision shall continue to be computed in accordance with GAAP prior to such change therein and (ii) the Borrower shall provide to the Administrative Agent and the Lenders financial statements and other documents required under this Agreement or as reasonably requested hereunder setting forth a reconciliation between calculations of such ratio, requirement or provision made before and after giving effect to such change in GAAP.

(c) Consolidation of Variable Interest Entities.  All references herein to consolidated financial statements of the Borrower and its Subsidiaries or to the determination of any amount for the Borrower and its Subsidiaries on a consolidated basis or any similar reference shall, in each case, be deemed to include each variable interest entity that the Borrower is required to consolidate pursuant to FASB ASC 810 as if such variable interest entity were a Subsidiary as defined herein.

1.04 Rounding.  Any financial ratios required to be maintained by the Borrower pursuant to this Agreement shall be calculated by dividing the appropriate component by the other component, carrying the result to one place more than the number of places by which such ratio is expressed herein and rounding the result up or down to the nearest number (with a rounding-up if there is no nearest number).

1.05 Times of Day.  Unless otherwise specified, all references herein to times of day shall be references to Central time (daylight or standard, as applicable).

1.06 Letter of Credit Amounts.  Unless otherwise specified herein, the amount of a Letter of Credit at any time shall be deemed to be the stated amount of such Letter of Credit in effect at such time; provided, however, that with respect to any Letter of Credit that, by its terms or the terms of any Issuer Document related thereto, provides for one or more automatic increases in the stated amount thereof, the amount of such Letter of Credit shall be deemed to be the maximum stated amount of such Letter of Credit after giving effect to all such increases, whether or not such maximum stated amount is in effect at such time; and provided further that in determining the amount of a Letter of Credit, effect shall be given to all decreases thereof to the extent that, under the terms of such Letter of Credit, such decreases have become permanently effective and are not susceptible to reinstatement.  For purposes of compliance with the provisions of this Agreement, the amount of any L/C Obligations with respect to any Letter of Credit that is denominated in a currency other than Dollars shall also include the equivalent of such amount in Dollars, such equivalent amount thereof in Dollars to be determined by the Administrative Agent at such time on the basis of the Spot Rate (as defined below) for the purchase of such currency with Dollars.  For purposes of this Section 1.06, the "Spot Rate" for a currency means the rate determined by the Administrative Agent to be the rate quoted by the Person acting in such capacity as the spot rate for the purchase by such Person of such currency with another currency through its principal foreign exchange trading office at approximately 11:00 a.m. on the date two Business Days prior to the date of such determination; provided that the Administrative Agent may obtain such spot rate from another financial institution designated by the Administrative Agent if the Person acting in such capacity does not have as of the date of determination a spot buying rate for any such currency.

ARTICLE II

THE COMMITMENTS AND CREDIT EXTENSIONS

2.01 Loans.

(a) The Revolving Credit Borrowings.  Subject to the terms and conditions set forth herein, each Revolving Credit Lender severally agrees to make loans (each such loan, a "Revolving Credit Loan") to the Borrower from time to time, on any Business Day during the Availability Period, in an aggregate amount not to exceed at any time outstanding the amount of such Revolving Credit Lender's Revolving Credit Commitment (or, during the Reduction Period, its Available Revolving Credit Commitment); provided, however, that after giving effect to any Revolving Credit Borrowing, (i) the Total Revolving Credit Outstandings shall not exceed the Revolving Credit Facility or, during the Reduction Period, the Available Revolving Credit Facility, (ii) the aggregate Outstanding Amount of the Revolving Credit Loans of any Lender, plus such Revolving Credit Lender's Applicable Revolving Credit Percentage of the Outstanding Amount of all L/C Obligations, plus such Revolving Credit Lender's Applicable Revolving Credit Percentage of the Outstanding Amount of all Swing Line Loans shall not exceed such Revolving Credit Lender's Revolving Credit Commitment or, during the Reduction Period, its Available Revolving Credit Commitment, and (iii) prior to the Financial Covenant Compliance Date, (A) the aggregate Outstanding Amount of all Revolving Credit Loans plus the aggregate Outstanding Amount of all Swing Line Loans shall not exceed the Revolving Credit/Swing Line Loan Sublimit, and (B) the aggregate Outstanding Amount of all Revolving Credit Loans plus the aggregate Outstanding Amount of all Swing Line Loans plus the Outstanding Amount of all L/C Obligations shall not exceed the Collateral Coverage Sublimit.  Within the limits of each Lender's Revolving Credit Commitment, and subject to the other terms and conditions hereof, the Borrower may borrow under this Section 2.01(a), prepay under Sections 2.05 and 2.06, and reborrow under this Section 2.01(a).  Revolving Credit Loans may be Base Rate Loans or Eurodollar Rate Loans, as further provided herein.

(b) The Term Borrowing.  Subject to the terms and conditions set forth herein, each Term Lender severally agrees to make a single loan to the Borrower on the Closing Date in an aggregate amount, for both such loans together, not to exceed such Term Lender's Term Commitment.  The Term Borrowings shall consist of Term Loans made simultaneously by the Term Lenders in accordance with their respective Term Commitments.  Amounts borrowed under this Section 2.01(b) and repaid or prepaid may not be reborrowed.  Term Loans may be Base Rate Loans or Eurodollar Rate Loans, as further provided herein.

2.02 Borrowings, Conversions and Continuations of Loans.

(a) Each Borrowing, each conversion of Loans from one Type to the other, and each continuation of Eurodollar Rate Loans shall be made upon the Borrower's irrevocable notice to the Administrative Agent, which may be given by telephone.  Each such notice must be received by the Administrative Agent not later than 11:00 a.m. (i) three Business Days prior to the requested date of any Borrowing of, conversion to or continuation of Eurodollar Rate Loans or of any conversion of Eurodollar Rate Loans to Base Rate Loans, and (ii) on the requested date of any Borrowing of Base Rate Loans; provided, however, that if the Borrower wishes to request Eurodollar Rate Loans having an Interest Period of twelve months in duration as provided in the definition of "Interest Period," the applicable notice must be received by the Administrative Agent not later than 11:00 a.m. four Business Days prior to the requested date of such Borrowing, conversion or continuation, whereupon the Administrative Agent shall give prompt notice to the Lenders of such request and determine whether the requested Interest Period is acceptable to all of them.  Not later than 11:00 a.m., three Business Days before the requested date of such Borrowing, conversion or continuation, the Administrative Agent shall notify the Borrower (which notice may be by telephone) whether or not the requested Interest Period has been consented to by all the Lenders.Each telephonic notice by the Borrower pursuant to this Section 2.02(a) must be confirmed promptly by delivery to the Administrative Agent of a written Loan Notice, appropriately completed and signed by a Responsible Officer of the Borrower.  Each Borrowing of, conversion to or continuation of Eurodollar Rate Loans shall be in a principal amount of $5,000,000 or a whole multiple of $1,000,000 in excess thereof.  Except as provided in Sections 2.03(c) and 2.04(c), each Borrowing of or conversion to Base Rate Loans shall be in a principal amount of $2,500,000 or a whole multiple of $100,000 in excess thereof.  Each Loan Notice (whether telephonic or written) shall specify (i) whether the Borrower is requesting a Revolving Credit Borrowing or a Term Borrowing, a conversion of Revolving Credit Loans or Term Loans from one Type to the other, or a continuation of Eurodollar Rate Loans, (ii) the requested date of the Borrowing, conversion or continuation, as the case may be (which shall be a Business Day), (iii) the principal amount of Loans to be borrowed, converted or continued, (iv) the Type of Loans to be borrowed or to which existing Loans are to be converted, and (v) if applicable, the duration of the Interest Period with respect thereto.  If the Borrower fails to specify a Type of Loan in a Loan Notice or if the Borrower fails to give a timely notice requesting a conversion or continuation, then the applicable Loans shall be made as, or converted to, Base Rate Loans.  Any such automatic conversion to Base Rate Loans shall be effective as of the last day of the Interest Period then in effect with respect to the applicable Eurodollar Rate Loans.  If the Borrower requests a Borrowing of, conversion to, or continuation of Eurodollar Rate Loans in any such Loan Notice, but fails to specify an Interest Period, it will be deemed to have specified an Interest Period of one month.

(b) Following receipt of a Loan Notice, the Administrative Agent shall promptly notify each Lender under the applicable Facility of the amount of its Applicable Percentage of the applicable Loans, and if no timely notice of a conversion or continuation is provided by the Borrower, the Administrative Agent shall notify each Lender of the details of any automatic conversion to Base Rate Loans described in the preceding subsection.  In the case of a Term Borrowing or Revolving Credit Borrowing, each Appropriate Lender shall make the amount of its Loan available to the Administrative Agent in immediately available funds at the Administrative Agent's Office not later than 2:00 p.m. on the Business Day specified in the applicable Loan Notice.  Upon satisfaction of the applicable conditions set forth in Section 4.02 (and, if such Borrowing is the initial Credit Extension, Section 4.01), the Administrative Agent shall make all funds so received available to the Borrower in like funds as received by the Administrative Agent either by (i) crediting the account of the Borrower on the books of Bank of America with the amount of such funds or (ii) wire transfer of such funds, in each case in accordance with instructions provided to (and reasonably acceptable to) the Administrative Agent by the Borrower; provided, however, that if, on the date the Loan Notice with respect to any Revolving Credit Borrowing is given by the Borrower, there are L/C Borrowings outstanding, then the proceeds of such Borrowing, first, shall be applied to the payment in full of any such L/C Borrowings, and second, shall be made available to the Borrower as provided above.

(c) Except as otherwise provided herein, a Eurodollar Rate Loan may be continued or converted only on the last day of an Interest Period for such Eurodollar Rate Loan.  During the existence of an Event of Default, no Term Loans may be requested as, converted to or continued as Eurodollar Rate Loans without the consent of the Required Term Lenders, and no Revolving Credit Loans may be requested as, converted to or continued as Eurodollar Rate Loans without the consent of the Required Revolving Credit Lenders.

(d) The Administrative Agent shall promptly notify the Borrower and the Lenders of the interest rate applicable to any Interest Period for Eurodollar Rate Loans upon determination of such interest rate.  At any time that Base Rate Loans are outstanding, the Administrative Agent shall notify the Borrower and the Lenders of any change in Bank of America's prime rate used in determining the Base Rate promptly following the public announcement of such change.

(e) After giving effect to all Borrowings, all conversions of Loans from one Type to the other, and all continuations of Loans as the same Type, there shall not be more than eight Interest Periods in effect.

2.03 Letters of Credit.

(a) The Letter of Credit Commitment.

(i) Subject to the terms and conditions set forth herein, (A) each L/C Issuer severally agrees, in reliance upon the agreements of the Lenders set forth in this Section 2.03, (1) from time to time on any Business Day during the period from the Closing Date until the Letter of Credit Expiration Date, to issue Letters of Credit for the account of the Borrower, and to amend or extend Letters of Credit previously issued by it, in accordance with subsection (b) below, and (2) to honor drawings under the Letters of Credit issued by it; and (B) the Lenders severally agree to participate in Letters of Credit issued for the account of the Borrower and any drawings thereunder; provided that after giving effect to any L/C Credit Extension with respect to any Letter of Credit, (w) the Total Revolving Credit Outstandings shall not exceed the Revolving Credit Facility or, during the Reduction Period, the Available Revolving Credit Facility, (x) the aggregate Outstanding Amount of the Revolving Credit Loans of any Revolving Credit Lender, plus such Lender's Applicable Revolving Credit Percentage of the Outstanding Amount of all L/C Obligations, plus such Lender's Applicable Revolving Credit Percentage of the Outstanding Amount of all Swing Line Loans shall not exceed such Lender's Revolving Credit Commitment or, during the Reduction Period, its Available Revolving Credit Commitment, (y) the Outstanding Amount of the L/C Obligations shall not exceed the Letter of Credit Sublimit, and (z) prior to the Financial Covenant Compliance Date, the aggregate Outstanding Amount of all Revolving Credit Loans plus the aggregate Outstanding Amount of all Swing Line Loans plus the Outstanding Amount of all L/C Obligations shall not exceed the Collateral Coverage Sublimit.  Each request by the Borrower for the issuance or amendment of a Letter of Credit shall be deemed to be a representation by the Borrower that the L/C Credit Extension so requested complies with the conditions set forth in the proviso to the preceding sentence.  Within the foregoing limits, and subject to the terms and conditions hereof, the Borrower's ability to obtain Letters of Credit shall be fully revolving, and accordingly the Borrower may, during the foregoing period, obtain Letters of Credit to replace Letters of Credit that have expired or that have been drawn upon and reimbursed.  All Existing Letters of Credit shall be deemed to have been issued pursuant hereto, and from and after the Closing Date shall be subject to and governed by the terms hereof.

(ii) No L/C Issuer shall issue any Letter of Credit, if:

(A) [Intentionally deleted]

(B) the expiry date of such requested Letter of Credit would occur after the Letter of Credit Expiration Date, unless all the Revolving Credit Lenders have approved such expiry date.

(iii) No L/C Issuer shall be under any obligation to issue any Letter of Credit if:

(A) any order, judgment or decree of any Governmental Authority or arbitrator shall by its terms purport to enjoin or restrain such L/C Issuer from issuing such Letter of Credit, or any Law applicable to such L/C Issuer or any request or directive (whether or not having the force of law) from any Governmental Authority with jurisdiction over such L/C Issuer shall prohibit, or request that such L/C Issuer refrain from, the issuance of letters of credit generally or such Letter of Credit in particular or shall impose upon such L/C Issuer with respect to such Letter of Credit any restriction, reserve or capital requirement (for which such L/C Issuer is not otherwise entitled to be compensated hereunder) not in effect on the Closing Date, or shall impose upon such L/C Issuer any unreimbursed loss, cost or expense which was not applicable on the Closing Date and which such L/C Issuer in good faith deems material to it;

(B) the issuance of such Letter of Credit would violate one or more policies of such L/C Issuer applicable to letters of credit generally;

(C) except as otherwise agreed by the Administrative Agent and such L/C Issuer, such Letter of Credit is in an initial stated amount less than $100,000, in the case of a commercial Letter of Credit, or $500,000, in the case of a standby Letter of Credit;

(D) except as otherwise agreed by the Administrative Agent and such L/C Issuer, such Letter of Credit is to be denominated in a currency other than Dollars;

(E) such Letter of Credit contains any provisions for automatic reinstatement of the stated amount after any drawing thereunder; or

(F) any Lender is at that time a Defaulting Lender, unless the L/C Issuer has entered into arrangements, including the delivery of Cash Collateral, satisfactory to the L/C Issuer (in its sole discretion) with the Borrower or such Lender to eliminate the L/C Issuer's actual or potential Fronting Exposure (after giving effect to Section 2.17(a)(iv)) with respect to the Defaulting Lender arising from either the Letter of Credit then proposed to be issued or that Letter of Credit and all other L/C Obligations as to which the L/C Issuer has actual or potential Fronting Exposure, as it may elect in its sole discretion.

(iv) No L/C Issuer shall amend any Letter of Credit if such L/C Issuer would not be permitted at such time to issue such Letter of Credit in its amended form under the terms hereof.

(v) No L/C Issuer shall be under any obligation to amend any Letter of Credit if (A) the L/C Issuer would have no obligation at such time to issue such Letter of Credit in its amended form under the terms hereof, or (B) the beneficiary of such Letter of Credit does not accept the proposed amendment to such Letter of Credit.

(vi) Each L/C Issuer shall act on behalf of the Lenders with respect to any Letters of Credit issued by it and the documents associated therewith, and each L/C Issuer shall have all of the benefits and immunities (A) provided to the Administrative Agent in Article IX with respect to any acts taken or omissions suffered by such L/C Issuer in connection with Letters of Credit issued by it or proposed to be issued by it and Issuer Documents pertaining to such Letters of Credit as fully as if the term "Administrative Agent" as used in Article IX included such L/C Issuer with respect to such acts or omissions, and (B) as additionally provided herein with respect to the L/C Issuers.

(b) Procedures for Issuance and Amendment of Letters of Credit; Auto-Extension Letters of Credit.

(i) Each Letter of Credit shall be issued or amended, as the case may be, upon the request of the Borrower delivered to the applicable L/C Issuer (with a copy to the Administrative Agent) in the form of a Letter of Credit Application, appropriately completed and signed by a Responsible Officer of the Borrower.  Such Letter of Credit Application must be received by the applicable L/C Issuer and the Administrative Agent not later than 11:00 a.m. at least two Business Days (or such later date and time as the Administrative Agent and the applicable L/C Issuer may agree in a particular instance in their sole discretion) prior to the proposed issuance date or date of amendment, as the case may be.  In the case of a request for an initial issuance of a Letter of Credit, such Letter of Credit Application shall specify in form and detail satisfactory to the applicable L/C Issuer: (A) the proposed issuance date of the requested Letter of Credit (which shall be a Business Day); (B) the amount thereof; (C) the expiry date thereof; (D) the name and address of the beneficiary thereof; (E) the documents, if any, to be presented by such beneficiary in case of any drawing thereunder; (F) the full text of any certificate to be presented by such beneficiary in case of any drawing thereunder; and (G) such other matters as such L/C Issuer may reasonably require.  In the case of a request for an amendment of any outstanding Letter of Credit, such Letter of Credit Application shall specify in form and detail satisfactory to the applicable L/C Issuer (A) the Letter of Credit to be amended; (B) the proposed date of amendment thereof (which shall be a Business Day); (C) the nature of the proposed amendment; and (D) such other matters as such L/C Issuer may reasonably require.  Additionally, the Borrower shall furnish to the applicable L/C Issuer and the Administrative Agent such other documents and information pertaining to such requested Letter of Credit issuance or amendment, including any Issuer Documents, as such L/C Issuer or the Administrative Agent may reasonably require.

(ii) Promptly after receipt of any Letter of Credit Application, the applicable L/C Issuer will confirm with the Administrative Agent (by telephone or in writing) that the Administrative Agent has received a copy of such Letter of Credit Application from the Borrower and, if not, such L/C Issuer will provide the Administrative Agent with a copy thereof.  Unless the applicable L/C Issuer has received written notice from any Revolving Credit Lender, the Administrative Agent or any Loan Party, at least one Business Day prior to the requested date of issuance or amendment of the applicable Letter of Credit, that one or more applicable conditions contained in Article IV shall not then be satisfied, then, subject to the terms and conditions hereof, such L/C Issuer shall, on the requested date, issue a Letter of Credit for the account of the Borrower or enter into the applicable amendment, as the case may be, in each case in accordance with such L/C Issuer's usual and customary business practices.  Immediately upon the issuance of each Letter of Credit, each Revolving Credit Lender shall be deemed to, and hereby irrevocably and unconditionally agrees to, purchase from the applicable L/C Issuer a risk participation in such Letter of Credit in an amount equal to the product of such Lender's Applicable Revolving Credit Percentage times the amount of such Letter of Credit.

(iii) If the Borrower so requests in any applicable Letter of Credit Application, the applicable L/C Issuer may, in its sole and absolute discretion, agree to issue a Letter of Credit that has automatic extension provisions (each, an "Auto-Extension Letter of Credit"); provided that any such Auto-Extension Letter of Credit must permit such L/C Issuer to prevent any such extension at least once in each twelve-month period (commencing with the date of issuance of such Letter of Credit) by giving prior notice to the beneficiary thereof not later than a day (the "Non-Extension Notice Date") in each such twelve-month period to be agreed upon at the time such Letter of Credit is issued.  Unless otherwise directed by the applicable L/C Issuer, the Borrower shall not be required to make a specific request to such L/C Issuer for any such extension.  Once an Auto-Extension Letter of Credit has been issued, the Lenders shall be deemed to have authorized (but may not require) the applicable L/C Issuer to permit the extension of such Letter of Credit at any time to an expiry date not later than the Letter of Credit Expiration Date; provided, however, that such L/C Issuer shall not permit any such extension if (A) such L/C Issuer has determined that it would not be permitted, or would have no obligation, at such time to issue such Letter of Credit in its revised form (as extended) under the terms hereof (by reason of the provisions of clause (ii) or (iii) of Section 2.03(a) or otherwise), or (B) it has received notice (which may be by telephone or in writing) on or before the day that is seven Business Days before the Non-Extension Notice Date (1) from the Administrative Agent that the Required Lenders have elected not to permit such extension or (2) from the Administrative Agent, any Revolving Credit Lender or the Borrower that one or more of the applicable conditions specified in Section 4.02 is not then satisfied, and in each such case directing such L/C Issuer not to permit such extension.

(iv) Promptly after its delivery of any Letter of Credit or any amendment to a Letter of Credit to an advising bank with respect thereto or to the beneficiary thereof, the applicable L/C Issuer will also deliver to the Borrower and the Administrative Agent a true and complete copy of such Letter of Credit or amendment.

(c) Drawings and Reimbursements; Funding of Participations.

(i) Upon receipt from the beneficiary of any Letter of Credit of any notice of a drawing under such Letter of Credit, the applicable L/C Issuer shall notify the Borrower and the Administrative Agent thereof.  Not later than 11:00 a.m. on the date of any payment by the applicable L/C Issuer under a Letter of Credit (each such date, an "Honor Date"), the Borrower shall reimburse such L/C Issuer through the Administrative Agent in an amount equal to the amount of such drawing.  If the Borrower fails to so reimburse such L/C Issuer by such time, the Administrative Agent shall promptly notify each Revolving Credit Lender of the Honor Date, the amount of the unreimbursed drawing (the "Unreimbursed Amount"), and the amount of such Lender's Applicable Revolving Credit Percentage thereof.  In such event, the Borrower shall be deemed to have requested a Revolving Credit Borrowing of Base Rate Loans to be disbursed on the Honor Date in an amount equal to the Unreimbursed Amount, without regard to the minimum and multiples specified in Section 2.02 for the principal amount of Base Rate Loans, but subject to the amount of the unutilized portion of the Revolving Credit Commitments (or, during the Reduction Period, the Available Revolving Credit Commitments) and the conditions set forth in Section 4.02 (other than the delivery of a Loan Notice and without giving effect to the Borrower's failure to so reimburse such L/C Issuer as provided in this Section 2.03(c) as a Default for purposes of Section 4.02).  Any notice given by an L/C Issuer or the Administrative Agent pursuant to this Section 2.03(c)(i) may be given by telephone if immediately confirmed in writing; provided that the lack of such an immediate confirmation shall not affect the conclusiveness or binding effect of such notice.

(ii) Each Revolving Credit Lender shall upon any notice pursuant to Section 2.03(c)(i) make funds available (and the Administrative Agent may apply Cash Collateral provided for this purpose) for the account of the applicable L/C Issuer at the Administrative Agent's Office in an amount equal to its Applicable Revolving Credit Percentage of the Unreimbursed Amount not later than 2:00 p.m. on the Business Day specified in such notice by the Administrative Agent, whereupon, subject to the provisions of Section 2.03(c)(iii), each Lender that so makes funds available shall be deemed to have made a Base Rate Loan to the Borrower in such amount.  The Administrative Agent shall remit the funds so received to the applicable L/C Issuer.

(iii) With respect to any Unreimbursed Amount that is not fully refinanced by a Revolving Credit Borrowing of Base Rate Loans because the conditions set forth in Section 4.02 (without giving effect to the Borrower's failure to reimburse the applicable L/C Issuer as provided in this Section 2.03(c) as a Default for purposes of Section 4.02) cannot be satisfied or for any other reason, the Borrower shall be deemed to have incurred from the applicable L/C Issuer an L/C Borrowing in the amount of the Unreimbursed Amount that is not so refinanced, which L/C Borrowing shall be due and payable on demand (together with interest) and shall bear interest at the Default Rate.  In such event, each Revolving Credit Lender's payment to the Administrative Agent for the account of such L/C Issuer pursuant to Section 2.03(c)(ii) shall be deemed payment in respect of its participation in such L/C Borrowing and shall constitute an L/C Advance from such Lender in satisfaction of its participation obligation under this Section 2.03.

(iv) Until each Revolving Credit Lender funds its Revolving Credit Loan or L/C Advance pursuant to this Section 2.03(c) to reimburse the L/C Issuer for any amount drawn under any Letter of Credit, interest in respect of such Lender's Applicable Revolving Credit Percentage of such amount shall be solely for the account of the applicable L/C Issuer.

(v) Each Revolving Credit Lender's obligation to make Revolving Credit Loans or L/C Advances to reimburse the respective L/C Issuers for amounts drawn under Letters of Credit, as contemplated by this Section 2.03(c), shall be absolute and unconditional and shall not be affected by any circumstance, including (A) any setoff, counterclaim, recoupment, defense or other right which such Lender may have against any L/C Issuer, the Borrower or any other Person for any reason whatsoever; (B) the occurrence or continuance of a Default, or (C) any other occurrence, event or condition, whether or not similar to any of the foregoing; provided, however, that each Revolving Credit Lender's obligation to make Loans pursuant to this Section 2.03(c) is subject to the conditions set forth in Section 4.02 (other than delivery by the Borrower of a Loan Notice and without giving effect to the Borrower's failure to reimburse the applicable L/C Issuer as provided in this Section 2.03 as a Default for purposes of Section 4.02).  No such making of an L/C Advance shall relieve or otherwise impair the obligation of the Borrower to reimburse the applicable L/C Issuer for the amount of any payment made by such L/C Issuer under any Letter of Credit issued by it, together with interest as provided herein.

(vi) If any Revolving Credit Lender fails to make available to the Administrative Agent for the account of the applicable L/C Issuer any amount required to be paid by such Lender pursuant to the foregoing provisions of this Section 2.03(c) by the time specified in Section 2.03(c)(ii), then, without limiting the other provisions of this Agreement, such L/C Issuer shall be entitled to recover from such Lender (acting through the Administrative Agent), on demand, such amount with interest thereon for the period from the date such payment is required to the date on which such payment is immediately available to such L/C Issuer at a rate per annum equal to the greater of the Federal Funds Rate and a rate determined by such L/C Issuer in accordance with banking industry rules on interbank compensation, plus any administrative, processing or similar fees customarily charged by such L/C Issuer in connection with the foregoing.  If such Lender pays such amount (with interest and fees as aforesaid), the amount so paid shall constitute such Lender's Loan included in the relevant Borrowing or L/C Advance in respect of the relevant L/C Borrowing, as the case may be.  A certificate of the applicable L/C Issuer submitted to any Revolving Credit Lender (through the Administrative Agent) with respect to any amounts owing under this clause (vi) shall be conclusive absent manifest error.

(d) Repayment of Participations.

(i) At any time after the applicable L/C Issuer has made a payment under any Letter of Credit and has received from any Revolving Credit Lender such Lender's L/C Advance in respect of such payment in accordance with Section 2.03(c), if the Administrative Agent receives for the account of such L/C Issuer any payment in respect of the related Unreimbursed Amount or interest thereon (whether directly from the Borrower or otherwise, including proceeds of Cash Collateral applied thereto by the Administrative Agent), the Administrative Agent will distribute to such Revolving Credit Lender its Applicable Revolving Credit Percentage thereof in the same funds as those received by the Administrative Agent.

(ii) If any payment received by the Administrative Agent for the account of an L/C Issuer pursuant to Section 2.03(c)(i) is required to be returned under any of the circumstances described in Section 10.05 (including pursuant to any settlement entered into by the applicable L/C Issuer in its discretion), each Revolving Credit Lender shall pay to the Administrative Agent for the account of the applicable L/C Issuer its Applicable Revolving Credit Percentage thereof on demand of the Administrative Agent, plus interest thereon from the date of such demand to the date such amount is returned by such Lender, at a rate per annum equal to the Federal Funds Rate from time to time in effect.  The obligations of the Revolving Credit Lenders under this clause shall survive the payment in full of the Obligations and the termination of this Agreement.

(e) Obligations Absolute.  The obligation of the Borrower to reimburse the respective L/C Issuer for each drawing under each Letter of Credit issued by it and to repay each L/C Borrowing shall be absolute, unconditional and irrevocable, and shall be paid strictly in accordance with the terms of this Agreement under all circumstances, including the following:

(i) any lack of validity or enforceability of such Letter of Credit, this Agreement, or any other Loan Document;

(ii) the existence of any claim, counterclaim, setoff, defense or other right that the Borrower or any Subsidiary may have at any time against any beneficiary or any transferee of such Letter of Credit (or any Person for whom any such beneficiary or any such transferee may be acting), such L/C Issuer or any other Person, whether in connection with this Agreement, the transactions contemplated hereby or by such Letter of Credit or any agreement or instrument relating thereto, or any unrelated transaction;

(iii) any draft, demand, certificate or other document presented under such Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect; or any loss or delay in the transmission or otherwise of any document required in order to make a drawing under such Letter of Credit;

(iv) any payment by such L/C Issuer under such Letter of Credit against presentation of a draft or certificate that does not strictly comply with the terms of such Letter of Credit; or any payment made by such L/C Issuer under such Letter of Credit to any Person purporting to be a trustee in bankruptcy, debtor-in-possession, assignee for the benefit of creditors, liquidator, receiver or other representative of or successor to any beneficiary or any transferee of such Letter of Credit, including any arising in connection with any proceeding under any Debtor Relief Law; or

(v) any other circumstance or happening whatsoever, whether or not similar to any of the foregoing, including any other circumstance that might otherwise constitute a defense available to, or a discharge of, the Borrower or any Subsidiary.

The Borrower shall promptly examine a copy of each Letter of Credit and each amendment thereto that is delivered to it and, in the event of any claim of noncompliance with the Borrower's instructions or other irregularity, the Borrower will immediately notify the applicable L/C Issuer.  The Borrower shall be conclusively deemed to have waived any such claim against the applicable L/C Issuer and its correspondents unless such notice is given as aforesaid.

(f) Role of L/C Issuer.  Each Lender and the Borrower agree that, in paying any drawing under a Letter of Credit, the applicable L/C Issuer shall not have any responsibility to obtain any document (other than any sight draft, certificates and documents expressly required by the Letter of Credit) or to ascertain or inquire as to the validity or accuracy of any such document or the authority of the Person executing or delivering any such document.  None of any L/C Issuer, the Administrative Agent, any of their respective Related Parties nor any correspondent, participant or assignee of an L/C Issuer shall be liable to any Lender for (i) any action taken or omitted in connection herewith at the request or with the approval of the Lenders or the Required Lenders, as applicable; (ii) any action taken or omitted in the absence of gross negligence or willful misconduct; or (iii) the due execution, effectiveness, validity or enforceability of any document or instrument related to any Letter of Credit or Issuer Document.  The Borrower hereby assumes all risks of the acts or omissions of any beneficiary or transferee with respect to its use of any Letter of Credit; provided, however, that this assumption is not intended to, and shall not, preclude the Borrower's pursuing such rights and remedies as it may have against the beneficiary or transferee at law or under any other agreement.  None of any L/C Issuer, the Administrative Agent, any of their respective Related Parties nor any correspondent, participant or assignee of an L/C Issuer shall be liable or responsible for any of the matters described in clauses (i) through (v) of Section 2.03(e); provided, however, that anything in such clauses or otherwise in any Loan Document to the contrary notwithstanding, the Borrower may have a claim against the applicable L/C Issuer, and such L/C Issuer may be liable to the Borrower, to the extent, but only to the extent, of any direct, as opposed to consequential or exemplary, damages suffered by the Borrower which the Borrower proves were caused by such L/C Issuer's willful misconduct or gross negligence or such L/C Issuer's willful failure to pay under any Letter of Credit issued by it after the presentation to it by the beneficiary of a sight draft, certificate(s) or other documents strictly complying with the terms and conditions of a Letter of Credit.  In furtherance and not in limitation of the foregoing, an L/C Issuer may accept documents that appear on their face to be in order, without responsibility for further investigation, regardless of any notice or information to the contrary, and the applicable L/C Issuer shall not be responsible for the validity or sufficiency of any instrument transferring or assigning or purporting to transfer or assign a Letter of Credit or the rights or benefits thereunder or proceeds thereof, in whole or in part, which may prove to be invalid or ineffective for any reason.

(g) Applicability of ISP and UCP.  Unless otherwise expressly agreed by the applicable L/C Issuer and the Borrower when a Letter of Credit is issued by such L/C Issuer (including any such agreement applicable to an Existing Letter of Credit), (i) the rules of the ISP shall apply to each standby Letter of Credit, and (ii) the rules of the Uniform Customs and Practice for Documentary Credits, as most recently published by the International Chamber of Commerce at the time of issuance shall apply to each commercial Letter of Credit.

(h) Letter of Credit Fees.  The Borrower shall pay to the Administrative Agent for the account of each Revolving Credit Lender in accordance with its Applicable Revolving Credit Percentage a Letter of Credit fee (the "Letter of Credit Fee") (i) for each commercial Letter of Credit equal to the Applicable Margin times the daily amount available to be drawn under such Letter of Credit, and (ii) for each standby Letter of Credit equal to the Applicable Margin times the daily amount available to be drawn under such Letter of Credit; provided, however, any Letter of Credit Fees otherwise payable for the account of a Defaulting Lender with respect to any Letter of Credit as to which such Defaulting Lender has not provided Cash Collateral satisfactory to the L/C Issuer pursuant to this Section 2.03 shall be payable, to the maximum extent permitted by applicable Law, to the other Lenders in accordance with the upward adjustments in their respective Applicable Revolving Credit Percentages allocable to such Letter of Credit pursuant to Section 2.17(a)(iv), with the balance of such fee, if any, payable to the L/C Issuer for its own account.  For purposes of computing the daily amount available to be drawn under any Letter of Credit, the amount of such Letter of Credit shall be determined in accordance with Section 1.06.  Letter of Credit Fees shall be (i) due and payable on the first Business Day after the end of each March, June, September and December, commencing with the first such date to occur after the issuance of such Letter of Credit, on the Letter of Credit Expiration Date and thereafter on demand and (ii) computed on a quarterly basis in arrears.  If there is any change in the Applicable Margin during any quarter, the daily amount available to be drawn under each standby Letter of Credit shall be computed and multiplied by the Applicable Margin separately for each period during such quarter that such Applicable Margin was in effect.  Notwithstanding anything to the contrary contained herein, upon the request of the Required Revolving Credit Lenders, while any Event of Default exists, all Letter of Credit Fees shall accrue at the Default Rate.

(i) Fronting Fee and Documentary and Processing Charges Payable to L/C Issuer.  The Borrower shall pay directly to the applicable L/C Issuer for its own account a fronting fee (i) with respect to each Letter of Credit issued by such Issuing Lender, at a rate of 12.5 basis points per annum, computed (a) with respect to each commercial Letter of Credit on the amount of such Letter of Credit, and payable upon the issuance thereof, and (b) with respect to each standby Letter of Credit, on the daily amount available to be drawn under such Letter of Credit on a quarterly basis in arrears, and due and payable on the first Business Day after the end of each March, June, September and December, commencing with the first such date to occur after the issuance of such Letter of Credit, on the Letter of Credit Expiration Date and thereafter on demand and (ii) with respect to any amendment of a commercial Letter of Credit increasing the amount of such Letter of Credit, at a rate separately agreed between the Borrower and the applicable L/C Issuer, computed on the amount of such increase, and payable upon the effectiveness of such amendment.  For purposes of computing the daily amount available to be drawn under any Letter of Credit, the amount of such Letter of Credit shall be determined in accordance with Section 1.06.  In addition, the Borrower shall pay directly to the applicable L/C Issuer for its own account the customary issuance, presentation, amendment and other processing fees, and other standard costs and charges, of such L/C Issuer relating to letters of credit as from time to time in effect, effective schedules of which will be provided to the Borrower upon its request.  Such customary fees and standard costs and charges are due and payable within 30 days of demand therefor and are nonrefundable.

(j) Conflict with Issuer Documents.  In the event of any conflict between the terms hereof and the terms of any Issuer Document, the terms hereof shall control.

(k) Letters of Credit Issued for Subsidiary Guarantors.  Notwithstanding that a Letter of Credit issued or outstanding hereunder is in support of any obligations of, or is for the account of, a Subsidiary Guarantor, the Borrower shall be obligated to reimburse the applicable L/C Issuer hereunder for any and all drawings under such Letter of Credit.  The Borrower hereby acknowledges that the issuance of Letters of Credit for the account of Subsidiary Guarantors inures to the benefit of the Borrower.

2.04 Swing Line Loans.

(a) The Swing Line.  Subject to the terms and conditions set forth herein, the Swing Line Lender may, in its sole discretion, in reliance upon the agreements of the other Lenders set forth in this Section 2.04, make loans (each such loan, a "Swing Line Loan") to the Borrower from time to time on any Business Day during the Availability Period in an aggregate amount not to exceed at any time outstanding the amount of the Swing Line Sublimit, notwithstanding the fact that such Swing Line Loans, when aggregated with the Applicable Revolving Credit Percentage of the Outstanding Amount of Revolving Credit Loans and L/C Obligations of the Lender acting as Swing Line Lender, may exceed the amount of such Lender's Revolving Credit Commitment (or, during the Reduction Period, its Available Revolving Credit Commitment); provided, however, that after giving effect to any Swing Line Loan, (i) the Total Revolving Credit Outstandings shall not exceed the Revolving Credit Facility or, during the Reduction Period, the Available Revolving Credit Facility, at such time, (ii) the aggregate Outstanding Amount of the Revolving Credit Loans of any Revolving Credit Lender at such time, plus such Revolving Credit Lender's Applicable Revolving Credit Percentage of the Outstanding Amount of all L/C Obligations at such time, plus such Revolving Credit Lender's Applicable Revolving Credit Percentage of the Outstanding Amount of all Swing Line Loans at such time shall not exceed such Lender's Revolving Credit Commitment or, during the Reduction Period, its Available Revolving Credit Commitment, and (iii) prior to the Financial Covenant Compliance Date, (A) the aggregate Outstanding Amount of all Revolving Credit Loans plus the aggregate Outstanding Amount of all Swing Line Loans shall not exceed the Revolving Credit/Swing Line Loan Sublimit, and (B) the aggregate Outstanding Amount of all Revolving Credit Loans plus the aggregate Outstanding Amount of all Swing Line Loans plus the Outstanding Amount of all L/C Obligations shall not exceed the Collateral Coverage Sublimit, and provided, further, that the Borrower shall not use the proceeds of any Swing Line Loan to refinance any outstanding Swing Line Loan.  In the event the Swing Line Lender exercises its discretion and makes a determination not to make Swing Line Loans available to the Borrower as provided herein, it shall thereafter promptly notify the Borrower and the Lenders of such determination; provided that any failure to give such notice shall not affect the validity of any such determination.  Within the foregoing limits, and subject to the other terms and conditions hereof, the Borrower may borrow under this Section 2.04, prepay under Section 2.05, and reborrow under this Section 2.04.  Each Swing Line Loan shall be a Base Rate Loan.  Immediately upon the making of a Swing Line Loan, each Revolving Credit Lender shall be deemed to, and hereby irrevocably and unconditionally agrees to, purchase from the Swing Line Lender a risk participation in such Swing Line Loan in an amount equal to the product of such Lender's Applicable Revolving Credit Percentage times the amount of such Swing Line Loan.

(b) Borrowing Procedures.  Each Swing Line Borrowing shall be made upon the Borrower's irrevocable notice to the Swing Line Lender and the Administrative Agent, which may be given by telephone. Each such notice must be received by the Swing Line Lender and the Administrative Agent not later than 1:00 p.m. on the requested borrowing date, and shall specify (i) the amount to be borrowed, which shall be a minimum of $100,000, and (ii) the requested borrowing date, which shall be a Business Day.  Each such telephonic notice must be confirmed promptly by delivery to the Swing Line Lender and the Administrative Agent of a written Swing Line Loan Notice, appropriately completed and signed by a Responsible Officer of the Borrower.  Promptly after receipt by the Swing Line Lender of any telephonic Swing Line Loan Notice, the Swing Line Lender will confirm with the Administrative Agent (by telephone or in writing) that the Administrative Agent has also received such Swing Line Loan Notice and, if not, the Swing Line Lender will notify the Administrative Agent (by telephone or in writing) of the contents thereof.  Unless the Swing Line Lender has received notice (by telephone or in writing) from the Administrative Agent (including at the request of any Lender) prior to 2:00 p.m. on the date of the proposed Swing Line Borrowing (A) directing the Swing Line Lender not to make such Swing Line Loan as a result of the limitations set forth in the first proviso to the first sentence of Section 2.04(a), or (B) that one or more of the applicable conditions specified in Article IV is not then satisfied, then, subject to the terms and conditions hereof, the Swing Line Lender will, not later than 4:00 p.m. on the borrowing date specified in such Swing Line Loan Notice, make the amount of its Swing Line Loan available to the Borrower at its office by crediting the account of the Borrower on the books of the Swing Line Lender in immediately available funds.

(c) Refinancing of Swing Line Loans.

(i) The Swing Line Lender at any time in its sole and absolute discretion may request, on behalf of the Borrower (which hereby irrevocably authorizes the Swing Line Lender to so request on its behalf), that each Revolving Credit Lender make a Base Rate Revolving Credit Loan in an amount equal to such Lender's Applicable Revolving Credit Percentage of the amount of Swing Line Loans then outstanding.  Such request shall be made in writing (which written request shall be deemed to be a Loan Notice for purposes hereof) and in accordance with the requirements of Section 2.02, without regard to the minimum and multiples specified therein for the principal amount of Base Rate Loans, but subject to the unutilized portion of the Revolving Credit Facility (or, during the Reduction Period, the Available Revolving Credit Facility) and the conditions set forth in Section 4.02.  The Swing Line Lender shall furnish the Borrower with a copy of the applicable Loan Notice promptly after delivering such notice to the Administrative Agent.  Each Revolving Credit Lender shall make an amount equal to its Applicable Revolving Credit Percentage of the amount specified in such Loan Notice available to the Administrative Agent in immediately available funds (and the Administrative Agent may apply Cash Collateral available with respect to the applicable Swing Line Loan) for the account of the Swing Line Lender at the Administrative Agent's Office not later than 2:00 p.m. on the day specified in such Loan Notice, whereupon, subject to Section 2.04(c)(ii), each Lender that so makes funds available shall be deemed to have made a Base Rate Revolving Credit Loan to the Borrower in such amount.  The Administrative Agent shall remit the funds so received to the Swing Line Lender.

(ii) If for any reason any Swing Line Loan cannot be refinanced by such a Revolving Credit Borrowing in accordance with Section 2.04(c)(i), the request for Base Rate Revolving Credit Loans submitted by the Swing Line Lender as set forth herein shall be deemed to be a request by the Swing Line Lender that each of the Revolving Credit Lenders fund its risk participation in the relevant Swing Line Loan and each Lender's payment to the Administrative Agent for the account of the Swing Line Lender pursuant to Section 2.04(c)(i) shall be deemed payment in respect of such participation.

(iii) If any Revolving Credit Lender fails to make available to the Administrative Agent for the account of the Swing Line Lender any amount required to be paid by such Lender pursuant to the foregoing provisions of this Section 2.04(c) by the time specified in Section 2.04(c)(i), the Swing Line Lender shall be entitled to recover from such Lender (acting through the Administrative Agent), on demand, such amount with interest thereon for the period from the date such payment is required to the date on which such payment is immediately available to the Swing Line Lender at a rate per annum equal to the greater of the Federal Funds Rate and a rate determined by the Swing Line Lender in accordance with banking industry rules on interbank compensation, plus any administrative, processing or similar fees customarily charged by the Swing Line Lender in connection with the foregoing.  If such Lender pays such amount (with interest and fees as aforesaid), the amount so paid shall constitute such Lender's Loan included in the relevant Borrowing or funded participation in the relevant Swing Line Loan, as the case may be.  A certificate of the Swing Line Lender submitted to any Revolving Credit Lender (through the Administrative Agent) with respect to any amounts owing under this clause (iii) shall be conclusive absent manifest error.

(iv) Each Revolving Credit Lender's obligation to make Revolving Credit Loans or to purchase and fund risk participations in Swing Line Loans pursuant to this Section 2.04(c) shall be absolute and unconditional and shall not be affected by any circumstance, including (A) any setoff, counterclaim, recoupment, defense or other right which such Lender may have against the Swing Line Lender, the Borrower or any other Person for any reason whatsoever, (B) the occurrence or continuance of a Default, or (C) any other occurrence, event or condition, whether or not similar to any of the foregoing; provided, however, that each Lender's obligation to make Revolving Credit Loans pursuant to this Section 2.04(c) is subject to the conditions set forth in Section 4.02.  No such funding of risk participations shall relieve or otherwise impair the obligation of the Borrower to repay Swing Line Loans, together with interest as provided herein.

(d) Repayment of Participations.

(i) At any time after any Revolving Credit Lender has purchased and funded a risk participation in a Swing Line Loan, if the Swing Line Lender receives any payment on account of such Swing Line Loan, the Swing Line Lender will distribute to such Lender its Applicable Revolving Credit Percentage thereof in the same funds as those received by the Swing Line Lender.

(ii) If any payment received by the Swing Line Lender in respect of principal or interest on any Swing Line Loan is required to be returned by the Swing Line Lender under any of the circumstances described in Section 10.05 (including pursuant to any settlement entered into by the Swing Line Lender in its discretion), each Revolving Credit Lender shall pay to the Swing Line Lender its Applicable Revolving Credit Percentage thereof on demand of the Administrative Agent, plus interest thereon from the date of such demand to the date such amount is returned, at a rate per annum equal to the Federal Funds Rate.  The Administrative Agent will make such demand upon the request of the Swing Line Lender.  The obligations of the Revolving Credit Lenders under this clause shall survive the payment in full of the Obligations and the termination of this Agreement.

(e) Interest for Account of Swing Line Lender.  The Swing Line Lender shall be responsible for invoicing the Borrower for interest owing on the Swing Line Loans.  Until each Revolving Credit Lender funds its Base Rate Revolving Credit Loan or risk participation pursuant to this Section 2.04 to refinance such Lender's Applicable Revolving Credit Percentage of any Swing Line Loan, interest in respect of such Applicable Revolving Credit Percentage shall be solely for the account of the Swing Line Lender.

(f) Payments Directly to Swing Line Lender.  The Borrower shall make all payments of principal and interest owing in respect of the Swing Line Loans directly to the Swing Line Lender.

2.05 Optional Prepayments.

(a) The Borrower may, upon notice to the Administrative Agent, at any time or from time to time voluntarily prepay Loans under either Facility in whole or in part without premium or penalty; provided that (i) such notice must be received by the Administrative Agent not later than 12:00 p.m. (A) three Business Days prior to any date of prepayment of Eurodollar Rate Loans and (B) on the date of prepayment of Base Rate Loans; (ii) any prepayment of Eurodollar Rate Loans shall be in a principal amount of $5,000,000 or a whole multiple of $1,000,000 in excess thereof; and (iii) any prepayment of Base Rate Loans shall be in a principal amount of $2,500,000 or a whole multiple of $100,000 in excess thereof or, in each case, if less, the entire principal amount thereof then outstanding.  Each such notice shall specify the date and amount of such prepayment and the Type(s) of Loans under each Facility to be prepaid and, if Eurodollar Rate Loans are to be prepaid, the Interest Period(s) of such Loans.  The Administrative Agent will promptly notify each applicable Lender of its receipt of each such notice, and of the amount of such Lender's Applicable Percentage of such prepayment.  If such notice is given by the Borrower, the Borrower shall make such prepayment and the payment amount specified in such notice shall be due and payable on the date specified therein.  Any prepayment of a Eurodollar Rate Loan shall be accompanied by all accrued interest on the amount prepaid, together with any additional amounts required pursuant to Section 3.05.  Subject to Section 2.17, each such prepayment shall be applied to the respective Facilities in the manner indicated by the Borrower and to the Loans of the Lenders under each applicable Facility in accordance with their respective Applicable Percentages.

(b) The Borrower may, upon notice to the Swing Line Lender (with a copy to the Administrative Agent), at any time or from time to time, voluntarily prepay Swing Line Loans in whole or in part without premium or penalty; provided that (i) such notice must be received by the Swing Line Lender and the Administrative Agent not later than 1:00 p.m. on the date of the prepayment, and (ii) any such prepayment shall be in a minimum principal amount of $100,000.  Each such notice shall specify the date and amount of such prepayment.  If such notice is given by the Borrower, the Borrower shall make such prepayment and the payment amount specified in such notice shall be due and payable on the date specified therein.

2.06 Mandatory Prepayments.

(a) If at any time the Total Revolving Credit Outstandings exceed the Revolving Credit Facility (or, during the Reduction Period, the Available Revolving Credit Facility), the Borrower shall immediately prepay (or cause to be prepaid) Revolving Credit Loans, Swing Line Loans or Cash Collateralize the L/C Obligations, or any combination of the foregoing, in an aggregate amount equal to such excess; provided, however, that the Borrower shall not be required to Cash Collateralize the L/C Obligations pursuant to this Section 2.06(a) unless after the prepayment in full of the Revolving Credit Loans and the Swing Line Loans the Total Revolving Credit Outstandings exceed the Revolving Credit Facility (or, during the Reduction Period, the Available Revolving Credit Facility) at such time.

(b) (i)           Prior to the Financial Covenant Compliance Date, if the Borrower or any of its Subsidiaries receives Net Cash Proceeds in the aggregate in excess of $2,500,000 for all Recovery Events and/or Dispositions of assets (other than Excluded Asset Dispositions), then, subject to Section 2.06(e)(i), on the next Business Day following the date of receipt by the Borrower or the applicable Subsidiary of such Net Cash Proceeds, the Borrower shall prepay (or cause to be prepaid) the Loans by an amount equal to the amount of Net Cash Proceeds so received, as set forth in Section 2.06(d).  The provisions of this Section do not constitute a consent to the consummation of any Disposition not permitted by Section 7.05.

(ii) From and after the Financial Covenant Compliance Date, if the Borrower or any of its Subsidiaries receives Net Cash Proceeds in excess of $2,500,000 from any Asset Disposition or any Recovery Event (or series of related Asset Dispositions or Recovery Events), then (i) on the next Business Day following the date of receipt by the Borrower or the applicable Subsidiary of such Net Cash Proceeds and (ii) subject to Section 2.06(e)(ii), the Borrower shall prepay (or cause to be prepaid) the Loans by an amount equal to the amount of Net Cash Proceeds so received, as set forth in Section 2.06(d); provided, however that at the election of the Borrower, and so long as no Default shall have occurred and be continuing, the Borrower, the applicable Subsidiary or any Loan Party (or any combination of the foregoing) may reinvest all or any portion of such Net Cash Proceeds if such reinvestment complies with the following requirements:  (w) the Borrower shall deliver to the Administrative Agent a certificate of a Responsible Officer to the effect that the Borrower and/or any such permitted Subsidiary intends to reinvest all or any portion of such Net Cash Proceeds in accordance with this Section 2.06(b)(ii), (x) the Borrower, the applicable Subsidiary or any Loan Party (or any combination of the foregoing) shall reinvest such Net Cash Proceeds to acquire operating assets (including the construction of any such assets and the Acquisition of all of the Equity Interests in one or more Persons owning or constructing any such assets), to improve, enlarge, develop, re-construct or repair the affected asset, to perform drydocking and machinery overhaul Maintenance Capital Expenditures with respect to operating assets, or any combination of the foregoing in each case, within 365 days after the receipt of the applicable Net Cash Proceeds, (y) the Borrower, the applicable Subsidiary or any Loan Party (or any combination of the foregoing) shall, in the case of any Disposition of, or Recovery Event with respect to, any Collateral, reinvest such proceeds in assets of the type described in clause (x) above (including the construction of, or Maintenance Capital Expenditures with respect to, such assets and the Acquisition of all of the Equity Interests in one or more Persons owning or constructing such assets) which will constitute Collateral and take all actions required by Section 6.13 with respect thereto (provided that any Equity Interests purchased with Net Cash Proceeds of Collateral pursuant to this Section 2.06(b)(ii) must be issued by a Person organized under the laws of any political subdivision of the United States), and (z) the Borrower shall prepay (or cause to be prepaid) the Loans, as set forth in Section 2.06(d), with any portion of such Net Cash Proceeds not expended in accordance with this Section 2.06(b)(ii) within such period.  Pending the application of any such Net Cash Proceeds, the Borrower may reduce outstanding Indebtedness under the Revolving Credit Loans or invest such Net Cash Proceeds in Cash Equivalents in which the Administrative Agent, for the benefit of the Secured Parties, has a perfected first priority security interest, subject only to Permitted Liens.  The provisions of this Section do not constitute a consent to the consummation of any Disposition not permitted by Section 7.05.

(iii) With respect to any Disposition of assets (other than any Excluded Asset Disposition) or Recovery Event which will result in Net Cash Proceeds in excess of $10,000,000, the Borrower shall notify the Administrative Agent thereof on or prior to the date of the applicable Disposition or promptly following the date that the Borrower has actual knowledge that a Recovery Event has occurred.

(c) If any Indebtedness shall be issued or incurred by the Borrower or any of its Subsidiaries (excluding any Indebtedness permitted to be incurred in accordance with Section 7.03(a) – (f) and (h) – (n) and Indebtedness incurred pursuant to Section 7.03(g) to the extent provided below), then, subject to Section 2.06(e), on the next Business Day following receipt by the Borrower or the applicable Subsidiary of the Net Cash Proceeds from such issuance or incurrence, the Borrower shall prepay (or cause to be prepaid) the Loans by an amount equal to the amount of such Net Cash Proceeds, as set forth in Section 2.06(d).  If any Indebtedness shall be issued or incurred by the Borrower or any of its Subsidiaries in accordance with Section 7.03(g), then, subject to Section 2.06(e), on the next Business Day following receipt by the Borrower or the applicable Subsidiary of the Net Cash Proceeds from such issuance or incurrence, the Borrower shall prepay (or cause to be prepaid) the Loans by an amount equal to 75% of the amount of such Net Cash Proceeds, as set forth in Section 2.06(d).  The provisions of this Section do not constitute a consent to the issuance or incurrence of any Indebtedness by the Borrower or any of its Subsidiaries not otherwise permitted hereunder.

(d) Each prepayment of Loans pursuant to the foregoing provisions of Section 2.06 shall be applied, subject to Section 2.17, first, to the prepayment of the Term Loans to the Term Lenders on a pro rata basis and second to the prepayment of the Revolving Credit Loans as provided in Section 2.06(f) below.  Any prepayment of a Loan pursuant to this Section 2.06 shall be accompanied by all accrued interest thereon, together with any additional amounts required pursuant to Section 3.05.  The amount of each prepayment of the Term Loans pursuant to this Section 2.06 shall be applied ratably to the then remaining installments of the Term Loans.

(e) Notwithstanding any of the other provisions of clause (b) or (c) of this Section 2.06:

(i) Prior to the Financial Covenant Compliance Date, so long as no Default or Event of Default shall have occurred and be continuing, on any date on which a prepayment would otherwise be required to be made pursuant to clause (b) or (c) of this Section 2.06, the Borrower may, upon prior written notice to the Administrative Agent, elect to defer such all or any portion of such required prepayment until the end of an Interest Period provided that (A) all of the applicable Net Cash Proceeds not previously applied to prepay the Loans shall be deposited in a blocked deposit account at Bank of America on or before the Business Day following receipt of such proceeds and (B) such proceeds are applied to prepay the Loans at the end of such Interest Period.  The Borrower hereby grants to the Administrative Agent, for the benefit of the Lenders, a security interest in all such cash, deposit accounts and all balances therein and all proceeds of the foregoing.  During the continuance of a Default under Section 8.01(a) or Section 8.01(f), or an Event of Default during any such deferral period, the Administrative Agent may, and at the direction of the Required Lenders shall, prepay the Loans in the amount of all Net Cash Proceeds and proceeds thereof on deposit in, or credited to, such deposit account.

(ii) From and after the Financial Covenant Compliance Date, so long as no Default under Section 8.01(a) or Section 8.01(f), or Event of Default shall have occurred and be continuing:

(A) If, on any date on which a prepayment would otherwise be required to be made pursuant to clause (b) or (c) of this Section 2.06, the aggregate amount of Net Cash Proceeds required by such clause to be applied to prepay Loans on such date is less than or equal to $5,000,000, the Borrower may defer such prepayment until the first date thereafter on which the aggregate amount of Net Cash Proceeds or other amounts otherwise required under clause (b) or (c) of this Section 2.06 to be applied to prepay Loans exceeds $5,000,000.  During such deferral period the Borrower may apply (or cause to be applied) all or any part of such aggregate amount to prepay Revolving Credit Loans, and the Borrower may, subject to the fulfillment of the applicable conditions set forth in Article IV, reborrow such amounts (which amounts, to the extent originally constituting Net Cash Proceeds, shall be deemed to retain their original character as Net Cash Proceeds when so reborrowed) for application as required by this Section 2.06.  Upon the occurrence of a Default under Section 8.01(a) or Section 8.01(f), or an Event of Default during any such deferral period, the Borrower shall immediately prepay (or cause immediately to be prepaid) the Loans in the amount of all Net Cash Proceeds received by the Borrower or its Subsidiaries and other amounts, as applicable, that are required to be applied to prepay Loans under this Section 2.06 (without giving effect to the first and second sentences of this clause (e)(ii)) but which have not previously been so applied.

(B) If, on any date on which a prepayment would otherwise be required to be made pursuant to clause (b) or (c) of this Section 2.06, the Borrower may, upon prior written notice to the Administrative Agent, elect to defer such all or any portion of such required prepayment until the end of an Interest Period provided that (A) all of the applicable Net Cash Proceeds not previously applied to prepay the Loans shall be deposited in a blocked deposit account at Bank of America on or before the Business Day following receipt of such proceeds and (B) such proceeds are applied to prepay the Loans at the end of such Interest Period.  The Borrower hereby grants to the Administrative Agent, for the benefit of the Lenders, a security interest in all such cash, deposit accounts and all balances therein and all proceeds of the foregoing.  During the continuance of a Default under Section 8.01(a) or Section 8.01(f), or an Event of Default during any such deferral period, the Administrative Agent may, and at the direction of the Required Lenders shall, prepay the Loans in the amount of all Net Cash Proceeds and proceeds thereof on deposit in, or credited to, such deposit account.

(f) Prepayment of the Revolving Credit Facility made pursuant to this Section 2.06, first, shall be applied ratably to the L/C Borrowings and the Swing Line Loans, second, shall be applied ratably among the Revolving Credit Lenders to the outstanding Revolving Credit Loans, and, third, shall be used to Cash Collateralize the remaining L/C Obligations; and the amount remaining, if any, after the prepayment in full of all L/C Borrowings, Swing Line Loans and Revolving Credit Loans outstanding at such time and the Cash Collateralization of the remaining L/C Obligations in full may be retained by the Borrower for use in the ordinary course of its business.  Upon the drawing of any Letter of Credit that has been Cash Collateralized, the funds held as Cash Collateral shall be applied (without any further action by or notice to or from the Borrower or any other Loan Party) to reimburse the applicable L/C Issuer or the Revolving Credit Lenders, as applicable.

2.07 Termination or Reduction of Commitments.

(a) Optional.  The Borrower may, upon notice to the Administrative Agent, terminate the Revolving Credit Facility, the Letter of Credit Sublimit, the Swing Line Sublimit or the Revolving Credit/Swing Line Loan Sublimit, or any combination of them, as the case may be, or at any time or from time to time permanently reduce the Revolving Credit Facility, the Letter of Credit Sublimit, the Swing Line Sublimit or the Revolving Credit/Swing Line Loan Sublimit, or any combination of them, as the case may be; provided that (i) any such notice shall be received by the Administrative Agent not later than 11:00 a.m. three Business Days prior to the date of termination or reduction, (ii) any such partial reduction shall be in an aggregate amount of $10,000,000 or any whole multiple of $1,000,000 in excess thereof, (iii) the Borrower shall not terminate or reduce the Revolving Credit Facility if, after giving effect thereto and to any concurrent prepayments hereunder, the Total Revolving Credit Outstandings would exceed the Revolving Credit Facility, and (iv) if, after giving effect to any reduction of the Revolving Credit Facility, the Letter of Credit Sublimit, the Swing Line Sublimit or Revolving Credit/Swing Line Loan Sublimit exceeds the amount of the Revolving Credit Facility, such Sublimit shall be automatically reduced by the amount of such excess.  The Administrative Agent will promptly notify the Revolving Credit Lenders of any such notice of termination or reduction of the Revolving Credit Facility.  Any reduction of the Revolving Credit Facility shall be applied to the Revolving Credit Commitment of each Revolving Credit Lender according to its Applicable Revolving Credit Percentage.  All fees accrued until the effective date of any termination of the Revolving Credit Facility shall be paid on the effective date of such termination.

(b) Mandatory.  The aggregate Term Commitments shall be automatically and permanently reduced to zero on the date of, and after giving effect to, the Term Borrowing.

2.08 Repayment of Loans.

(a) The Borrower shall repay to the Revolving Credit Lenders on the Revolving Credit Maturity Date the aggregate principal amount of Revolving Credit Loans made to the Borrower outstanding on such date.

(b) The Borrower shall repay each Swing Line Loan on the earlier to occur of (i) the date ten Business Days after such Loan is made and (ii) the Revolving Credit Maturity Date.

(c) The Borrower shall repay to the Term Lenders the aggregate outstanding principal amount of the Term Loans made to the Borrower as follows: (i) on the last Business Day of each March, June, September and December, commencing with June 30, 2012, the Borrower shall repay the Term Loans in the aggregate principal amount as set forth in the grid below (which amount shall be reduced as a result of the application of prepayments in accordance with the order of priority set forth in Section 2.06) and (ii) on the Term Loan Maturity Date, the Borrower shall repay the aggregate principal amount of the Term Loans outstanding on such date.

Quarter Ending	Quarterly Amortization Amount
June 30, 2012 through and including March 31, 2013	$2,000,000
June 30, 2013 and thereafter	$4,000,000

2.09 Interest.

(a) Subject to the provisions of subsection (b) below, (i) each Eurodollar Rate Loan under a Facility shall bear interest on the principal amount thereof from time to time outstanding for each Interest Period at a rate per annum equal to the Eurodollar Rate for such Interest Period plus the Applicable Margin for such Facility; (ii) each Base Rate Loan under a Facility shall bear interest on the principal amount thereof from time to time outstanding from the applicable borrowing date and until repaid at a rate per annum equal to the Base Rate plus the Applicable Margin for such Facility; and (iii) each Swing Line Loan shall bear interest on the principal amount thereof from time to time outstanding from the applicable borrowing date and until repaid at a rate per annum equal to the Base Rate minus 1.25% per annum.

(b) (i)           If any amount of principal of any Loan is not paid when due (without regard to any applicable grace periods), whether at stated maturity, by acceleration or otherwise, such amount from time to time outstanding shall thereafter bear interest at a fluctuating interest rate per annum at all times thereafter until paid equal to the Default Rate to the fullest extent permitted by applicable Laws.

(ii) If any amount (other than principal of any Loan) payable by the Borrower under any Loan Document is not paid when due (without regard to any applicable grace periods), whether at stated maturity, by acceleration or otherwise, then upon the request of the Required Lenders, or, with respect to any amounts payable solely in respect of Revolving Credit Commitments or Letters of Credit, the Required Revolving Credit Lenders, or, with respect to any amounts payable solely in respect of Term Loans, the Required Term Lenders, such amount shall thereafter bear interest at a fluctuating interest rate per annum at all times equal to the Default Rate to the fullest extent permitted by applicable Laws.

(iii) Upon the request of the Required Lenders, while any Event of Default exists, the Borrower shall pay interest on the principal amount of all outstanding Obligations hereunder at a fluctuating interest rate per annum at all times equal to the Default Rate to the fullest extent permitted by applicable Laws.

(iv) Accrued and unpaid interest on past due amounts (including interest on past due interest) shall be due and payable upon demand.

(c) Interest on each Loan shall be due and payable by the Borrower in arrears on each Interest Payment Date applicable thereto and at such other times as may be specified herein.  Interest hereunder shall be due and payable in accordance with the terms hereof before and after judgment, and before and after the commencement of any proceeding under any Debtor Relief Law.

2.10 Fees.  In addition to certain fees described in subsections (h) and (i) of Section 2.03:

(a) Commitment Fee.  The Borrower shall pay to the Administrative Agent for the account of each Revolving Credit Lender in accordance with its Applicable Revolving Credit Percentage, a commitment fee equal to the Applicable Margin times the actual daily amount by which the Revolving Credit Facility exceeds the sum of (i) the Outstanding Amount of Revolving Credit Loans and (ii) the Outstanding Amount of L/C Obligations, subject to adjustment as provided in Section 2.17.  The commitment fee shall accrue at all times during the Availability Period, including at any time during which one or more of the conditions in Article IV is not met, and shall be due and payable quarterly in arrears on the last Business Day of each March, June, September and December, commencing with the first such date to occur after the Closing Date, and on the last day of the Availability Period.  The commitment fee shall be calculated quarterly in arrears, and if there is any change in the Applicable Margin during any quarter, the actual daily amount shall be computed and multiplied by the Applicable Margin separately for each period during such quarter that such Applicable Margin was in effect.

(b) Other Fees.

(i) The Borrower shall pay to the Arranger, any joint book manager, and the Administrative Agent for their own respective accounts fees in the amounts and at the times specified in the Fee Letter.  Such fees shall be fully earned when paid and shall not be refundable for any reason whatsoever.

(ii) The Borrower shall pay to the Lenders such fees as shall have been separately agreed upon in writing in the amounts and at the times so specified.  Such fees shall be fully earned when paid and shall not be refundable for any reason whatsoever.

2.11 Computation of Interest and Fees.

(a) All computations of interest for Base Rate Loans (including Base Rate Loans determined by reference to the Eurodollar Rate) shall be made on the basis of a year of 365 or 366 days, as the case may be, and actual days elapsed.  All other computations of fees and interest shall be made on the basis of a 360-day year and actual days elapsed (which results in more fees or interest, as applicable, being paid than if computed on the basis of a 365-day year).  Interest shall accrue on each Loan for the day on which the Loan is made, and shall not accrue on a Loan, or any portion thereof, for the day on which the Loan or such portion is paid, provided that any Loan that is repaid on the same day on which it is made shall, subject to Section 2.13(a), bear interest for one day.  Each determination by the Administrative Agent of an interest rate or fee hereunder shall be conclusive and binding for all purposes, absent manifest error.

(b) If, as a result of any restatement or other adjustment to the financial statements of the Borrower or for any other reason, the Borrower or the Lenders determine that (i) the Consolidated Leverage Ratio as calculated by the Borrower as of any applicable date was inaccurate and (ii) a proper calculation of the Consolidated Leverage Ratio would have resulted in higher pricing for such period, the Borrower shall immediately and retroactively be obligated to pay to the Administrative Agent for the account of the applicable Lenders, promptly on demand by the Administrative Agent (or, after the occurrence of an actual or deemed entry of an order for relief with respect to the Borrower under the Bankruptcy Code of the United States, automatically and without further action by the Administrative Agent, any Lender or the L/C Issuer), an amount equal to the excess of the amount of interest and fees that should have been paid for such period over the amount of interest and fees actually paid for such period.  If, as a result of any restatement or other adjustment to the financial statements of the Borrower or for any other reason, the Borrower or the Lenders determine that (i) the Consolidated Leverage Ratio as calculated by the Borrower as of any applicable date was inaccurate and (ii) a proper calculation of the Consolidated Leverage Ratio would have resulted in lower pricing for such period, the amount of any overpayment of interest and fees actually made shall, upon delivery of an officer's certificate to the Administrative Agent by the Borrower, demonstrating the amount of such overpayment, be applied as a credit to all subsequent payments due from any Loan Party under any Loan Document to the applicable Lenders, ratably among such Lenders, until the amount of such overpayment is eliminated.  This paragraph shall not limit the rights of the Administrative Agent, any Lender or the L/C Issuer, as the case may be, under Section 2.03(c)(iii), 2.03(h) or 2.09(b) or under Article VIII.  The parties' obligations under this paragraph survive any termination of the Aggregate Commitments pursuant to Section 8.02.

2.12 Evidence of Debt.

(a) The Credit Extensions made by each Lender shall be evidenced by one or more accounts or records maintained by such Lender and by the Administrative Agent in the ordinary course of business.  The accounts or records maintained by the Administrative Agent and each Lender shall be conclusive absent manifest error of the amount of the Credit Extensions made by the Lenders to the Borrower and the interest and payments thereon.  Any failure to so record or any error in doing so shall not, however, limit or otherwise affect the obligation of the Borrower hereunder to pay any amount owing with respect to the Obligations.  In the event of any conflict between the accounts and records maintained by any Lender and the accounts and records of the Administrative Agent in respect of such matters, the accounts and records of the Administrative Agent shall control in the absence of manifest error.  Upon the request of any Lender made through the Administrative Agent, the Borrower shall execute and deliver to such Lender (through the Administrative Agent) a Note, which shall evidence such Lender's Loans in addition to such accounts or records.  Each Lender may attach schedules to its Note and endorse thereon the date, Type (if applicable), amount and maturity of its Loans and payments with respect thereto.

(b) In addition to the accounts and records referred to in subsection (a), each Lender and the Administrative Agent shall maintain in accordance with its usual practice accounts or records evidencing the purchases and sales by such Lender of participations in Letters of Credit and Swing Line Loans.  In the event of any conflict between the accounts and records maintained by the Administrative Agent and the accounts and records of any Lender in respect of such matters, the accounts and records of the Administrative Agent shall control in the absence of manifest error.

2.13 Payments Generally; Administrative Agent's Clawback.

(a) General.  All payments to be made by the Borrower shall be made without condition or deduction for any counterclaim, defense, recoupment or setoff.  Except as otherwise expressly provided herein, all payments by the Borrower hereunder shall be made to the Administrative Agent, for the account of the respective Lenders to which such payment is owed, at the Administrative Agent's Office in Dollars and in immediately available funds not later than 3:00 p.m. on the date specified herein.  The Administrative Agent will promptly distribute to each Lender its Applicable Percentage (or other applicable share as provided herein) of such payment in like funds as received by wire transfer to such Lender's Lending Office.  All payments received by the Administrative Agent after 3:00 p.m. shall be deemed received on the next succeeding Business Day and any applicable interest or fee shall continue to accrue.  If any payment to be made by the Borrower shall come due on a day other than a Business Day, payment shall be made on the next following Business Day, and such extension of time shall be reflected in computing interest or fees, as the case may be.

(b) (i)           Funding by Lenders; Presumption by Administrative Agent.  Unless the Administrative Agent shall have received notice from a Lender prior to the proposed date of any Borrowing of Eurodollar Rate Loans (or, in the case of any Borrowing of Base Rate Loans, prior to 1:00 p.m. on the date of such Borrowing) that such Lender will not make available to the Administrative Agent such Lender's share of such Borrowing, the Administrative Agent may assume that such Lender has made such share available on such date in accordance with Section 2.02 (or, in the case of a Borrowing of Base Rate Loans, that such Lender has made such share available in accordance with and at the time required by Section 2.02) and may, in reliance upon such assumption, make available to the Borrower a corresponding amount.  In such event, if a Lender has not in fact made its share of the applicable Borrowing available to the Administrative Agent, then the applicable Lender and the Borrower severally agree to pay to the Administrative Agent forthwith on demand such corresponding amount in immediately available funds with interest thereon, for each day from and including the date such amount is made available to the Borrower to but excluding the date of payment to the Administrative Agent, at (A) in the case of a payment to be made by such Lender, the greater of the Federal Funds Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation, plus any administrative, processing or similar fees customarily charged by the Administrative Agent in connection with the foregoing, and (B) in the case of a payment to be made by the Borrower, the interest rate applicable to Base Rate Loans.  If the Borrower and such Lender shall pay such interest to the Administrative Agent for the same or an overlapping period, the Administrative Agent shall promptly remit to the Borrower the amount of such interest paid by the Borrower for such period.  If such Lender pays its share of the applicable Borrowing to the Administrative Agent, then the amount so paid shall constitute such Lender's Loan included in such Borrowing.  Any payment by the Borrower shall be without prejudice to any claim the Borrower may have against a Lender that shall have failed to make such payment to the Administrative Agent.

(ii) Payments by Borrower; Presumptions by Administrative Agent.  Unless the Administrative Agent shall have received notice from the Borrower prior to the date on which any payment is due to the Administrative Agent for the account of the Lenders or an L/C Issuer hereunder that the Borrower will not make such payment, the Administrative Agent may assume that the Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Appropriate Lenders or the applicable L/C Issuer, as the case may be, the amount due.  In such event, if the Borrower has not in fact made such payment, then each of the Appropriate Lenders or the applicable L/C Issuer, as the case may be, severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender or such L/C Issuer, in immediately available funds with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the greater of the Federal Funds Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation.

A notice of the Administrative Agent to any Lender or Borrower with respect to any amount owing under this subsection (b) shall be conclusive, absent manifest error.

(c) Failure to Satisfy Conditions Precedent.  If any Lender makes available to the Administrative Agent funds for any Loan to be made by such Lender as provided in the foregoing provisions of this Article II, and such funds are not made available to the Borrower by the Administrative Agent because the conditions to the applicable Credit Extension set forth in Article IV are not satisfied or waived in accordance with the terms hereof, the Administrative Agent shall promptly return such funds (in like funds as received from such Lender) to such Lender, without interest.

(d) Obligations of Lenders Several.  The obligations of the Lenders hereunder to make Loans, to fund participations in Letters of Credit and Swing Line Loans and to make payments pursuant to Section 10.04(c) are several and not joint.  The failure of any Lender to make any Loan, to fund any such participation or to make any payment under Section 10.04(c) on any date required hereunder shall not relieve any other Lender of its corresponding obligation to do so on such date, and no Lender shall be responsible for the failure of any other Lender to so make its Loan, to purchase its participation or to make its payment under Section 10.04(c).

(e) Funding Source.  Nothing herein shall be deemed to obligate any Lender to obtain the funds for any Loan in any particular place or manner or to constitute a representation by any Lender that it has obtained or will obtain the funds for any Loan in any particular place or manner.

2.14 Sharing of Payments by Lenders.  If any Lender shall, by exercising any right of setoff or counterclaim or otherwise, obtain payment in respect of (a) Obligations (other than Obligations owing under any Secured Hedge Agreement or Secured Cash Management Agreement) in respect of any of the Facilities due and payable to such Lender hereunder and under the other Loan Documents at such time in excess of its ratable share (according to the proportion of (i) the amount of such Obligations due and payable to such Lender at such time to (ii) the aggregate amount of the Obligations in respect of the Facilities due and payable to all Lenders hereunder and under the other Loan Documents at such time) of payments on account of the Obligations in respect of the Facilities due and payable to all Lenders hereunder and under the other Loan Documents at such time obtained by all the Lenders at such time or (b) Obligations (other than Obligations owing under any Secured Hedge Agreement or Secured Cash Management Agreement) in respect of any of the Facilities owing (but not due and payable) to such Lender hereunder and under the other Loan Documents at such time in excess of its ratable share (according to the proportion of (i) the amount of such Obligations owing (but not due and payable) to such Lender at such time to (ii) the aggregate amount of the Obligations in respect of the Facilities owing (but not due and payable) to all Lenders hereunder and under the other Loan Documents at such time) of payment on account of the Obligations in respect of the Facilities owing (but not due and payable) to all Lenders hereunder and under the other Loan Documents at such time obtained by all of the Lenders at such time then the Lender receiving such greater proportion shall (a) notify the Administrative Agent of such fact, and (b) purchase (for cash at face value) participations in the Loans and subparticipations in L/C Obligations and Swing Line Loans of the other Lenders, or make such other adjustments as shall be equitable, so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of Obligations in respect of the Facilities then due and payable to the Lenders or owing (but not due and payable) to the Lenders, as the case may be, provided that:

(i) if any such participations or subparticipations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations or subparticipations shall be rescinded and the purchase price restored to the extent of such recovery, without interest; and

(ii) the provisions of this Section shall not be construed to apply to (x) any payment made by or on behalf of the Borrower pursuant to and in accordance with the express terms of this Agreement (including the application of funds arising from the existence of a Defaulting Lender), (y) the application of Cash Collateral provided for in Section 2.16, or (z) any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans or subparticipations in L/C Obligations or Swing Line Loans to any assignee or participant, other than an assignment to the Borrower or any Subsidiary or Affiliate thereof (as to which the provisions of this Section shall apply).

The Borrower consents to the foregoing and agrees, to the extent it may effectively do so under applicable law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against the Borrower rights of setoff and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of the Borrower in the amount of such participation.

2.15 Increase of Commitments.

(a) Request for Increase.  Provided no Default exists or would result therefrom, upon notice to the Administrative Agent (which shall promptly notify the Lenders), from and after the Financial Covenant Compliance Date, the Borrower may from time to time, request an increase in the aggregate amount of the Commitments under the Revolving Credit Facility by an amount not exceeding in the aggregate for all such requests $100,000,000; provided that any such request for an increase shall be in a minimum amount of $25,000,000.  At the time of sending such notice, the Borrower (in consultation with the Administrative Agent) shall specify the time period within which each Revolving Credit Lender is requested to respond (which shall in no event be less than ten Business Days from the date of delivery of such notice to the Lenders).

(b) Lender Elections to Increase.  Each Revolving Credit Lender shall notify the Administrative Agent within such time period whether or not it agrees to increase its Revolving Credit Commitment and, if so, whether by an amount equal to, greater than, or less than its Applicable Percentage of such requested increase.  Any Revolving Credit Lender not responding within such time period shall be deemed to have declined to increase its Revolving Credit Commitment.

(c) Notification by Administrative Agent; Additional Lenders.  The Administrative Agent shall notify the Borrower and each Revolving Credit Lender of the Revolving Credit Lenders' responses to each request made hereunder.  To achieve the full amount of a requested increase and subject to the approval of the Administrative Agent, each L/C Issuer and the Swing Line Lender (which approvals shall not be unreasonably withheld), the Borrower may also invite additional Eligible Assignees to become Revolving Credit Lenders pursuant to a joinder agreement in form and substance satisfactory to the Administrative Agent and its counsel.

(d) Effective Date and Allocations.  If the aggregate amount of the Revolving Credit Commitments are increased in accordance with this Section, the Administrative Agent and the Borrower shall determine the effective date (the "Increase Effective Date") and the final allocation of such increase.  The Administrative Agent shall promptly notify the Borrower and the Lenders of the final allocation of such increase and the Increase Effective Date.

(e) Conditions to Effectiveness of Increase.  As a condition precedent to such increase, the Borrower shall deliver to the Administrative Agent a certificate of each Loan Party dated as of the Increase Effective Date (in sufficient copies for each Lender) signed by a Responsible Officer of such Loan Party (i) certifying and attaching the resolutions adopted by such Loan Party approving or consenting to such increase, and (ii) in the case of the Borrower, certifying that, before and after giving effect to such increase, (A) the representations and warranties contained in Article V and the other Loan Documents are true and correct in all material respects on and as of the Increase Effective Date, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they are true and correct in all material respects as of such earlier date, and except that for purposes of this Section 2.15, the representations and warranties contained in subsections (a) and (b) of Section 5.05 shall be deemed to refer to the most recent statements furnished pursuant to clauses (a) and (b), respectively, of Section 6.01, and (B) no Default exists or would result from such increase (including pro forma compliance with Section 7.11 hereof giving effect thereto).

(f) Ratability.  Unless otherwise agreed by the Administrative Agent and all Lenders under the Revolving Credit Facility, the Borrower shall prepay any Revolving Credit Loans outstanding on the Increase Effective Date (and pay any additional amounts required pursuant to Section 3.05) to the extent necessary to keep the outstanding Revolving Credit Loans ratable with any revised Applicable Revolving Credit Percentages arising from any nonratable increase in the Revolving Credit Commitments under this Section or the addition of new Revolving Credit Lenders under this Section.

(g) Conflicting Provisions.  This Section shall supersede any provisions in Section 2.13 or 10.01 to the contrary.

2.16 Cash Collateral.

(a) Certain Credit Support Events.  Upon the request of the Administrative Agent or the L/C Issuer (i) if the L/C Issuer has honored any full or partial drawing request under any Letter of Credit and such drawing has resulted in an L/C Borrowing, or (ii) if, as of the Letter of Credit Expiration Date, any L/C Obligation for any reason remains outstanding, the Borrower shall, in each case, immediately Cash Collateralize the then Outstanding Amount of all L/C Obligations.  At any time that there shall exist a Defaulting Lender, immediately upon the request of the Administrative Agent, the L/C Issuer or the Swing Line Lender, the Borrower shall deliver to the Administrative Agent Cash Collateral in an amount sufficient to cover all Fronting Exposure (after giving effect to Section 2.17(a)(iv) and any Cash Collateral provided by the Defaulting Lender).

(b) Grant of Security Interest.  All Cash Collateral (other than credit support not constituting funds subject to deposit) shall be maintained in blocked deposit accounts at Bank of America. Cash Collateral provided by any Defaulting Lender shall be held in a non-interest bearing deposit account.  Cash Collateral provided by the Borrower may be held in any interest-bearing account at the Borrower's election.  The Borrower, and to the extent provided by any Lender, such Lender, hereby grants to (and subjects to the control of) the Administrative Agent, for the benefit of the Administrative Agent, the L/C Issuer and the Lenders (including the Swing Line Lender), a first priority security interest in all such cash, deposit accounts and all balances therein, and all other property so provided as collateral pursuant hereto, and in all proceeds of the foregoing, all as security for the obligations to which such Cash Collateral may be applied pursuant to Section 2.16(c).  If at any time the Administrative Agent determines that Cash Collateral is subject to any right or claim of any Person other than the Administrative Agent as herein provided, or that the total amount of such Cash Collateral is less than the applicable Fronting Exposure and other obligations secured thereby, the Borrower or the relevant Defaulting Lender will, promptly upon demand by the Administrative Agent, pay or provide to the Administrative Agent additional Cash Collateral in an amount sufficient to eliminate such deficiency.

(c) Application.  Notwithstanding anything to the contrary contained in this Agreement, Cash Collateral provided under any of this Section 2.16 or Sections 2.03, 2.04, 2.06, 2.17 or 8.02 in respect of Letters of Credit or Swing Line Loans shall be held and applied to the satisfaction of the specific L/C Obligations, Swing Line Loans, obligations to fund participations therein (including, as to Cash Collateral provided by a Defaulting Lender, any interest accrued on such obligation) and other obligations for which the Cash Collateral was so provided, prior to any other application of such property as may be provided for herein.

(d) Release.  Cash Collateral (or the appropriate portion thereof) provided to reduce Fronting Exposure or other obligations shall be released promptly following (i) the elimination of the applicable Fronting Exposure or other obligations giving rise thereto (including by the termination of Defaulting Lender status of the applicable Lender (or, as appropriate, its assignee following compliance with Section 10.06(b)(vi))) or (ii) the Administrative Agent's good faith determination that there exists excess Cash Collateral; provided, however, (x) that Cash Collateral furnished by or on behalf of a Loan Party shall not be released during the continuance of a Default or Event of Default (and following application as provided in this Section 2.16 may be otherwise applied in accordance with Section 8.03), and (y) the Person providing Cash Collateral may agree, subject to the consent of the L/C Issuer or Swing Line Lender, as applicable, that Cash Collateral shall be held (and not released) to support future anticipated Fronting Exposure or other obligations.

2.17 Defaulting Lenders.  (a) Adjustments.  Notwithstanding anything to the contrary contained in this Agreement, if any Lender becomes a Defaulting Lender, then, until such time as that Lender is no longer a Defaulting Lender, to the extent permitted by applicable Law:

(i) Waivers and Amendments.  That Defaulting Lender's right to approve or disapprove any amendment, waiver or consent with respect to this Agreement shall be restricted as set forth in Section 10.01.

(ii) Reallocation of Payments.  Any payment of principal, interest, fees or other amounts received by the Administrative Agent for the account of that Defaulting Lender (whether voluntary or mandatory, at maturity, pursuant to Article VIII or otherwise, and including any amounts made available to the Administrative Agent by that Defaulting Lender pursuant to Section 10.08), shall be applied at such time or times as may be determined by the Administrative Agent as follows: first, to the payment of any amounts owing by that Defaulting Lender to the Administrative Agent hereunder; second, to the payment on a pro rata basis of any amounts owing by that Defaulting Lender to the L/C Issuer or Swing Line Lender hereunder; third, if so determined by the Administrative Agent or requested by the L/C Issuer or Swing Line Lender, to be held as Cash Collateral for future funding obligations of that Defaulting Lender of any participation in any Swing Line Loan or Letter of Credit; fourth, as the Borrower may request (so long as no Default or Event of Default exists), to the funding of any Loan in respect of which that Defaulting Lender has failed to fund its portion thereof as required by this Agreement, as determined by the Administrative Agent; fifth, if so determined by the Administrative Agent and the Borrower, to be held in a non-interest bearing deposit account and released in order to satisfy obligations of that Defaulting Lender to fund Loans under this Agreement; sixth, to the payment of any amounts owing to the Lenders, the L/C Issuer or Swing Line Lender as a result of any judgment of a court of competent jurisdiction obtained by any Lender, the L/C Issuer or Swing Line Lender against that Defaulting Lender as a result of that Defaulting Lender's breach of its obligations under this Agreement; seventh, so long as no Default or Event of Default exists, to the payment of any amounts owing to the Borrower as a result of any judgment of a court of competent jurisdiction obtained by the Borrower against that Defaulting Lender as a result of that Defaulting Lender's breach of its obligations under this Agreement; and eighth, to that Defaulting Lender or as otherwise directed by a court of competent jurisdiction; provided that if (x) such payment is a payment of the principal amount of any Loans under either Facility or L/C Borrowings in respect of which that Defaulting Lender has not fully funded its appropriate share and (y) such Loans or L/C Borrowings were made at a time when the conditions set forth in Section 4.02 were satisfied or waived, such payment shall be applied solely to pay the Loans of, and L/C Borrowings owed to, all non-Defaulting Lenders under the applicable Facility on a pro rata basis prior to being applied to the payment of any Loans of, or L/C Borrowings owed to, that Defaulting Lender.  Any payments, prepayments or other amounts paid or payable to a Defaulting Lender that are applied (or held) to pay amounts owed by a Defaulting Lender or to post Cash Collateral pursuant to this Section 2.17(a)(ii) shall be deemed paid to and redirected by that Defaulting Lender, and each Lender irrevocably consents hereto.

(iii) Certain Fees.  That Defaulting Lender (x) shall not be entitled to receive any commitment fee pursuant to Section 2.10(a) for any period during which that Lender is a Defaulting Lender (and the Borrower shall not be required to pay any such fee that otherwise would have been required to have been paid to that Defaulting Lender) for any period during which that Lender is a Defaulting Lender and (y) shall be limited in its right to receive Letter of Credit Fees as provided in Section 2.03(h).

(iv) Reallocation of Applicable Revolving Credit Percentages to Reduce Fronting Exposure.  During any period in which there is a Defaulting Lender, for purposes of computing the amount of the obligation of each Revolving Credit Lender that is not a Defaulting Lender to acquire, refinance or fund participations in Letters of Credit or Swing Line Loans pursuant to Sections 2.03 and 2.04, the "Applicable Revolving Credit Percentage" of each Revolving Credit Lender that is not a Defaulting Lender shall be computed without giving effect to the Revolving Credit Commitment of that Defaulting Lender; provided, that, (i) each such reallocation shall be given effect only if, at the date the applicable Revolving Credit Lender becomes a Defaulting Lender, no Default or Event of Default exists; and (ii) the aggregate obligation of each Revolving Credit Lender that is not a Defaulting Lender to acquire, refinance or fund participations in Letters of Credit and Swing Line Loans shall not exceed the positive difference, if any, of (1) the Revolving Credit Commitment (or, during the Reduction Period, the Available Revolving Credit Commitment) of such Revolving Credit Lender minus (2) the aggregate Outstanding Amount of the Revolving Credit Loans of such Revolving Credit Lender.

(b) Defaulting Lender Cure.  If the Borrower, the Administrative Agent, Swing Line Lender and the L/C Issuer agree in writing in their sole discretion that a Defaulting Lender should no longer be deemed to be a Defaulting Lender, the Administrative Agent will so notify the parties hereto, whereupon as of the effective date specified in such notice and subject to any conditions set forth therein (which may include arrangements with respect to any Cash Collateral), that Lender will, to the extent applicable, purchase that portion of outstanding Loans of the other Lenders or take such other actions as the Administrative Agent may determine to be necessary to cause the Committed Revolving Credit Loans and funded and unfunded participations in Letters of Credit and Swing Line Loans to be held on a pro rata basis by the Lenders in accordance with their Applicable Revolving Credit Percentages (without giving effect to Section 2.17(a)(iv)), whereupon that Lender will cease to be a Defaulting Lender; provided that no adjustments will be made retroactively with respect to fees accrued or payments made by or on behalf of the Borrower while that Lender was a Defaulting Lender; and provided, further, that except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender to Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender's having been a Defaulting Lender.

ARTICLE III

TAXES, YIELD PROTECTION AND ILLEGALITY

3.01 Taxes.

(a) Payments Free of Taxes.  Any and all payments by or on account of any obligation of the Borrower hereunder or under any other Loan Document shall be made free and clear of and without reduction or withholding for any Indemnified Taxes or Other Taxes, provided that if the Borrower shall be required by applicable law to deduct any Indemnified Taxes (including any Other Taxes) from such payments, then (i) the sum payable shall be increased as necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section) the Administrative Agent, Lender or L/C Issuer, as the case may be, receives an amount equal to the sum it would have received had no such deductions been made, (ii) the Borrower shall make such deductions and (iii) the Borrower shall timely pay the full amount deducted to the relevant Governmental Authority in accordance with applicable law.

(b) Payment of Other Taxes by the Borrower.  Without limiting the provisions of subsection (a) above, the Borrower shall timely pay any Other Taxes to the relevant Governmental Authority in accordance with applicable law.

(c) Indemnification by the Borrower.  The Borrower shall indemnify the Administrative Agent, each Lender and each L/C Issuer, within 10 days after demand therefor, for the full amount of any Indemnified Taxes or Other Taxes (including Indemnified Taxes or Other Taxes imposed or asserted on or attributable to amounts payable under this Section) paid by the Administrative Agent, such Lender or such L/C Issuer, as the case may be, and any penalties, interest and reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority.  A certificate as to the amount of such payment or liability delivered to the Borrower by a Lender or an L/C Issuer (with a copy to the Administrative Agent), or by the Administrative Agent on its own behalf or on behalf of a Lender or an L/C Issuer, shall be conclusive absent manifest error.

(d) Evidence of Payments.  As soon as practicable after any payment of Indemnified Taxes or Other Taxes by the Borrower to a Governmental Authority, the Borrower shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

(e) Status of Lenders.  Any Foreign Lender that is entitled to an exemption from or reduction of withholding tax under the law of the jurisdiction in which the Borrower is resident for tax purposes, or any treaty to which such jurisdiction is a party, with respect to payments hereunder or under any other Loan Document shall deliver to the Borrower (with a copy to the Administrative Agent), at the time or times prescribed by applicable law or reasonably requested by the Borrower or the Administrative Agent, such properly completed and executed documentation prescribed by applicable law as will permit such payments to be made without withholding or at a reduced rate of withholding.  In addition, any Lender, if requested by the Borrower or the Administrative Agent, shall deliver such other documentation prescribed by applicable law or reasonably requested by the Borrower or the Administrative Agent as will enable the Borrower or the Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements.

Without limiting the generality of the foregoing, in the event that the Borrower is resident for tax purposes in the United States, any Foreign Lender shall deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the request of the Borrower or the Administrative Agent, but only if such Foreign Lender is legally entitled to do so), whichever of the following is applicable:

(i) duly completed copies of Internal Revenue Service Form W-8BEN claiming eligibility for benefits of an income tax treaty to which the United States is a party,

(ii) duly completed copies of Internal Revenue Service Form W-8ECI,

(iii) in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, (x) a certificate to the effect that such Foreign Lender is not (A) a "bank" within the meaning of Section 881(c)(3)(A) of the Code, (B) a "10 percent shareholder" of the Borrower within the meaning of Section 881(c)(3)(B) of the Code, or (C) a "controlled foreign corporation" described in Section 881(c)(3)(C) of the Code and (y) duly completed copies of Internal Revenue Service Form W-8BEN, or

(iv) any other form prescribed by applicable law as a basis for claiming exemption from or a reduction in United States Federal withholding tax duly completed together with such supplementary documentation as may be prescribed by applicable law to permit the Borrower to determine the withholding or deduction required to be made.

(f) Treatment of Certain Refunds.  If the Administrative Agent, any Lender or any L/C Issuer determines, in its sole discretion, that it has received a refund of any Taxes or Other Taxes as to which it has been indemnified by the Borrower or with respect to which the Borrower has paid additional amounts pursuant to this Section, it shall pay to the Borrower an amount equal to such refund (but only to the extent of indemnity payments made, or additional amounts paid, by the Borrower under this Section with respect to the Taxes or Other Taxes giving rise to such refund), net of all out-of-pocket expenses of the Administrative Agent, such Lender or such L/C Issuer, as the case may be, and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund), provided that the Borrower, upon the request of the Administrative Agent, such Lender or such L/C Issuer, agrees to repay the amount paid over to the Borrower (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to the Administrative Agent, such Lender or the L/C Issuer in the event the Administrative Agent, such Lender or such L/C Issuer is required to repay such refund to such Governmental Authority.  This subsection shall not be construed to require the Administrative Agent, any Lender or any L/C Issuer to make available its tax returns (or any other information relating to its taxes that it deems confidential) to the Borrower or any other Person.

3.02 Illegality.  If any Lender determines that any Change in Law has made it unlawful, or that any Governmental Authority has asserted that it is unlawful, for any Lender or its applicable Lending Office to make, maintain or fund Loans whose interest is determined by reference to the Eurodollar Rate, or to determine or charge interest rates based upon the Eurodollar Rate, or any Governmental Authority has imposed material restrictions on the authority of such Lender to purchase or sell, or to take deposits of, Dollars in the London interbank market, then, on notice thereof by such Lender to the Borrower through the Administrative Agent, (i) any obligation of such Lender to make or continue Eurodollar Rate Loans or to convert Base Rate Loans to Eurodollar Rate Loans shall be suspended, and (ii) if such notice asserts the illegality of such Lender making or maintaining Base Rate Loans the interest rate on which is determined by reference to the Eurodollar Rate component of the Base Rate, the interest rate on which Base Rate Loans of such Lender shall, if necessary to avoid such illegality, be determined by the Administrative Agent without reference to the Eurodollar Rate component of the Base Rate, in each case until such Lender notifies the Administrative Agent and the Borrower that the circumstances giving rise to such determination no longer exist.  Upon receipt of such notice, (x) the Borrower shall, upon demand from such Lender (with a copy to the Administrative Agent), prepay or, if applicable, convert all Eurodollar Rate Loans of such Lender to the Borrower to Base Rate Loans (the interest rate on which Base Rate Loans of such Lender shall, if necessary to avoid such illegality, be determined by the Administrative Agent without reference to the Eurodollar Rate component of the Base Rate), either on the last day of the Interest Period therefor, if such Lender may lawfully continue to maintain such Eurodollar Rate Loans to such day, or immediately, if such Lender may not lawfully continue to maintain such Eurodollar Rate Loans and (y) if such notice asserts the illegality of such Lender determining or charging interest rates based upon the Eurodollar Rate, the Administrative Agent shall during the period of such suspension compute the Base Rate applicable to such Lender without reference to the Eurodollar Rate component thereof until the Administrative is advised in writing by such Lender that it is no longer illegal  for such Lender to determine or charge interest rates based upon the Eurodollar Rate.  Upon any such prepayment or conversion, the Borrower shall also pay accrued interest on the amount so prepaid or converted by it.

3.03 Inability to Determine Rates.  If the Required Lenders determine that for any reason in connection with any request for a Eurodollar Rate Loan or a conversion to or continuation thereof that (a) Dollar deposits are not being offered to banks in the London interbank eurodollar market for the applicable amount and Interest Period of such Eurodollar Rate Loan, (b) adequate and reasonable means do not exist for determining the Eurodollar Rate for any requested Interest Period with respect to a proposed Eurodollar Rate Loan or in connection with an existing or proposed Base Rate Loan, or (c) the Eurodollar Rate for any requested Interest Period with respect to a proposed Eurodollar Rate Loan does not adequately and fairly reflect the cost to such Lenders of funding such Loan, the Administrative Agent will promptly so notify the Borrower and each Lender.  Thereafter, (x) the obligation of the Lenders to make or maintain Eurodollar Rate Loans (i) in respect to the applicable amount and Interest Period referred to in the preceding clause (a), or (ii) in the circumstances referred to in the preceding clauses (b) and (c), shall be suspended, and (y) in the event of a determination described in the preceding sentence with respect to the Eurodollar Rate component of the Base Rate, the utilization of the Eurodollar Rate component in determining the Base Rate shall be suspended, in each case until the Administrative Agent (upon the instruction of the Required Lenders) revokes such notice.  Upon receipt of such notice, the Borrower may revoke any pending request for a Borrowing of, conversion to or continuation of Eurodollar Rate Loans or, failing that, will be deemed to have converted such request into a request for a Borrowing of Base Rate Loans in the amount specified therein.

3.04 Increased Costs; Reserves on Eurodollar Rate Loans.

(a) Increased Costs Generally.  If any Change in Law shall:

(i) impose, modify or deem applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended or participated in by, any Lender (except any reserve requirement contemplated by Section 3.04(e)) or any L/C Issuer;

(ii) subject any Lender or any L/C Issuer to any tax of any kind whatsoever with respect to this Agreement, any Letter of Credit, any participation in a Letter of Credit or any Eurodollar Rate Loan made by it, or change the basis of taxation of payments to such Lender or such L/C Issuer in respect thereof (except for Indemnified Taxes or Other Taxes covered by Section 3.01 and the imposition of, or any change in the rate of, any Excluded Tax payable by such Lender or such L/C Issuer); or

(iii) impose on any Lender or any L/C Issuer or the London interbank market any other condition, cost or expense affecting this Agreement or Eurodollar Rate Loans made by such Lender or any Letter of Credit or participation therein;

and the result of any of the foregoing shall be to increase the cost to such Lender of making or maintaining any Loan the interest on which is determined by reference to the Eurodollar Rate Loan (or of maintaining its obligation to make any such Loan), or to increase the cost to such Lender or such L/C Issuer of participating in, issuing or maintaining any Letter of Credit (or of maintaining its obligation to participate in or to issue any Letter of Credit), or to reduce the amount of any sum received or receivable by such Lender or such L/C Issuer hereunder (whether of principal, interest or any other amount) then, upon request of such Lender or such L/C Issuer, the Borrower will pay to such Lender or such L/C Issuer, as the case may be, such additional amount or amounts as will compensate such Lender or such L/C Issuer, as the case may be, for such additional costs incurred or reduction suffered.

(b) Capital Requirements.  If any Lender or any L/C Issuer determines that any Change in Law affecting such Lender or such L/C Issuer or any Lending Office of such Lender or such Lender's or such L/C Issuer's holding company, if any, regarding capital requirements has or would have the effect of reducing the rate of return on such Lender's or such L/C Issuer's capital or on the capital of such Lender's or such L/C Issuer's holding company, if any, as a consequence of this Agreement, the Commitments of such Lender or the Loans made by, or participations in Letters of Credit held by, such Lender, or the Letters of Credit issued by such L/C Issuer, to a level below that which such Lender or such L/C Issuer or such Lender's or such L/C Issuer's holding company could have achieved but for such Change in Law (taking into consideration such Lender's or such L/C Issuer's policies and the policies of such Lender's or such L/C Issuer's holding company with respect to capital adequacy), then from time to time the Borrower will pay to such Lender or such L/C Issuer, as the case may be, such additional amount or amounts as will compensate such Lender or such L/C Issuer or such Lender's or such L/C Issuer's holding company for any such reduction suffered.

(c) Certificates for Reimbursement.  A certificate of a Lender or an L/C Issuer setting forth the amount or amounts necessary to compensate such Lender or such L/C Issuer or its holding company, as the case may be, as specified in subsection (a) or (b) of this Section and delivered to the Borrower shall be conclusive absent manifest error.  The Borrower shall pay (or cause to be paid) to such Lender or such L/C Issuer, as the case may be, the amount shown as due on any such certificate within 10 days after receipt thereof.  Upon request by the Borrower, a Lender or L/C Issuer shall also provide a certificate that such Lender or L/C Issuer is generally requesting such compensation from other borrowers which such Lender or L/C Issuer deems similarly-situated to the Borrower.

(d) Delay in Requests.  Failure or delay on the part of any Lender or any L/C Issuer to demand compensation pursuant to the foregoing provisions of this Section shall not constitute a waiver of such Lender's or such L/C Issuer's right to demand such compensation, provided that no Borrower shall be required to compensate a Lender or an L/C Issuer pursuant to the foregoing provisions of this Section for any increased costs incurred or reductions suffered more than 120 days prior to the date that such Lender or such L/C Issuer, as the case may be, notifies the Borrower of the Change in Law giving rise to such increased costs or reductions and of such Lender's or such L/C Issuer's intention to claim compensation therefor (except that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the 120 day period referred to above shall be extended to include the period of retroactive effect thereof).

(e) Reserves on Eurodollar Rate Loans.  The Borrower shall pay (or cause to be paid) to each Lender, as long as such Lender shall be required to maintain reserves with respect to liabilities or assets consisting of or including Eurocurrency funds or deposits (currently known as "Eurocurrency liabilities"), additional interest on the unpaid principal amount of each Eurodollar Rate Loan equal to the actual costs of such reserves allocated to such Loan by such Lender (as determined by such Lender in good faith, which determination shall be conclusive), which shall be due and payable on each date on which interest is payable on such Loan, provided the Borrower shall have received at least 10 days' prior notice (with a copy to the Administrative Agent) of such additional interest from such Lender.  If a Lender fails to give notice 10 days prior to the relevant Interest Payment Date, such additional interest shall be due and payable 10 days from receipt of such notice.

3.05 Compensation for Losses.  Upon demand of any Lender (with a copy to the Administrative Agent) from time to time, the Borrower shall promptly compensate such Lender for and hold such Lender harmless from any loss, cost or expense incurred by it as a result of:

(a) any continuation, conversion, payment or prepayment of any Loan to the Borrower other than a Base Rate Loan on a day other than the last day of the Interest Period for such Loan (whether voluntary, mandatory, automatic, by reason of acceleration, or otherwise);

(b) any failure by the Borrower (for a reason other than the failure of such Lender to make a Loan) to prepay, borrow, continue or convert any Loan other than a Base Rate Loan on the date or in the amount notified by the Borrower; or

(c) any assignment of a Eurodollar Rate Loan on a day other than the last day of the Interest Period therefor as a result of a request by the Borrower pursuant to Section 10.13;

including any loss of anticipated profits and any loss or expense arising from the liquidation or reemployment of funds obtained by it to maintain such Loan or from fees payable to terminate the deposits from which such funds were obtained.  The Borrower shall also pay any customary administrative fees charged by such Lender in connection with the foregoing.

For purposes of calculating amounts payable by the Borrower to the Lenders under this Section 3.05, each Lender shall be deemed to have funded each Eurodollar Rate Loan made by it at the Eurodollar Rate for such Loan by a matching deposit or other borrowing in the London interbank eurodollar market for a comparable amount and for a comparable period, whether or not such Eurodollar Rate Loan was in fact so funded.

3.06 Mitigation Obligations; Replacement of Lenders.

(a) Designation of a Different Lending Office.  If any Lender requests compensation under Section 3.04, or the Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 3.01, or if any Lender gives a notice pursuant to Section 3.02, then such Lender shall use reasonable efforts to designate a different Lending Office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 3.01 or 3.04, as the case may be, in the future, or eliminate the need for the notice pursuant to Section 3.02, as applicable, and (ii) in each case, would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender.  The Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.

(b) Replacement of Lenders.  If any Lender requests compensation under Section 3.04, or gives a notice pursuant to Section 3.02 (which notice is not given by other similarly situated Lenders) and does not subsequently designate a different Lending Office or assign its rights and obligations hereunder to another of its offices, branches or affiliates as provided above, or if the Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 3.01, the Borrower may replace such Lender in accordance with Section 10.13.

3.07 Survival.  All of the Borrower's obligations under this Article III shall survive termination of the Aggregate Commitments and repayment of all other Obligations hereunder.

ARTICLE IV

CONDITIONS PRECEDENT TO CREDIT EXTENSIONS

4.01 Conditions of Initial Credit Extension.  The obligation of each L/C Issuer and each Lender to make its initial Credit Extension hereunder is subject to satisfaction of the following conditions precedent:

(a) The Administrative Agent's receipt of the following, each of which shall be originals or either copies transmitted by electronic transmission or telecopies (followed, in each case, promptly by originals) unless otherwise specified, each properly executed by a Responsible Officer of the signing Loan Party, each dated the Closing Date (or, in the case of certificates of governmental officials, a recent date before the Closing Date) and each in form and substance satisfactory to the Administrative Agent and each of the Lenders:

(i) executed counterparts of this Agreement and the Subsidiary Guaranty;

(ii) a Note executed by the Borrower in favor of each Lender requesting a Note;

(iii) executed counterparts of the Security Documents, together with:

(A) to the extent not already in the possession of the Administrative Agent, certificates representing the Equity Interests pledged pursuant to the Security Documents, accompanied by undated stock powers executed in blank and instruments evidencing any indebtedness pledged thereunder, all indorsed in blank ,

(B) proper financing statements, duly prepared for filing under the Uniform Commercial Code of all jurisdictions that the Administrative Agent may deem necessary or reasonably desirable in order to perfect the liens and security interests created under the Security Documents covering the Collateral described in the Security Documents,

(C) any landlord waivers and access letters reasonably requested by the Administrative Agent with respect to real property interests of the Borrower and its Subsidiaries;

(D) completed lien searches, dated on or before the date of the initial Credit Extension, listing all effective financing statements filed in the jurisdictions referred to in clause (B) above that name any Loan Party or any Subsidiary of any Loan Party as debtor, together with copies of such other financing statements, and

(E) evidence that all other action that the Administrative Agent may reasonably deem necessary in order to perfect the liens and security interests created under the Security Documents has been completed (other than the filings referred to in clause (B) above);

(iv) an incumbency certificate executed by the Responsible Officer(s) of each Loan Party evidencing the identity, authority and capacity of each Responsible Officer authorized to act as a Responsible Officer in connection with each Loan Document to which such Loan Party is a party;

(v) copies, certified by the Secretary or Assistant Secretary (or other appropriate Responsible Officer) of the applicable Loan Party, of all resolutions and other appropriate authorizing actions taken or to be taken by or on behalf of each Loan Party authorizing and approving the execution, delivery and performance of all Loan Documents to which such Loan Party is a party, which resolutions or authorizing actions have not been revoked, modified, amended or rescinded and are in full force and effect as of the Closing Date;

(vi) such Organizational Documents, certified by the Secretary or Assistant Secretary (or other appropriate Responsible Officer) of the applicable Loan Party, and/or certificates of good standing or similar certificates or instruments as the Administrative Agent may reasonably require to evidence that each Loan Party is duly organized or formed, and that the Borrower and each Subsidiary Guarantor is validly existing, in good standing and (if applicable) qualified to engage in business in each jurisdiction where its ownership, lease or operation of properties or the conduct of its business requires such qualification, except to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect;

(vii) a favorable legal opinion of (A) Jones, Walker, Waechter, Poitevent, Carrère & Denègre L.L.P., counsel to the Loan Parties, and (B) General Counsel of the Borrower, each addressed to the Administrative Agent and each Lender, as to such matters concerning the Loan Parties (or any of them) and the Loan Documents as the Administrative Agent may reasonably request;

(viii) a certificate of a Responsible Officer of each Loan Party either (A) attaching copies of all material consents, licenses and approvals required to be obtained by any Loan Party in connection with the execution, delivery and performance by such Loan Party and the validity against such Loan Party of the Loan Documents to which it is a party, and such consents, licenses and approvals shall be in full force and effect, or (B) stating that no such consents, licenses or approvals are so required;

(ix) a certificate signed by a Responsible Officer of the Borrower certifying (A) that the conditions specified in Sections 4.02(a) and (b) have been satisfied and (B) a calculation of the pro forma Consolidated Leverage Ratio as of the last day of the fiscal quarter of the Borrower most recently ended as of the Closing Date, giving pro forma effect to the Transaction;

(x) evidence that all insurance required to be maintained pursuant to the Loan Documents has been obtained and is in effect;

(xi) endorsements naming the Administrative Agent, on behalf of the Lenders, as an additional insured or loss payee, as the case may be, under all insurance policies required to be maintained pursuant to the Loan Documents with respect to the properties of the Borrower and its Subsidiaries forming part of the Collateral; and

(xii) evidence that the Existing Credit Agreement has been or concurrently with the Closing Date is being terminated and all Liens securing obligations under the Existing Credit Agreement have been or concurrently with the Closing Date are being released (it being acknowledged that releases in certain jurisdictions may not be fully evidenced of record until after the Closing Date).

(b) There shall not have occurred since December 31, 2010 any event or condition that has had or could be reasonably expected, either individually or in the aggregate, to have a Material Adverse Effect;

(c) The Lenders shall have received certification as to the financial condition and Solvency of the Borrower and its Subsidiaries from the chief financial officer of the Borrower after giving effect to the consummation of the Transaction and the incurrence of indebtedness related thereto;

(d) There shall be no action, suit, investigation or proceeding pending or, to the knowledge of the Borrower, threatened against the Borrower in any court or before any arbitrator or Governmental Authority that could reasonably be expected to have a Material Adverse Effect;

(e) The Administrative Agent shall be satisfied that all Loans made by the Lenders to the Borrower shall be in full compliance with the Federal Reserve's margin regulations;

(f) The Lenders shall have received (a) the Borrower's unqualified audited consolidated financial statements for the year ending 2010 and (b) budgets and forecasts of consolidated balance sheets, income statements and cash flow statements of the Borrower and its Subsidiaries for each of the Borrower's fiscal years 2011 through and including 2012, in each case, prepared by management of the Borrower and in form and substance satisfactory to the Lenders;

(g) The Administrative Agent and the Lenders shall have received, from a third party appraiser reasonably acceptable to the Administrative Agent vessel appraisals in form and substance satisfactory to the Administrative Agent and the Lenders, setting forth the fair market value of the vessels of the Borrower and its Subsidiaries;

(h) The Administrative Agent shall have received, in form and substance reasonably satisfactory to the Administrative Agent and each of the Lenders, such other assurances, certificates, documents, consents or opinions as the Administrative Agent, any L/C Issuer, the Swing Line Lender or the Required Lenders reasonably may require and timely request;

(i) Any fees required to be paid on or before the Closing Date shall have been paid unless the receipt thereof on or before the Closing Date is or has been waived by the recipient thereof;

(j) The Borrower shall have paid all reasonable fees, charges and disbursements of counsel to the Administrative Agent (directly to such counsel if requested by the Administrative Agent) to the extent invoiced in a reasonably detailed statement and received by the Borrower prior to or at a reasonable time on the Closing Date, plus such additional amounts of such fees, charges and disbursements as shall constitute its reasonable estimate of such reasonable fees, charges and disbursements incurred or to be incurred by it through the closing proceedings (provided that such estimate shall not thereafter preclude a final settling of accounts between the Borrower and the Administrative Agent); and

(k) The Closing Date shall have occurred on or before May 31, 2011.

Without limiting the generality of the provisions of Section 9.04, for purposes of determining compliance with the conditions specified in this Section 4.01, each Lender that has signed this Agreement shall be deemed to have consented to, approved or accepted or to be satisfied with, each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to a Lender unless the Administrative Agent shall have received notice from such Lender prior to the proposed Closing Date specifying its objection thereto.

4.02 Conditions to all Credit Extensions.  The obligation of each Lender and L/C Issuer to honor any Request for Credit Extension (other than, for the avoidance of doubt, a Loan Notice requesting only a conversion of Loans to the other Type, or a continuation of Eurodollar Rate Loans) is subject to the following conditions precedent:

(a) The representations and warranties of the Borrower and each other Loan Party contained in Article V or any other Loan Document, or which are contained in any document furnished at any time under or in connection herewith or therewith, shall be true and correct in all material respects on and as of the date of such Credit Extension, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they shall be true and correct in all material respects as of such earlier date, and except that for purposes of this Section 4.02, the representations and warranties contained in subsections (a) and (b) of Section 5.05 shall be deemed to refer, after the Closing Date, to the most recent statements furnished pursuant to clauses (a) and (b), respectively, of Section 6.01.

(b) No Default shall exist, or would result from such proposed Credit Extension or from the application of the proceeds thereof.

(c) The Administrative Agent and, if applicable, the applicable L/C Issuer or the Swing Line Lender shall have received a Request for Credit Extension in accordance with the requirements hereof.

(d) Prior to the Financial Covenant Compliance Date, the Borrower shall have demonstrated to the reasonable satisfaction of the Administrative Agent that, after giving effect to such proposed Credit Extension, the aggregate Outstanding Amount of all Revolving Credit Loans plus the aggregate Outstanding Amount of all Swing Line Loans plus the aggregate Outstanding Amount of all L/C Obligations will not exceed the Collateral Coverage Sublimit.

Each Request for Credit Extension (other than, for the avoidance of doubt, a Loan Notice requesting only a conversion of Loans to the other Type or a continuation of Eurodollar Rate Loans) submitted by the Borrower shall be deemed to be a representation and warranty that the conditions specified in Sections 4.02(a) and (b) have been satisfied on and as of the date of the applicable Credit Extension.

ARTICLE V

REPRESENTATIONS AND WARRANTIES

The Borrower represents and warrants to the Administrative Agent and the Lenders that:

5.01 Existence, Qualification and Power.  Each Loan Party and each Subsidiary thereof (a) is duly organized or formed, validly existing and, if applicable, in good standing under the Laws of the jurisdiction of its incorporation or organization, (b) has all requisite corporate or equivalent power and authority and all requisite governmental licenses, authorizations, consents and approvals to (i) own or lease its assets and carry on its business as now conducted and (ii) execute, deliver and perform its obligations under the Loan Documents to which it is a party, and (c) is duly qualified and is licensed and, if applicable, in good standing under the Laws of each jurisdiction where its ownership, lease or operation of its properties or the conduct of its business requires such qualification or license; except in each case referred to in clause (b)(i), or (c), to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect.

5.02 Authorization; No Contravention.  The execution, delivery and performance by each Loan Party of each Loan Document to which such Person is party, have been duly authorized by all necessary corporate or equivalent action, and do not and will not (a) violate the terms of any of such Person's Organizational Documents; (b) conflict with or result in any breach of or default (however denominated) under, or the creation of any Lien under, or require any payment to be made under any security issued by, or any loan agreement, indenture or other material agreement to which such Person is a party or which is binding on its properties; (c) violate any order, injunction, writ or decree of any Governmental Authority or any arbitral award to which such Person or its property is subject; or (d) violate any Law applicable to it.

5.03 Governmental Authorization; Other Consents.  No approval, consent, exemption, authorization, or other action by, or notice to, or filing with, any Governmental Authority or any other Person is necessary or required to be made by any Loan Party in connection with (a) the execution, delivery or performance by, or enforcement against, any Loan Party of this Agreement or any other Loan Document, or for the consummation of the Transaction, (b) the grant by any Loan Party of the Liens granted by it pursuant to the Security Documents to which it is a party or (c) following delivery of the Security Documents pursuant to Section 6.13, the perfection or maintenance of the Liens created under the Security Documents to which it is a party except for (i) such authorizations, approvals, actions, notices and filings which have been duly obtained, taken, given or made and are in full force and effect, and (ii) filings or other requisite actions necessary to perfect or establish the priority of Liens created under the Security Documents, to the extent not required by such Security Documents.

5.04 Binding Effect.  This Agreement has been, and each other Loan Document, when delivered hereunder, will have been, duly executed and delivered by each Loan Party that is party thereto.  This Agreement constitutes, and each other Loan Document when so delivered will constitute, a legal, valid and binding obligation of each Loan Party that is a party hereto or thereto, as the case may be, enforceable against such Loan Party in accordance with its terms, except as such enforcement may be limited by Debtor Relief Laws and similar Laws affecting creditors' rights generally or providing relief for debtors and subject to general principles of equity.

5.05 Financial Statements; No Material Adverse Effect; No Internal Control Event.

(a) The Initial Financial Statements (i) were prepared in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein; (ii) fairly present the consolidated financial condition of the Borrower and its Subsidiaries as of the date thereof and their consolidated results of operations for the period covered thereby in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein; and (iii) show all material indebtedness and other liabilities, direct or contingent, of the Borrower and its Subsidiaries as of the date thereof, including any such liabilities for taxes, material commitments and Indebtedness.

(b) The unaudited consolidated balance sheet of the Borrower and its Subsidiaries dated December 31, 2010, and the related consolidated statements of income or operations, shareholders' equity and cash flows for the fiscal quarter ended on that date (i) were prepared in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein, and (ii) fairly present the consolidated financial condition of the Borrower and its Subsidiaries as of the date thereof and their consolidated results of operations for the period covered thereby, subject, in the case of clauses (i) and (ii), to the absence of footnotes and to normal year-end audit adjustments.

(c) [Intentionally left blank.]

(d) Since the date of the most recent financial statements furnished pursuant to Section 6.01(a) (or, until the date of the initial delivery of financial statements pursuant to such Section, since the date of the Initial Financial Statements), there has been no event or circumstance, either individually or in the aggregate, that has had or could reasonably be expected to have a Material Adverse Effect.

(e) To the best knowledge of the Borrower, no Internal Control Event exists or has occurred since the date of the Initial Financial Statements that has resulted in or could reasonably be expected to result in a misstatement in any material respect, in any material financial information delivered or to be delivered to the Administrative Agent or the Lenders, of (i) covenant compliance calculations provided hereunder or (ii) the assets, liabilities, financial condition or results of operations of the Borrower and its Subsidiaries on a consolidated basis.

(f) The consolidated forecasted balance sheet and statements of income and cash flows of the Borrower and its Subsidiaries delivered pursuant to Section 4.01 or Section 6.01(c) were prepared in good faith on the basis of the assumptions stated therein, which assumptions were reasonable in light of the conditions existing when made and, and represented, at the time of delivery, the Borrower's good faith best estimate of its future financial condition and performance.

5.06 Litigation.  There are no actions, suits, proceedings, claims or disputes pending or, to the knowledge of the Borrower threatened, at law, in equity, in arbitration or before any Governmental Authority, by or against the Borrower or any of its Subsidiaries or against any of its properties or revenues that (a) purport to affect or pertain to this Agreement or any other Loan Document, or any of the transactions contemplated hereby, or (b) either individually or in the aggregate, if determined adversely to such Loan Party, could reasonably be expected to have a Material Adverse Effect.

5.07 No Default.  Neither any Loan Party nor any Subsidiary thereof is in default under, or in breach of, any Contractual Obligation to which it is a party or by which it is bound that could, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.  No Default has occurred and is continuing or would result from the consummation of the transactions contemplated by this Agreement or any other Loan Document.

5.08 Ownership of Property; Liens.  The Borrower and its Subsidiaries have good and defensible title to, or valid leasehold interests in, all real property necessary or used in the ordinary conduct of its business, except for such defects in title as could not, individually or in the aggregate, reasonably be expected to materially detract from the value thereof to, or the use thereof in, the business of the Borrower and its Subsidiaries.  The property of Borrower and its Subsidiaries is subject to no Liens, other than Liens permitted by Section 7.01.

5.09 Environmental Compliance.

(a) The Borrower and its Subsidiaries are in compliance with all applicable Environmental Laws, and have no liability under any Environmental Laws, except for such non-compliance or liability which would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(b) The Borrower and its Subsidiaries hold all Environmental Permits (each of which is in full force and effect) necessary for the operation of its business and for the use of any property owned, leased, or otherwise operated by them, except for such Environmental Permits the failure to hold which would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(c) (i) There are no pending or, to the knowledge of the Borrower, threatened, claims against the Borrower or any of its Subsidiaries under any Environmental Laws, and, (ii) neither the Borrower nor any of its Subsidiaries has received any written notice of alleged non-compliance with applicable Environmental Laws or Environmental Permits which, in each case, would, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

5.10 Insurance.  The properties of the Borrower and its Subsidiaries are insured with financially sound and reputable insurance companies not Affiliates of the Borrower, in such amounts, with such deductibles and covering such risks as are customarily carried by companies engaged in similar businesses and owning similar properties in localities where the Borrower or the applicable Subsidiary operates, except to the extent that reasonable self insurance meeting the same standards is maintained with respect to such risks.

5.11 Taxes.  The Borrower and its Subsidiaries have filed all Federal, state and other material tax returns and reports required to be filed, and have paid all Federal, state and other material taxes, assessments, fees and other governmental charges levied or imposed upon them or their properties, income or assets otherwise due and payable, except those which are being contested in good faith by appropriate proceedings diligently conducted and for which adequate reserves have been provided in accordance with GAAP and except as set forth on Schedule 5.11.  There is no proposed tax assessment against the Borrower or any of its Subsidiaries that would, if made, have a Material Adverse Effect.  Except as set forth on Schedule 5.11, neither any Loan Party nor any Subsidiary thereof is party to any tax sharing agreement with any Person that is not a Loan Party or Subsidiary thereof.

5.12 ERISA Compliance.

(a) Each Plan is in compliance in all material respects with the applicable provisions of ERISA, the Code and other Federal or state laws.  Each Pension Plan that is intended to be a qualified plan under Section 401(a) of the Code has received a favorable determination letter or opinion letter from the Internal Revenue Service to the effect that the form of such Plan is qualified under Section 401(a) of the Code and the trust related thereto has been determined by the Internal Revenue Service to be exempt from federal income tax under Section 501(a) of the Code, or an application for such a letter is currently being processed by the Internal Revenue Service.  To the best knowledge of the Borrower, nothing has occurred that would prevent or cause the loss of such tax-qualified status.

(b) There are no pending or, to the best knowledge of the Borrower, threatened claims, actions or  lawsuits, or action by any Governmental Authority, with respect to any Plan that  could reasonably be expected to have a Material Adverse Effect.  There has been no prohibited transaction or violation of the fiduciary responsibility rules with respect to any Plan that has resulted or could reasonably be expected to result in a Material Adverse Effect.

(c) (i) No ERISA Event has occurred, and neither the Borrower nor any ERISA Affiliate is aware of any fact, event or circumstance that could reasonably be expected to constitute or result in an ERISA Event with respect to any Pension Plan; (ii) the Borrower and each ERISA Affiliate has met all applicable requirements under the Pension Funding Rules in respect of each Pension Plan, and no waiver of the minimum funding standards under the Pension Funding Rules has been applied for or obtained; (iii) as of the most recent valuation date for any Pension Plan, the funding target attainment percentage (as defined in Section 430(d)(2) of the Code) is 60% or higher and neither the Borrower nor any ERISA Affiliate knows of any facts or circumstances that could reasonably be expected to cause the funding target attainment percentage for any such plan to drop below 60% as of the most recent valuation date; (iv) neither the Borrower nor any ERISA Affiliate has incurred any liability to the PBGC other than for the payment of premiums, and there are no premium payments which have become due that are unpaid; (v) neither the Borrower nor any ERISA Affiliate has engaged in a transaction that could be subject to Section 4069 or Section 4212(c) of ERISA; and (vi) no Pension Plan has been terminated by the plan administrator thereof nor by the PBGC, and no event or circumstance has occurred or exists that could reasonably be expected to cause the PBGC to institute proceedings under Title IV of ERISA to terminate any Pension Plan.

(d) Neither the Borrower or any ERISA Affiliate maintains or contributes to, or has any unsatisfied obligation to contribute to, or liability under, any active or terminated Pension Plan other Pension Plans not otherwise prohibited by this Agreement.

5.13 Subsidiaries; Equity Interests.  As of the Closing Date, the Borrower has no Subsidiaries other than those specifically disclosed in Part (a) of Schedule 5.13, and all of the outstanding Equity Interests in such Subsidiaries have been validly issued, are fully paid and nonassessable and are owned by a Loan Party in the amounts specified on Part (a) of Schedule 5.13 free and clear of all Liens (other than those created under the Security Documents and any applicable Permitted Liens).  As of the Closing Date, the Borrower has no equity investments in any other corporation or entity other than those specifically disclosed in Part(b) of Schedule 5.13.  All of the outstanding Equity Interests in the Borrower have been validly issued and are fully paid and nonassessable.

5.14 Margin Regulations; Investment Company Act.

(a) The Borrower is neither engaged nor will engage, principally or as one of its important activities, in the business of purchasing or carrying margin stock (within the meaning of Regulation U issued by the FRB), or extending credit for the purpose of purchasing or carrying margin stock.  Following the application of the proceeds of each Borrowing or drawing under each Letter of Credit, not more than 25% of the value of the assets (either of the Borrower individually or of the Borrower and its Subsidiaries on a consolidated basis) subject to the provisions of Section 7.01 or Section 7.05 or subject to any restriction contained in any agreement or instrument between the Borrower and any Lender or any Affiliate of any Lender relating to Indebtedness and within the scope of Section 8.01(e) will be margin stock.

(b) None of the Borrower, any Person Controlling the Borrower, or any Subsidiary is or is required to be registered as an "investment company" under the Investment Company Act of 1940.

5.15 Disclosure.  The Borrower has disclosed to the Administrative Agent and the Lenders all agreements, instruments and corporate or other restrictions to which the Borrower or any of its Subsidiaries is a party or by which the Borrower is bound, and all other matters known to the Borrower, that, individually or in the aggregate, could, if breached or violated by, enforced against, or adversely determined in relation to, the Borrower or any of its Subsidiaries, reasonably be expected to result in a Material Adverse Effect.  No report, financial statement, certificate or other information furnished (whether in writing or orally) by or on behalf of any Loan Party to the Administrative Agent or any Lender in connection with the transactions contemplated hereby and the negotiation of this Agreement or delivered hereunder or under any other Loan Document (in each case, as modified or supplemented by other information so furnished) contains any material misstatement of fact or omits to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided that, with respect to projected financial information, the Borrower represents only that such information was prepared in good faith based upon assumptions believed to be reasonable at the time.

5.16 Compliance with Laws.  The Borrower and its Subsidiaries is in compliance in all material respects with the requirements of all Laws and all orders, writs, injunctions and decrees binding on it or to its properties, except in such instances in which (a) such requirement of Law or order, writ, injunction or decree is being contested in good faith by appropriate proceedings diligently conducted or (b) the failure to comply therewith, either individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect.

5.17 Taxpayer Identification Number.  As of the Closing Date, the Borrower's true and correct U.S. taxpayer identification number is set forth on Schedule 10.02, and after the Closing Date, as disclosed by the Borrower in writing to the Administrative Agent.

5.18 Intellectual Property; Licenses, Etc.  The Borrower and/or its Subsidiaries own, or possess the right to use, all of the trademarks, service marks, trade names, copyrights, patents, patent rights, franchises, licenses and other intellectual property rights (collectively, "IP Rights") that are reasonably necessary for the operation of their respective businesses, without conflict with the rights of any other Person unless such failure to own or possess the right to use such IP Rights would not reasonably be expected to have a Material Adverse Effect.  To the best knowledge of the Borrower, no slogan or other advertising device, product, process, method, substance, part or other material now employed, or now contemplated to be employed, by the Borrower or any of its Subsidiaries infringes upon any rights held by any other Person in a manner that would reasonably be expected to have a Material Adverse Effect.  No claim or litigation regarding any of the foregoing is pending or, to the best knowledge of the Borrower, threatened, against the Borrower or any of its Subsidiaries, or any of their use thereof, which, either individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.

5.19 Intentionally Left Blank.

5.20 Solvency.  Each Loan Party is, individually and together with its Subsidiaries on a consolidated basis, Solvent.

5.21 Off-Balance Sheet Liabilities. Neither the Borrower nor any of its Subsidiaries has any liability in respect of any Off-Balance Sheet Liabilities.

5.22 Casualty, Etc.  Neither the businesses nor the properties of any Loan Party or any of its Subsidiaries are affected by any fire, explosion, accident, strike, lockout or other labor dispute, drought, storm, hail, earthquake, embargo, act of God or of the public enemy or other casualty (whether or not covered by insurance) that, either individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.

ARTICLE VI

AFFIRMATIVE COVENANTS

So long as any Lender shall have any Commitment hereunder, any Loan or other Obligation hereunder shall remain unpaid or unsatisfied, or any Letter of Credit shall remain outstanding, the Borrower shall, and shall (except in the case of the covenants set forth in Sections 6.01, 6.02, and 6.03) cause each of its Subsidiaries to:

6.01 Financial Statements.  Deliver to the Administrative Agent and each Lender:

(a) as soon as available, but in any event within 90 days after the end of each fiscal year of the Borrower (or, if earlier, 15 days after the date required to be filed with the SEC (giving effect to any extension permitted by the SEC)), a consolidated balance sheet of the Borrower and its Subsidiaries as at the end of such fiscal year, and the related consolidated statements of income or operations, shareholders' equity and cash flows for such fiscal year, setting forth in each case in comparative form the figures for the previous fiscal year, all prepared in accordance with GAAP, audited and accompanied by (i) a report and opinion of a Registered Public Accounting Firm of nationally recognized standing selected by the Borrower and reasonably acceptable to the Required Lenders, which report and opinion shall be prepared in accordance with generally accepted auditing standards and applicable Securities Laws and shall not be subject to any "going concern" or like qualification or exception or any qualification or exception as to the scope of such audit or with respect to the absence of any material misstatement, and (ii) an opinion of such Registered Public Accounting Firm independently assessing the Borrower's internal controls over financial reporting in accordance with Item 308 of SEC Regulation S-K, PCAOB Auditing Standard No. 2, and Section 404 of Sarbanes-Oxley, in each case, so long as the foregoing are in effect and so long as therein required and applicable to the Borrower, and expressing a conclusion that contains no statement that there is a material weakness in such internal controls, except for such material weaknesses as to which the Required Lenders do not object;

(b) as soon as available, but in any event within 45 days after the end of each of the first three fiscal quarters of each fiscal year of the Borrower (or, if earlier, 5 days after the date required to be filed with the SEC (giving effect to any extension permitted by the SEC)) (commencing with the fiscal quarter ended March 31, 2011), a consolidated balance sheet of the Borrower and its Subsidiaries as at the end of such fiscal quarter, and the related consolidated statements of income or operations and cash flows for such fiscal quarter and for the portion of the Borrower's fiscal year then ended, setting forth in each case in comparative form the figures for the corresponding fiscal quarter of the previous fiscal year and the corresponding portion of the previous fiscal year, all in reasonable detail, certified by a Responsible Officer of the Borrower as fairly presenting the financial condition, results of operations, shareholders' equity and cash flows of the Borrower and its Subsidiaries in accordance with GAAP, subject only to normal year-end audit adjustments and the absence of footnotes; and

(c) as soon as available, but in any event within 30 days following the end of each fiscal year of the Borrower (i) forecasts prepared by management of the Borrower, in form reasonably satisfactory to the Administrative Agent and the Required Lenders, of consolidated balance sheets and statements of income or operations and cash flows of the Borrower and its respective Subsidiaries for each of the immediately succeeding three years and (ii) the business plan of the Borrower and its respective Subsidiaries for the immediately following fiscal year; and

As to any information contained in materials furnished pursuant to Section 6.02(c), the Borrower shall not be separately required to furnish such information under clause (a) or (b) above, but the foregoing shall not be in derogation of the obligation of the Borrower to furnish the information and materials described in clauses (a) and (b) above at the times specified therein.

6.02 Certificates; Other Information.  Deliver to the Administrative Agent and each Lender (except as provided in Section 6.02(a)):

(a) concurrently with the delivery of the financial statements referred to in Sections 6.01(a) and (b), a duly completed Compliance Certificate signed by a Responsible Officer of the Borrower and delivered to the Administrative Agent (which delivery may, unless the Administrative Agent, or a Lender requests executed originals, be by electronic communication including fax or email and shall be deemed to be an original authentic counterpart thereof for all purposes);

(b) promptly after any request by the Administrative Agent or any Lender, copies of any detailed audit reports, management letters or recommendations submitted to the board of directors (or the audit committee of the board of directors) of the Borrower by independent accountants in connection with the accounts or books of the Borrower or any Subsidiary, or any audit of any of them;

(c) promptly after the same are publicly available, copies of each annual report, proxy or financial statement or other report or communication sent to the stockholders of the Borrower, and copies of all annual, regular, periodic and special reports and registration statements which the Borrower may file or be required to file with the SEC under Section 13 or 15(d) of the Securities Exchange Act of 1934, and not otherwise required to be delivered to the Administrative Agent pursuant hereto;

(d) promptly after the furnishing thereof, copies of any statement or report furnished to any holder of debt securities of any Loan Party or any Subsidiary thereof pursuant to the terms of any indenture, loan or credit or similar agreement and not otherwise required to be furnished to the Lenders pursuant to Section 6.01 or any other clause of this Section 6.02;

(e) promptly, and in any event within five Business Days after receipt thereof by any Loan Party or any Subsidiary thereof, copies of each notice or other correspondence received from the SEC (or comparable agency in any applicable non-U.S. jurisdiction) concerning any investigation or possible investigation or other inquiry by such agency regarding financial or other operational results of any Loan Party or any Subsidiary thereof; and

(f) promptly, such additional information regarding the business, financial or corporate affairs of the Borrower or any Subsidiary, or compliance with the terms of the Loan Documents, as the Administrative Agent or any Lender may from time to time reasonably request.

Documents required to be delivered pursuant to Section 6.01(a) or (b) or Section 6.02(b), (c), (d), or (e) (to the extent any such documents are included in materials otherwise filed with the SEC) may be delivered electronically and if so delivered, shall be deemed to have been delivered on the date (i) on which the Borrower posts such documents, or provides a link thereto on the Borrower's website on the Internet at the website address listed on Schedule 10.02; or (ii) on which such documents are posted on the Borrower's behalf on an Internet or intranet website, if any, to which each Lender and the Administrative Agent have access (whether a commercial, third-party website or whether sponsored by the Administrative Agent); provided that: (i) the Borrower shall deliver paper copies of such documents to the Administrative Agent or any Lender upon its request to the Borrower to deliver such paper copies until a written request to cease delivering paper copies is given by the Administrative Agent or such Lender and (ii) the Borrower shall notify the Administrative Agent (by telecopier or electronic mail) of the posting by it of any such documents and provide to the Administrative Agent by electronic mail electronic versions (i.e., soft copies) of such documents.  The Administrative Agent shall have no obligation to request the delivery of or to maintain paper copies of the documents referred to above, and in any event shall have no responsibility to monitor compliance by the Borrower with any such request by a Lender for delivery, and each Lender shall be solely responsible for requesting delivery to it or maintaining its copies of such documents.

The Borrower hereby acknowledges that (a) the Administrative Agent and/or the Arranger will make available to the Lenders and the L/C Issuers materials and/or information provided by or on behalf of the Borrower hereunder (collectively, "Borrower Materials") by posting the Borrower Materials on IntraLinks or another similar electronic system (the "Platform") and (b) certain of the Lenders (each, a "Public Lender") may have personnel who do not wish to receive material non-public information with respect to the Borrower or its Affiliates, or the respective securities of any of the foregoing, and who may be engaged in investment and other market-related activities with respect to such Person's securities.  The Borrower hereby agrees that (w) all Borrower Materials that are to be made available to Public Lenders shall be clearly and conspicuously marked "PUBLIC" which, at a minimum, shall mean that the word "PUBLIC" shall appear prominently on the first page thereof; (x) by marking Borrower Materials "PUBLIC," the Borrower shall be deemed to have authorized the Administrative Agent, the Arranger, the L/C Issuers and the Lenders to treat such Borrower Materials as not containing any material non-public information (although it may be sensitive or proprietary) with respect to the Borrower or its securities for purposes of United States Federal and state securities laws (provided, however, that to the extent such Borrower Materials constitute Information, they shall be treated as set forth in Section 10.07); (y) all Borrower Materials so marked "PUBLIC" are permitted to be made available through a portion of the Platform designated "Public Investor;" and (z) the Administrative Agent and the Arranger shall be entitled to treat any Borrower Materials that are not so marked "PUBLIC" as being suitable only for posting on a portion of the Platform not designated "Public Investor."

6.03 Notices.  Promptly notify the Administrative Agent and each Lender:

(a) of the occurrence of any Default;

(b) of any occurrence or event that has resulted or could reasonably be expected to result in a Material Adverse Effect, including, if any of the same resulted in or could be reasonably be expected to result in a Material Adverse Effect, (i) breach or non-performance of, or any default under, a Contractual Obligation of the Borrower or any Subsidiary; (ii) any dispute, litigation, investigation, proceeding or suspension between the Borrower or any Subsidiary and any Governmental Authority; or (iii) the commencement of, or any material development in, any litigation or proceeding affecting the Borrower or any Subsidiary, including pursuant to any applicable Environmental Laws;

(c) of the occurrence of any ERISA Event, upon the Borrower obtaining knowledge thereof;

(d) of any material change in accounting policies or financial reporting practices by the Borrower and the Subsidiaries taken as a whole;

(e) of the determination by the Registered Public Accounting Firm providing the opinion required under Section 6.01(a)(ii) (in connection with its preparation of such opinion) or the Borrower's determination at any time of the occurrence or existence of any Internal Control Event; and

(f) any public offering of Equity Interests of the Borrower, each such notice to be delivered to the Administrative Agent not less than five Business Days after the occurrence of such event.

Each notice pursuant to this Section 6.03 other than Section 6.03(f) shall be accompanied by a statement of a Responsible Officer of the Borrower setting forth details of the occurrence referred to therein and stating what action the Borrower has taken and proposes to take with respect thereto.  Each notice pursuant to Section 6.03(a) shall describe with particularity any and all provisions of this Agreement and any other Loan Document that have been breached.

6.04 Payment of Obligations.  Pay and discharge as the same shall become due and payable, all its obligations and liabilities, including (a) all tax liabilities, assessments and governmental charges or levies upon it or its properties or assets, unless the same are being contested in good faith by appropriate proceedings diligently conducted and adequate reserves in accordance with GAAP are being maintained by the Borrower or such Subsidiary; (b) all lawful claims which, if unpaid, would by law become a Lien upon its property; and (c) all Indebtedness, as and when due and payable, but subject to any subordination provisions contained in any instrument or agreement evidencing such Indebtedness.

6.05 Preservation of Existence, Etc.  (a) Preserve, renew and maintain in full force and effect its legal existence and good standing under the Laws of the jurisdiction of its organization except in a transaction permitted by Section 7.04 or 7.05; (b) take all reasonable action to maintain all rights, privileges, permits, licenses and franchises necessary or desirable in the normal conduct of its business, except to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect; and (c) preserve or renew all of its registered patents, trademarks, trade names and service marks, the non-preservation of which could reasonably be expected to have a Material Adverse Effect.

6.06 Maintenance of Properties.  (a) Maintain, preserve and protect all of its material properties and equipment necessary in the operation of its business in good working order and condition, ordinary wear and tear excepted; and (b) make all necessary repairs thereto and renewals and replacements thereof, in each case, except where the failure to do so could not reasonably be expected to have a Material Adverse Effect.

6.07 Maintenance of Insurance.  Maintain with financially sound and reputable insurance companies not Affiliates of the Borrower, insurance with respect to its properties and business against loss or damage of the kinds customarily insured against by Persons engaged in the same or similar business, of such types and in such amounts as are customarily carried under similar circumstances by such other Persons and providing for not less than 30 days' prior notice to the Administrative Agent of termination, lapse or cancellation of such insurance, except to the extent reasonable self insurance meeting the same standards is maintained.  Each Loan Party shall cause the Administrative Agent to be named at all times as loss payee for the benefit of the Lenders in respect of each property or casualty insurance policy that such Loan Party is required to maintain under this Section with respect to the Collateral, and at all times as an additional insured party in respect of each liability insurance policy that such Loan Party is required to maintain under this Section.

6.08 Compliance with Laws.  Comply in all material respects with the requirements of all Laws and all orders, writs, injunctions and decrees applicable to it or to its business or property, except in such instances in which (a) such requirement of Law or order, writ, injunction or decree is being contested in good faith by appropriate proceedings diligently conducted; or (b) the failure to comply therewith could not reasonably be expected to have a Material Adverse Effect.

6.09 Books and Records.  (a)  Maintain proper books of record and account, in which full, true and correct entries in conformity with GAAP consistently applied shall be made of all financial transactions and matters involving the assets and business of the Borrower or such Subsidiary, as the case may be; and (b) maintain such books of record and account in material conformity with all applicable requirements of any Governmental Authority having regulatory jurisdiction over the Borrower or such Subsidiary, as the case may be.

6.10 Inspection Rights.  Permit representatives of the Administrative Agent and each Lender to visit and inspect its properties, to examine its corporate, financial and operating records, and make copies thereof or abstracts therefrom, and to discuss its affairs, finances and accounts with its directors, officers, and independent public accountants, all at such reasonable times during normal business hours and as often as may be reasonably desired, upon reasonable advance notice to the Borrower and subject to applicable safety standards, applicable privilege and confidentiality restrictions, and restrictions of owners of such records or properties who are neither the Borrower nor any Subsidiary; provided, however, that when an Event of Default exists the Administrative Agent or any Lender (or any of their respective representatives or independent contractors) may do any of the foregoing at the expense of the Borrower at any time during normal business hours and without advance notice.

6.11 Use of Proceeds.  (a) Use the proceeds of the Credit Extensions made on the Closing Date to (i) refinance certain Indebtedness of the Borrower and its Subsidiaries existing on the Closing Date (including without limitation existing Indebtedness of Borrower and CDI Vessel under the Existing Credit Agreement), (ii) pay fees and expenses incurred in connection with the foregoing, the entering into and funding of the Facilities, and all related transactions, or (iii) any combination of the foregoing matters; and (b) use the proceeds of all other Revolving Credit Loans and use the Letters of Credit to provide ongoing working capital and for other general corporate purposes, including future Acquisitions, of the Borrower and its Subsidiaries not in violation of any Law or of any Loan Document.

6.12 Material Contracts.  Perform and observe all the terms and provision of each Material Contract to be performed and observed by it, maintain each such Material Contract in full force and effect and enforce each such Material Contract in accordance with its terms, except, in any case described in this Section 6.12, where the failure to do so, either individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect.

6.13 Collateral; etc.

(a) With respect to any property (other than any Excluded Property) acquired after the Closing Date by any Loan Party, including without limitation pursuant to Section 7.02(h), and any property that ceases to be Excluded Property promptly (i) execute and deliver to the Administrative Agent such amendments or addendums to the Security Documents or such other documents as the Administrative Agent reasonably deems necessary to grant to the Administrative Agent, for the benefit of the Secured Parties, a security interest in such property and (ii) take all actions necessary to grant to the Administrative Agent, for the benefit of the Secured Parties, a perfected first priority security interest in such property (subject only to applicable Permitted Liens), including without limitation, the filing of Uniform Commercial Code financing statements in such jurisdictions as may be required by the Security Documents or by law or as may be reasonably requested by the Administrative Agent, in each case within a reasonable time following the applicable requests of the Administrative Agent and receipt of applicable documents, if any.

(b) With respect to any new Subsidiary (other than, (y) a Subsidiary that, promptly upon its formation incurs Indebtedness pursuant to Section 7.03(h), to the extent such Subsidiary is prohibited under the documents governing such Indebtedness from taking any of the following actions and (z) in the case of clause (iii) below, a Foreign Subsidiary, and in the case of all clauses below, an Immaterial Foreign Subsidiary or an Excluded Foreign Subsidiary) created or acquired after the Closing Date, including without limitation pursuant to Section 7.02(h), (which, for the purposes of this paragraph, shall include any existing Subsidiary that ceases to be an Immaterial Foreign Subsidiary or an Excluded Foreign Subsidiary), by any Loan Party, promptly (i) execute and deliver to the Administrative Agent such amendments or addendums to the Security Documents as the Administrative Agent deems necessary to grant to the Administrative Agent, for the benefit of the Secured Parties, a perfected first priority security interest in the Equity Interests of such new Subsidiary that is owned by such Loan Party (subject only to applicable Permitted Liens), (ii) deliver to the Administrative Agent the certificates (if any) representing such Equity Interests, together with undated stock powers or share transfer forms, in blank, executed and delivered by a duly authorized officer of the applicable Loan Party, (iii) cause such new Subsidiary (A) to become a party to the Subsidiary Guaranty and the Security Documents and (B) to take such actions necessary to grant to the Administrative Agent for the benefit of the Secured Parties a perfected first priority security interest in the collateral described in the Security Documents with respect to such new Subsidiary (subject only to applicable Permitted Liens), including, without limitation, the filing of Uniform Commercial Code financing statements in such jurisdictions as may be required by the Security Documents or by law or as may be reasonably requested by the Administrative Agent, and (iv) if requested by the Administrative Agent, deliver to the Administrative Agent legal opinions relating to the matters described above, which opinions shall be in form and substance, and from counsel, reasonably satisfactory to the Administrative Agent, in each case within a reasonable time following the applicable requests of the Administrative Agent and receipt of applicable documents, if any.

(c) With respect to (i) any new Excluded Foreign Subsidiary (other than (y) a Subsidiary that, promptly upon its formation incurs Indebtedness pursuant to Section 7.03(h), to the extent the documents governing such Indebtedness prohibit the following actions and (z) an Immaterial Foreign Subsidiary) created or acquired after the Closing Date by any Loan Party, including without limitation pursuant to Section 7.02(h), and (ii) any Excluded Foreign Subsidiary of a Loan Party which Subsidiary is existing on the Closing Date but whose Equity Interests are not subject to a Foreign Pledge Agreement, if such Excluded Foreign Subsidiary ceases to be an Immaterial Foreign Subsidiary, promptly (A) execute and deliver to the Administrative Agent such amendments or addendums to the Security Documents or such other documents as the Administrative Agent deems necessary and requests in order to grant to the Administrative Agent, for the benefit of the Secured Parties, a perfected first priority security interest (subject only to applicable Permitted Liens) in the Equity Interests of such Subsidiary that is owned by the applicable Loan Party, (provided that in no event shall more than 66% of the total outstanding Equity Interests of any such Excluded Foreign Subsidiary be required to be so pledged), and (B) deliver to the Administrative Agent the certificates (if any) representing such Equity Interests, together with undated stock powers or share transfer forms, in blank, executed and delivered by a duly authorized officer of the applicable Loan Party, and take such other action as may be necessary or, in the reasonable opinion of the Administrative Agent, desirable to perfect the Lien of the Administrative Agent thereon, and (C) if requested by the Administrative Agent, deliver to the Administrative Agent legal opinions relating to the matters described above, which opinions shall be in form and substance, and from counsel, reasonably satisfactory to the Administrative Agent, in each case within a reasonable time following the applicable requests of the Administrative Agent and the receipt of any applicable documents.

(d) If the Borrower ceases to actively market its Port of Iberia facility for sale, the Borrower shall promptly (a) execute and deliver to the Administrative Agent a Mortgage with respect to such Port of Iberia facility, and (b) do, execute, acknowledge, deliver, record, re-record, file, re-file, register and re-register any and all such further acts, deeds, certificates, assurances and other instruments as the Administrative Agent may reasonably require in order to perfect and maintain the validity, effectiveness and priority of such Mortgage and the Liens intended to be created thereunder.

(e) Within 30 days following the Closing Date, the Borrower shall, or shall cause Cal Dive Offshore Contractors, Inc., to promptly deliver to the Administrative Agent a mortgagee title insurance policy, including endorsements, with respect to the mortgaged Louisiana property, all in form and substance reasonably satisfactory to the Administrative Agent.

(f) If Cal Dive Offshore Contractors, Inc. does not sell its Sabine Pass, Texas, property to a third party within 90 days following the Closing Date, the Borrower shall cause Cal Dive Offshore Contractors, Inc. to promptly deliver to the Administrative Agent a deed of trust with respect to such property, duly executed and in form and substance reasonably satisfactory to the Administrative Agent, and take such actions as are reasonably requested by the Administrative Agent in connection with the granting and recordation of such deed of trust.

6.14 Governmental Authorizations.  If any filing, notice to, registration with, or consent or other action of any Governmental Authority is required to be made or obtained by the Borrower or any of its Subsidiaries under Law applicable to any of them to permit any Foreign Subsidiary to make payments on any intercompany note made by it or any Restricted Payments to any other Subsidiary or the Borrower, as applicable, promptly take such actions as are reasonably necessary to obtain permission for such Foreign Subsidiary to make such note payments or Restricted Payments without further Governmental Authority approval.

6.15 Compliance with Environmental Laws.  In each case, to the extent that the failure to do or cause to be done any of the following actions would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect:  (i) comply, and cause all lessees and other Persons operating or occupying its properties to comply, in all material respects, with all applicable Environmental Laws and Environmental Permits; (ii) obtain and renew all Environmental Permits necessary for its operations and properties; and (iii) conduct any investigation, study, sampling and testing, and undertake any cleanup, removal, remedial or other action necessary to remove and clean up all Hazardous Materials from any of its properties, in accordance with the requirements of all Environmental Laws; provided, however, that neither the Borrower nor any of its Subsidiaries shall be required to undertake any such cleanup, removal, remedial or other action to the extent that its obligation to do so is being contested in good faith and by proper proceedings and appropriate reserves are being maintained with respect to such circumstances in accordance with GAAP.

6.16 Further Assurances.  Promptly upon request by, and receipt of any applicable information and documents from, the Administrative Agent, or any Lender through the Administrative Agent, (a) correct any material defect or error that may be discovered in any Loan Document or in the execution, acknowledgment, filing or recordation thereof, and (b) do, execute, acknowledge, deliver, record, re-record, file, re-file, register and re-register any and all such further acts, deeds, certificates, assurances and other instruments as the Administrative Agent, or any Lender through the Administrative Agent, may reasonably require from time to time in order to (i) carry out more effectively the purposes of the Loan Documents, (ii) to the fullest extent permitted by applicable law, subject any Loan Party's or any of its Subsidiaries' properties, assets, rights or interests to the Liens now or hereafter intended to be covered by any of the Security Documents, (iii) perfect and maintain the validity, effectiveness and priority of any of the Security Documents and any of the Liens intended to be created thereunder and (iv) assure, convey, grant, assign, transfer, preserve, protect and confirm more effectively unto the Secured Parties the rights granted or now or hereafter intended to be granted to the Secured Parties under any Loan Document or under any other instrument executed in connection with any Loan Document to which any Loan Party or any of its Subsidiaries is or is to be a party, and cause each of its Subsidiaries to do so.

ARTICLE VII

NEGATIVE COVENANTS

So long as any Lender shall have any Commitment hereunder, any Loan or other Obligation hereunder shall remain unpaid or unsatisfied, or any Letter of Credit shall remain outstanding, the Borrower shall not, and shall not permit any of its Subsidiaries to, directly or indirectly:

7.01 Liens.  Create, incur, assume or permit to exist any Lien upon any of its property, assets or revenues, whether now owned or hereafter acquired, other than the following:

(a) Liens created pursuant to any Loan Document;

(b) Liens existing on the date hereof and listed on Schedule 7.01 and any renewals, replacements or extensions thereof, provided that (i) neither the property nor the description of the property covered thereby is changed other than as a result of Maintenance Capital Expenditures, (ii) the amount secured or benefited thereby is not increased other than as contemplated by Section 7.03(b), (iii) the direct or any contingent obligor with respect thereto is not changed other than in a transaction that is not prohibited by Section 7.04, and (iv) any renewal or extension of the obligations secured or benefited thereby is permitted by Section 7.03(b);

(c) Liens for taxes, assessments, other governmental charges or levies not yet due or which are being contested in good faith and by appropriate proceedings diligently conducted, if adequate reserves with respect thereto are maintained on the books of the applicable Person in accordance with GAAP;

(d) carriers', warehousemen's, mechanics', materialmen's, repairmen's, vendors', landlords', or other like Liens, including common law maritime Liens or Liens under the Federal Maritime Lien Act or similar state statutes, arising in the ordinary course of business for amounts which are not overdue for a period of more than 30 days or which are being contested in good faith and by appropriate proceedings diligently conducted, if adequate reserves in accordance with GAAP with respect thereto are maintained on the books of the applicable Person;

(e) pledges or deposits in the ordinary course of business in connection with workers' compensation, unemployment insurance and other social security legislation, other than any Lien imposed by ERISA;

(f) deposits to secure the performance of bids, trade contracts and leases (other than Indebtedness), statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature incurred in the ordinary course of business;

(g) easements, rights-of-way, restrictions and other similar encumbrances affecting real property which, in the aggregate, are not substantial in amount, and which do not materially detract from the value of the property subject thereto or materially interfere with the ordinary conduct of the business of the applicable Person;

(h) Liens securing judgments for the payment of money not constituting an Event of Default under Section 8.01(h);

(i) Liens securing Indebtedness permitted under Section 7.03(e) or Section 7.03(j); provided that (i) such Liens do not at any time encumber any property other than the property financed by such Indebtedness and (ii) the principal amount of the Indebtedness secured thereby does not exceed the cost or fair market value, whichever is lower, of the property being acquired on the date of acquisition;

(j) from and after the Financial Covenant Compliance Date, deposits and Liens encumbering assets that are not Collateral which secure Indebtedness permitted under Section 7.03(k);

(k) [Intentionally left blank];

(l) [Intentionally left blank];

(m) Liens on leasehold interests of the Borrower or any Subsidiary created by the lessor of the applicable leased premises in favor of a mortgagee of such premises;

(n) [Intentionally left blank];

(o) Liens for salvage or general average for amounts which are not delinquent or which are being contested in good faith and by appropriate proceedings diligently conducted, if adequate reserves with respect thereto are maintained on the books of the applicable Person in accordance with GAAP;

(p) Liens incurred in the ordinary course of business of the Borrower or any Subsidiary arising from vessel chartering, operations, drydocking, maintenance, the furnishing of supplies or fuel to vessels and crews wages, in each case (i) of a maritime lien nature and (ii)  for amounts which are not delinquent or which are being contested in good faith and by appropriate proceedings diligently conducted, if adequate reserves with respect thereto are maintained on the books of the applicable Person in accordance with GAAP;

(q) Liens on the property or assets of a Person which becomes a Subsidiary after the date hereof securing Indebtedness permitted by Section 7.03(n); provided that (i) such Liens existed at the time such Person became a Subsidiary and were not created in anticipation thereof, (ii) no such Lien is spread to cover any additional property or assets after the time such Person becomes a Subsidiary, and (iii) the amount of Indebtedness secured thereby is not increased;

(r) from and after the Financial Covenant Compliance Date, Liens securing Indebtedness (other than Guarantees) permitted under Section 7.03(h); provided that (i) such Liens do not at any time encumber any property other than the property financed by such Indebtedness and (ii) the principal amount of the Indebtedness secured thereby does not exceed the amount of the costs and expenses of acquiring or engineering, procurement, construction, and financing of the applicable asset;

(s) Liens in favor of a banking or brokerage institution arising by operation of law or otherwise encumbering deposits or securities (including the right of set-off) held by such institution, in each case which arise in the ordinary course of business in connection with the provision of deposit or security account services and are within the general parameters customary in the banking or brokerage industry;

(t) Liens (other than blanket Liens) not otherwise permitted by any other clause of this Section 7.01, encumbering assets other than vessels, which secure Indebtedness in an aggregate outstanding principal amount not exceeding (i) prior to the Financial Covenant Compliance Date, $15,000,000 at any time and (ii) from and after the Financial Covenant Compliance Date, $30,000,000 at any time.

7.02 Investments.  Make any Investments, except:

(a) Investments existing on the date hereof and listed on Schedule 7.02;

(b) Investments held by the Borrower or any Subsidiary in the form of Cash Equivalents;

(c) Investments consisting of loans or advances to officers, directors and employees of the Borrower and its Subsidiaries in an aggregate amount not to exceed $5,000,000 at any time outstanding, for ordinary business purposes;

(d) Investments of (i) the Borrower in any Subsidiary Guarantor or in any Person that becomes a Subsidiary Guarantor contemporaneously with such Investment, or, subject to the final clause of this Section 7.02, any Foreign Subsidiary, (ii) any Subsidiary in the Borrower or in a Subsidiary Guarantor or in any Person that becomes a Subsidiary Guarantor substantially contemporaneously with the making of such Investment, or, subject to the final clause of this Section 7.02, any Foreign Subsidiary, and (iii) any Unpledged Foreign Subsidiary in any other Unpledged Foreign Subsidiary;

(e) Investments (i) consisting of extensions of credit in the nature of accounts receivable or notes receivable arising from the grant of trade credit in the ordinary course of business, and (ii) received in satisfaction or partial satisfaction thereof from financially troubled customers and suppliers to the extent reasonably necessary in order to prevent or limit loss or received in connection with the bankruptcy or reorganization of its customers and suppliers;

(f) (i) Guarantees permitted by Section 7.03, and (ii) Guarantees by the Borrower or any Subsidiary for the performance or payment obligations of the Borrower or any Wholly Owned Subsidiary, which obligations were incurred in the ordinary course of business and do not constitute Indebtedness;

(g) Investments in joint ventures if each of the following conditions is satisfied: (i) immediately before and after giving effect to such Investment, no Default shall have occurred and be continuing and (ii) the aggregate amount of all such Investments, net of the aggregate amount of consideration received from the Dispositions of all Investments theretofore made pursuant to this Section 7.02(g) and any other cash return paid to any Loan Party (whether directly or indirectly via a Subsidiary) in respect thereof including distributions and returns of principal or capital, shall not exceed (A) prior to the Financial Covenant Compliance Date, $20,000,000 on a cumulative basis since the Closing Date, and (B) from and after the Financial Covenant Compliance Date, $125,000,000 on a cumulative basis since the Closing Date;

(h) Investments as a result of Acquisitions, if each of the following conditions is satisfied: (i) immediately before and after giving effect to such Acquisition, no Default shall have occurred and be continuing, (ii) the Consolidated Leverage Ratio, calculated on a pro forma basis after giving effect to such Acquisition, including any Indebtedness incurred in connection therewith, shall be less than 3.25 to 1.00, (iii) such Acquisition shall not be opposed by the board of directors or similar governing body of the Person or assets being acquired, (iv) the acquired Person or assets are in substantially the same business as the Borrower or any of its Subsidiaries or any business reasonably related or incidental thereto and (v) the Borrower complies (or causes compliance with) all requirements of Section 6.13 with respect to the acquired Person or assets;

(i) cash Investments consisting of Capital Expenditures permitted pursuant to Section 7.12;

(j) Investments in any Person to the extent such Investment represents the non-cash portion of consideration received for a Disposition of any property that was made pursuant to and in compliance with Section 7.05;

(k) any Investments received solely in exchange for Equity Interests consisting of common stock of the Borrower (excluding any Equity Interests that would constitute Indebtedness);

(l) Swap Contracts conforming to the description in Section 7.03(d);

(m) Investments consisting of intercompany Indebtedness permitted to be incurred under, and complying with the requirements of, Section 7.03;

(n) Investments not otherwise permitted by any other clause of this Section 7.02 which do not exceed, in the aggregate, (i) prior to the Financial Covenant Compliance Date, $10,000,000 on a cumulative basis since the Closing Date, and (ii) from and after the Financial Covenant Compliance Date, $50,000,000 on a cumulative basis since the Closing Date; and

(o) (i) prior to the Financial Covenant Compliance Date, Investments consisting of ordinary course loans or advances made by the Borrower or any Subsidiary to the Borrower or any Subsidiary for operating expenses and working capital needs, so long as the amount of such Investments made to Persons other than the Borrower or Subsidiary Guarantors does not exceed $95,000,000 in the aggregate for all such Investments made from and after the First Amendment Effective Date, and (ii) from and after the Financial Covenant Compliance Date, Investments consisting of ordinary course loans or advances made by the Borrower or any Subsidiary to the Borrower or any Subsidiary for operating expenses and working capital needs.

Notwithstanding anything in this Section 7.02 or elsewhere in this Agreement to the contrary, (i) prior to the Financial Covenant Compliance Date, the Borrower shall not, and shall not permit any of its Subsidiaries (other than Unpledged Foreign Subsidiaries) to, make any Investment in (A) any Unpledged Foreign Subsidiary, other than (1) Investments existing on the First Amendment Effective Date and (2) Investments described in Section 7.02(o)(i) above, or (B) any Pledged Foreign Subsidiary, other than (1) Investments existing on the First Amendment Effective Date, (2) Investments described in Section 7.02(o)(i) above, and (3) other Investments in an aggregate amount at any time outstanding not to exceed $25,000,000; and (ii) from and after the Financial Covenant Compliance Date, in no event shall aggregate Investments in all Subsidiaries that are neither Loan Parties nor Pledged Foreign Subsidiaries, including Investments as a result of Acquisitions, but excluding Investments permitted pursuant to Section 7.02(o)(ii) above, exceed $50,000,000.

7.03 Indebtedness.  Create, incur, assume or permit to exist any Indebtedness, except:

(a) Indebtedness under the Loan Documents;

(b) Indebtedness existing on the date hereof and listed on Schedule 7.03 and any refinancings, refundings, renewals or extensions thereof; provided that (i) the amount of such Indebtedness is not increased at the time of such refinancing, refunding, replacement, renewal or extension except by an amount equal to a reasonable premium or other reasonable amount paid, and fees and expenses reasonably incurred, in connection with such refinancing, refunding, renewal or extension and by an amount equal to any existing commitments unutilized thereunder, (ii) the terms relating to principal amount, amortization, maturity, collateral (if any), and other material terms taken as a whole, of any such refinancing, refunding, replacement, renewal or extending Indebtedness, and of any agreement entered into and of any instrument issued in connection therewith, are no more restrictive in any material respect to the Loan Parties than the terms of any agreement or instrument governing the Indebtedness being refinanced, refunded, replaced, renewed or extended and the interest rate applicable to any such refinancing, refunding, replacement, renewing or extending Indebtedness does not exceed the range of the market interest rates then available to the obligor thereunder for comparable transactions, and (iii) if such Indebtedness is subordinated to the Obligations, the terms relating to subordination of any such refinancing, refunding, replacement, renewal or extending Indebtedness are no less favorable to the Lenders than the terms of any agreement or instrument governing the Indebtedness being refinanced, refunded, replaced, renewed or extended;

(c) Guarantees of the Borrower or any Subsidiary in respect of (i) Indebtedness otherwise permitted hereunder and (ii) from and after the Financial Covenant Compliance Date, Indebtedness of joint ventures in which such Person owns Equity Interests in an aggregate amount not to exceed $50,000,000;

(d) obligations (contingent or otherwise) of the Borrower or any Subsidiary existing or arising under any Swap Contract, provided that (i) such obligations are (or were) entered into by such Person in the ordinary course of business for the purpose of directly mitigating risks associated with liabilities, commitments, investments, assets, or property held or reasonably anticipated by such Person, or changes in the value of securities issued by such Person, and not for purposes of speculation or taking a "market view" and (ii) such Swap Contract does not contain any provision exonerating the non-defaulting party from its obligation to make payments on outstanding transactions to the defaulting party other than as a result of offset or similar rights;

(e) Indebtedness in respect of capital leases, and purchase money obligations for fixed or capital assets within the limitations set forth in Section 7.01(i); provided, however, that the aggregate amount of all such Indebtedness at any one time outstanding shall not exceed $30,000,000, and refinancings, refundings, extensions and renewals of any such Indebtedness; provided that (i) the amount of such Indebtedness is not increased at the time of such refinancing, refunding, renewal or extension except by an amount equal to a reasonable premium or other reasonable amount paid, and fees and expenses reasonably incurred, in connection with such refinancing, refunding, renewal or extension, (ii) the terms relating to principal amount, amortization, maturity, collateral (if any), and other material terms taken as a whole, of any such refinancing, refunding, renewal or extending Indebtedness, and of any agreement entered into and of any instrument issued in connection therewith, are no more restrictive in any material respect to the Loan Parties than the terms of any agreement or instrument governing the Indebtedness being refinanced, refunded, renewed or extended and the interest rate applicable to any such refinancing, refunding, renewing or extending Indebtedness does not exceed the range of the market interest rates then available to the obligor thereunder for comparable transactions, and (iii) if such Indebtedness is subordinated to the Obligations, the terms relating to subordination of any such refinancing, refunding, renewal or extending Indebtedness are no less favorable to the Lenders than the terms of any agreement or instrument governing the Indebtedness being refinanced, refunded, renewed or extended;

(f) unsecured Indebtedness in an aggregate principal amount not to exceed $20,000,000 at any time outstanding;

(g) unsecured Indebtedness that (A) at the time of its incurrence, has no maturity earlier than 12 months after the Term Loan Maturity Date and the Revolving Loan Maturity Date and (B) does not require any scheduled repayment, defeasance, or redemption of any principal amount thereof prior to maturity; provided that no indenture or other agreement governing such Indebtedness contains covenants, terms, or conditions that are more restrictive, taken as a whole, than the covenants terms, and conditions of this Agreement;

(h) from and after the Financial Covenant Compliance Date, Indebtedness incurred by a Wholly Owned Subsidiary of the Borrower for the acquisition or construction of a vessel, provided that (i) such Subsidiary is created for the purpose of acquiring or constructing and owning such vessel and owns no other material assets, (ii) such Subsidiary is the sole owner of such vessel, (iii) neither the Borrower nor any of its other Subsidiaries (A) provides credit support of any kind (including any undertaking, agreement or instrument that would constitute Indebtedness) for such Indebtedness or (B) is directly or indirectly liable as a guarantor or otherwise of such Indebtedness, except that the Borrower or any Subsidiary may provide an unsecured Guarantee in favor of the United States Maritime Administration with respect to any such Indebtedness Guaranteed by the United States Maritime Administration, (iv) all expenditures with respect to the acquisition or construction of the vessel are made in compliance with Section 7.12; and (v) the aggregate amount of all such Indebtedness incurred pursuant to this Section 7.03(h) shall not exceed $150,000,000 at any one time outstanding and refinancings, refundings, extensions and renewals of any such Indebtedness; provided that (i) the amount of such Indebtedness is not increased at the time of such refinancing, refunding, renewal, or extension except by an amount equal to a reasonable premium or other reasonable amount paid, and fees and expenses reasonably incurred, in connection with such refinancing, refunding, renewal, or extension and (ii) the terms of such refinancing, refunding, renewing, or extending Indebtedness satisfy the requirements of this Section 7.03(h);

(i) Indebtedness of the Borrower or any Subsidiary owed to the Borrower or any Subsidiary, provided that in each case such Indebtedness shall be (A) permitted by Section 7.02 and (B) subordinated to the Obligations on the terms set forth on Annex I to Schedule 7.03, or on other terms reasonably acceptable to the Administrative Agent;

(j) Indebtedness in respect of sale and leaseback transactions to the extent otherwise permitted under Section 7.01(i) and Section 7.05(e);

(k) Indebtedness in respect of letters of credit, bank guarantees, surety bonds, performance bonds, warranty bonds, bid bonds and similar obligations, in each case, supporting international operations of the Borrower and its Subsidiaries, in an aggregate amount not to exceed $50,000,000 at any time outstanding;

(l) unsecured Indebtedness refinancing, refunding, replacing, renewing, or extending any Indebtedness permitted under Section 7.03(g); provided that (i) the amount of such Indebtedness is not increased at the time of such refinancing, refunding, replacement, renewal, or extension except by an amount equal to a reasonable premium or other reasonable amount paid, and fees and expenses reasonably incurred, in connection with such refinancing, refunding, renewal, or extension and (ii) the terms of such refinancing, refunding, renewing, or extending Indebtedness satisfy the requirements of Section 7.03(g);

(m) Indebtedness secured by Liens permitted under Section 7.01(t) in an aggregate outstanding principal amount not exceeding (i) prior to the Financial Covenant Compliance Date, $15,000,000 at any time and (ii) from and after the Financial Covenant Compliance Date,  $30,000,000 at any time; and

(n) from and after the Financial Covenant Compliance Date, Indebtedness of a Person which becomes a Subsidiary after such date in an aggregate outstanding principal amount not exceeding, together with all the aggregate outstanding principal amount of all other Indebtedness pursuant to this Section 7.03(n), $50,000,000 at any time, provided that (i) such indebtedness existed at the time such Person became a Subsidiary and was not created in anticipation thereof, (ii) neither the Borrower nor any of its Subsidiaries (A) provides credit support of any kind (including any undertaking, agreement or instrument that would constitute Indebtedness) for such Indebtedness or (B) is directly or indirectly liable as a guarantor or otherwise of such Indebtedness, and (iii) immediately after giving effect to the acquisition of such Person by the Borrower or any of its Subsidiaries no Default or Event of Default shall have occurred and be continuing.

7.04 Fundamental Changes.  Other than (i) a merger of the Borrower or a Domestic Subsidiary to effectuate a reincorporation or statutory conversion in another state of the United States or (ii) a statutory conversion in any state of the United States, in either case upon at least 30 days' prior written notice to the Administrative Agent, merge, dissolve, liquidate, consolidate with or into another Person, or Dispose of (whether in one transaction or in a series of related transactions) all or substantially all of its assets (whether now owned or hereafter acquired) to or in favor of any Person, except that, so long as no Default exists or would result therefrom:

(a) any Subsidiary may merge with or dissolve into (i) the Borrower, provided that the Borrower shall be the continuing or surviving Person, or (ii) any one or more other Subsidiaries, provided that when any Subsidiary Guarantor is merging with or dissolving into another Subsidiary, the Subsidiary Guarantor shall be the continuing or surviving Person;

(b) any Subsidiary may Dispose of all or substantially all of its assets (upon voluntary liquidation or otherwise) to the Borrower or to another Subsidiary, and may thereafter liquidate or dissolve if applicable; provided that if the transferor in such a transaction is a Subsidiary Guarantor, then the transferee must either be the Borrower or a Subsidiary Guarantor;

(c) the Borrower or any of the Subsidiaries may merge with another Person to effectuate an Acquisition permitted by Section 7.02(h); provided that the Borrower or the applicable Subsidiary is the acquiring or surviving entity (or, with respect to any merger by a Subsidiary, the surviving entity becomes a Subsidiary in the transaction); and provided further that if such merging Subsidiary is a Subsidiary Guarantor, the surviving entity becomes a Subsidiary Guarantor and complies with the requirements for new Subsidiary Guarantors under Section 6.13; and

(d) the Borrower or any Subsidiary may Dispose of all of the Equity Interests of any Subsidiary in accordance with Section 7.05(n) and Section 7.05(r)(i).

7.05 Dispositions.  Make any Disposition or enter into any agreement to make any Disposition, except (without duplication):

(a) Dispositions of obsolete, surplus or worn out property or property that is no longer used or useful for the business of the Borrower or any Subsidiary, whether now owned or hereafter acquired, in each case in the ordinary course of business;

(b) Dispositions of inventory and Cash Equivalents, charters of vessels, and leases of equipment, in each case in the ordinary course of business;

(c) Dispositions of property to the Borrower or a Wholly Owned Subsidiary; provided that if the transferor of such property is the Borrower or a Subsidiary Guarantor, the transferee thereof must either be the Borrower or a Subsidiary Guarantor;

(d) (i) Dispositions permitted by Section 7.04, and (ii) Restricted Payments permitted by Section 7.06;

(e) Dispositions in connection with any sale and leaseback transaction otherwise permitted hereunder in an amount not to exceed $10,000,000 in the aggregate for any fiscal year;

(f) Dispositions in the ordinary course of business, in one transaction or a series of related transactions, of assets (other than Equity Interests of Subsidiaries) of the Borrower or its Subsidiaries with a fair market value not exceeding $2,500,000 for each such Disposition and $2,500,000 in the aggregate for all such Dispositions in any fiscal year;

(g) from and after the Financial Covenant Compliance Date, the Disposition of the vessel Texas to another Subsidiary of the Borrower, including any Foreign Subsidiary, with payment of the purchase price therefor to be made in the form of a promissory note payable to Cal Dive Offshore Contractors, Inc.; provided that (i) the purchase price for the Texas is not less than its fair market value and (ii) the promissory note received by Cal Dive Offshore Contractors, Inc. is promptly delivered to the Administrative Agent to be held as Collateral pursuant to the Security Documents, together with all endorsements or note powers required by the Administrative Agent in connection therewith;

(h) the Disposition of assets received pursuant to Section 7.02(e)(ii);

(i) the grant in the ordinary course of business of any non-exclusive license of patents, trademarks, registrations therefor and other similar intellectual property;

(j) any Disposition of assets pursuant to (i) a condemnation, appropriation, seizure or similar taking or proceeding by a Governmental Authority or (ii) the requirement of, or at the direction of, a Governmental Authority;

(k) the Disposition of the vessel Sea Horizon  and of the Borrower's Sabine Pass facility; provided that to the extent the Net Cash Proceeds thereof are reinvested pursuant to Section 2.06(b)(ii) (and not applied to the prepayment of the Loans as otherwise required thereby) the Sea Horizon shall be deemed to be Collateral for purposes of permitted reinvestments under such Section 2.06(b)(ii);

(l) Dispositions of assets, other than Collateral, constituting non-cash contributions to a joint venture to the extent such Investment is permitted pursuant to Section 7.02(g) (for the purpose of determining compliance with the limitations of such Section, the assets shall be valued at the value attributed thereto in the applicable joint venture agreement or, if greater, fair market value);

(m) The exchange of any vessel (other than a vessel that is subject to a Vessel Mortgage) for any vessel of equivalent value (including any cash or Cash Equivalents necessary in order to achieve an exchange of equivalent value);

(n) (i) Cal Dive Offshore Contractors, Inc. may Dispose of all of the Equity Interests of Cal Dive International Pte. Limited to Cal Dive Offshore International, Ltd. or another Subsidiary and (ii) the Borrower or any Subsidiary may Dispose of (including by means of a merger of such Subsidiary) the Equity Interests of a Subsidiary; provided that with respect to any Disposition pursuant to this clause (ii) (A) no less than all of the Equity Interests of the Borrower and its Subsidiaries in the applicable Subsidiary are Disposed of concurrently, (B) all such Dispositions shall be made for fair market value and (C) the Subsidiary so Disposed of shall not, on an aggregate basis with all other Subsidiaries Disposed of pursuant to this Section 7.05(n), account for (y) assets having an aggregate book value of greater than 5% of the consolidated total assets of the Borrower and its Subsidiaries or (z) Consolidated EBITDA exceeding 5% of the Consolidated EBITDA of the Borrower, in each case determined as of the end of the fiscal quarter most recently ended; provided further that if such Disposition of the Equity Interests of a Subsidiary is by means of a merger of such Subsidiary into a Loan Party, such Disposition shall not be subject to the first proviso in this Section 7.05(n)(ii);

(o) The granting of any Lien permitted hereunder and dispositions of property subject to any such Lien that is transferred to the lienholder or its designee in satisfaction or settlement of such lienholder's claim;

(p) Dispositions of assets (other than a vessel that is subject to a Vessel Mortgage) not otherwise permitted under this Section 7.05; provided that (i) at the time of such Disposition, no Default shall exist or would result from such Disposition and (ii) the aggregate book value of all assets Disposed of in reliance on this clause (p) from and after the Closing Date, together with the aggregate book value of the assets of all Subsidiaries Disposed of pursuant to clause (n) above since the Closing Date, shall not exceed 15% of the total book value of all assets of the Borrower and its Subsidiaries as of the end of the most recent fiscal quarter of the Borrower;

(q) Dispositions of vessels subject to a Vessel Mortgage; provided that (i) no such vessel has an appraised value greater than $25,000,000 and (ii) the appraised value of all vessels Disposed of pursuant to this Section 7.05(q) shall not exceed, in the aggregate, $50,000,000; and

(r) Cal Dive International Pte. Limited may Dispose of (i) all, but not less than all, of the Equity Interests in Cal Dive International (Australia) Pty Limited and (ii) the office building located at 29 Loyang Crescent, Singapore 509015.

provided, however, that any Disposition pursuant to clauses (a) through (e), (g), (j)(ii), (k), (m), (n), (p), (q) and (r)  shall be for fair market value.

For purposes of determining compliance with this Section 7.05, the fair market value of any property Disposed of for consideration not consisting entirely of cash shall be the sum of the cash portion of the consideration, if any, and the fair market value of the non-cash portion of the consideration, as reasonably determined by the Borrower in good faith.

7.06 Restricted Payments.  Declare or make, directly or indirectly, any Restricted Payment, or incur any obligation (contingent or otherwise) to do so, except that:

(a) each Subsidiary may declare and make Restricted Payments to the Borrower, the Subsidiary Guarantors and any other Person that owns an Equity Interest in such Subsidiary, ratably according to their respective holdings of the type of Equity Interest in respect of which such Restricted Payment is being made;

(b) the Borrower and each Subsidiary may declare and make dividend payments or other distributions payable solely in the common stock or other common Equity Interests of such Person;

(c) so long as no Default shall have occurred and be continuing or would occur as a result thereof (i) the Borrower and each Subsidiary may purchase, redeem or otherwise acquire Equity Interests issued by it with the proceeds received from the substantially concurrent issue of new shares of its common stock or other common Equity Interests and (ii) from and after the Financial Covenant Compliance Date, the Borrower may purchase, redeem or otherwise acquire Equity Interests issued by it provided that with respect to this clause (ii) the aggregate price paid for all such purchased, redeemed, or otherwise acquired Equity Interests after the Closing Date may not exceed, on a cumulative basis since the Closing Date, $100,000,000; and

(d) the Borrower may make customary payments in cash in lieu of fractional shares in connection with the conversion to or exchange for Equity Interests of convertible or exchangeable debt securities permitted under Section 7.03.

7.07 Change in Nature of Business.  Engage in any material line of business substantially different from those lines of business conducted by the Borrower and the Subsidiaries on the date hereof or any business reasonably related or incidental thereto.

7.08 Transactions with Affiliates.  Enter into any transaction of any kind with any Affiliate of the Borrower, whether or not in the ordinary course of business, other than on fair and reasonable terms substantially as favorable to the Borrower or such Subsidiary as would be obtainable by the Borrower or such Subsidiary at the time in a comparable arm's length transaction with a Person other than an Affiliate, provided that the foregoing restriction shall not apply to transactions as follows:  (i) transactions between the Borrower and any Subsidiary Guarantor or between and among any Subsidiary Guarantors; (ii) any Restricted Payment permitted by Section 7.06; (iii) Investments permitted under Section 7.02(d); (iv) loans and advances permitted under Section 7.02(c) and Guarantees permitted under Section 7.02(f); (v) the performance of employment, equity award, equity option or equity appreciation agreements, plans or other similar compensation or benefit plans or arrangements (including vacation plans, health and insurance plans, deferred compensation plans and retirement or savings plans) entered into by the Borrower or any Subsidiary in the ordinary course of its business with its employees, officers and directors; (vi) the performance of any agreement set forth under Schedule 7.08 and as in effect on the date hereof or as otherwise in a form as provided on such Schedule; and (vii) fees and compensation to, and indemnity provided on behalf of, officers, directors, and employees of the Borrower or any Subsidiary in their capacity as such, to the extent such fees and compensation are customary.

7.09 Burdensome Agreements.  Except for restrictions and conditions (1) imposed by Law, (2) existing on the date hereof, together with each extension, renewal, replacement (in the case of documents governing Indebtedness listed on Schedule 7.03), amendment or modification to the extent it does not expand the scope of any such restriction or condition or otherwise make the same more restrictive, (3) of a customary nature contained in agreements relating to the Disposition of a Subsidiary otherwise permitted under this Agreement pending such Disposition, provided such restrictions and conditions apply only to the Subsidiary that is to be Disposed of, or (4) contained in joint venture agreements or other similar agreements entered into in the ordinary course of business in respect to the Disposition or distribution of assets of such joint venture, enter into any Contractual Obligation (other than this Agreement or any other Loan Document, or any related document, instrument or agreement) that (a) limits the ability (i) of any Subsidiary to make Restricted Payments to the Borrower or any Subsidiary Guarantor or to otherwise transfer property to the Borrower or any Subsidiary Guarantor, (ii) of any Subsidiary to Guarantee the Indebtedness of the Borrower or (iii) of the Borrower or any Subsidiary to create, incur, assume or permit to exist Liens on its property to secure the Obligations; provided, however, that the foregoing clauses (i) and (ii) shall not prohibit any such limitations applicable solely to any Subsidiary incurring Indebtedness permitted pursuant to Section 7.03(h) to the extent so provided in the agreements governing such Indebtedness and the foregoing clause (iii) shall not (A) prohibit any negative pledge incurred or provided in favor of any holder of a Lien permitted by Section 7.01(f), (i), (q), (r), (s) or (t) and secured Indebtedness permitted under Section 7.03(e), (h), or (n) solely to the extent any such negative pledge relates to the property financed by or the subject of such Indebtedness and (B) apply to customary provisions in leases, licenses and similar contracts restricting the assignment, encumbrance, sub-letting or transfer thereof; or (b) requires the grant of a Lien to secure an obligation of such Person if a Lien is granted to secure the Obligations.

7.10 Use of Proceeds.  Use the proceeds of any Credit Extension, whether directly or indirectly, and whether immediately, incidentally or ultimately, to purchase or carry margin stock (within the meaning of Regulation U of the FRB) or to extend credit to others for the purpose of purchasing or carrying margin stock or to refund indebtedness originally incurred for such purpose.

7.11 Financial Covenants.

(a) Consolidated Fixed Charge Coverage Ratio.  Permit the Consolidated Fixed Charge Coverage Ratio to be less than 1.25 to 1.00 at any time during the fiscal quarter ending June 30, 2012 or any fiscal quarter thereafter.

(b) Consolidated Leverage Ratio.  Permit the Consolidated Leverage Ratio to be greater than the following amounts at any time during each of the following corresponding periods:

Period	Ratio
For fiscal quarters ending on or before September 30, 2011	4.25 to 1.00
For the fiscal quarter ending December 31, 2011	5.00 to 1.00
For the fiscal quarter ending June 30, 2012	5.75 to 1.00
For the fiscal quarter ending September 30, 2012	4.25 to 1.00
For the fiscal quarter ending December 31, 2012	4.00 to 1.00
For the fiscal quarter ending March 31, 2013, and thereafter	3.75 to 1.00

From and including January 1, 2012 through and including March 31, 2012, no maximum Consolidated Leverage Ratio shall be required except to the extent described in Section 7.11(c) below.

(c) Minimum Consolidated EBITDA.  Permit Consolidated EBITDA as of March 31, 2012 for the four fiscal quarters ending on such date to be less than $25,200,000, unless the Consolidated Leverage Ratio for the fiscal quarter ending March 31, 2012 is not greater than 5.00 to 1.00.

(d) Collateral Coverage Sublimit.  Prior to the Financial Covenant Compliance Date, permit the aggregate Outstanding Amount of all Revolving Credit Loans plus the aggregate Outstanding Amount of all Swing Line Loans plus the aggregate Outstanding Amount of all L/C Obligations at any time to exceed the Collateral Coverage Sublimit.

7.12 Capital Expenditures.  (a) Make or become legally obligated to make any Capital Expenditure (other than any Maintenance Capital Expenditure), except for Capital Expenditures (other than Maintenance Capital Expenditures) in the ordinary course of business not exceeding, in the aggregate for the Borrower and the Subsidiaries during the fiscal year ending December 31, 2011, $65,000,000, and during each fiscal year thereafter prior to fiscal year in which the Financial Covenant Compliance Date occurs, $50,000,000, and (b) make or become legally obligated to make any Capital Expenditure, except for Capital Expenditures in the ordinary course of business not exceeding, in the aggregate for the Borrower and the Subsidiaries during the fiscal year in which the Financial Covenant Compliance Date occurs and each fiscal year thereafter, $200,000,000; provided however that, in the case of this clause (b) only, so long as no Default has occurred and is continuing or would result from such expenditure, any portion of any amount set forth in clause (b) above, if not expended in the fiscal year for which it is permitted above, may be carried over for expenditure in the next following fiscal year; and provided further that if any such amount is so carried over, it will be deemed used in the applicable subsequent fiscal year before the $200,000,000 permitted above for such fiscal year.

7.13 Amendment of Organizational Documents.  Amend any of its Organizational Documents other than any such amendment (a) made solely in connection with a transaction that is otherwise permitted under this Agreement and (b) that would not reasonably be expected to have a Material Adverse Effect.

7.14 Accounting Changes.  Make any change in (a) accounting policies or reporting practices, except (i) as required or permitted by GAAP or (ii) as the Borrower reasonably deems necessary to comply with any Law, or (b) fiscal year.

7.15 Prepayments, Etc. of Indebtedness.  (a) Make any payment, or prepay, redeem, purchase, defease or otherwise satisfy or make any unscheduled payment, in each case, prior to the scheduled maturity thereof in any manner (whether directly or indirectly) any Indebtedness for borrowed money, other than (i) intercompany Indebtedness, (ii) Indebtedness in connection with a refinancing, refunding, extension or renewal to the extent such refinancing, refunding, extension or renewal is permitted by Section 7.03(b), (e), (h) or (l), (iii) Indebtedness under Swap Contracts permitted by Section 7.03(d), (iv) secured Indebtedness that becomes due as a result of the Disposition of the property securing such Indebtedness to the extent that such Disposition is permitted by Section 7.05, (v) payments in respect of the Obligations, and (vi) conversion to or exchange for Equity Interests of convertible or exchangeable debt securities permitted under Section 7.03 and customary payments in cash in lieu of fractional shares in connection therewith, or (b) make any payment in violation of any subordination terms of any Indebtedness for borrowed money.

7.16 Partnerships, Etc.  Become a general partner in any general or limited partnership or joint venture, other than (i) any such interest in any Subsidiary which is, directly or indirectly, a Wholly Owned Subsidiary of the Borrower or (ii) pursuant to an Investment permitted by Section 7.02(a), or (g).

7.17 Off-Balance Sheet Liabilities.  Create, incur, assume or suffer to exist any Off-Balance Sheet Liabilities.

ARTICLE VIII

EVENTS OF DEFAULT AND REMEDIES

8.01 Events of Default.  Any of the following shall constitute an Event of Default:

(a) Non-Payment.  The Borrower or any other Loan Party fails to pay (i) when and as required to be paid herein, any amount of principal of any Loan or any L/C Obligation, or (ii) within three days after the same becomes due, any interest on any Loan or on any L/C Obligation, or any fee due hereunder, or (iii) within five days after the same becomes due, any other amount payable hereunder or under any other Loan Document; or

(b) Specific Covenants.  Any Loan Party fails to perform or observe any term, covenant or agreement contained in any of Section 6.05, 6.10 or Article VII, and with respect to the Borrower only, Section 6.01 or Section 6.03.

(c) Other Defaults.  Any Loan Party fails to perform or observe any other covenant or agreement (not specified in subsection (a) or (b) above) contained in any Loan Document on its part to be performed or observed and such failure continues unremedied for 30 days after the earlier of (i) the date on which the Borrower or such Loan Party obtains, or reasonably should have had, knowledge of such failure and (ii) the date on which the Borrower or such Loan Party receives notice thereof from the Administrative Agent; or

(d) Representations and Warranties.  Any representation, warranty, certification or statement of fact made or deemed made by or on behalf of the Borrower or any other Loan Party herein, in any other Loan Document, or in any document delivered in connection herewith or therewith shall be incorrect or misleading in any material respect when made or deemed made; or

(e) Cross-Default.  (i) The Borrower or any Subsidiary (A) fails to make any payment when due (whether by scheduled maturity, required prepayment, acceleration, demand, or otherwise) in respect of any Indebtedness or Guarantee (other than Indebtedness hereunder and Indebtedness under Swap Contracts) having an aggregate principal amount (including undrawn committed or available amounts and including amounts owing to all creditors under any combined or syndicated credit arrangement) of more than the Threshold Amount, or (B) fails to observe or perform any other agreement or condition relating to any such Indebtedness or Guarantee or contained in any instrument or agreement evidencing, securing or relating thereto, or any other event occurs, the effect of which default or other event is to cause, or to permit the holder or holders of such Indebtedness or the beneficiary or beneficiaries of such Guarantee (or a trustee or agent on behalf of such holder or holders or beneficiary or beneficiaries) to cause, with the giving of notice if required, such Indebtedness to be demanded or to become due or to be repurchased, prepaid, defeased or redeemed (automatically or otherwise), or an offer to repurchase, prepay, defease or redeem such Indebtedness to be made, in each case prior to its stated maturity, or such Guarantee to become payable or cash collateral in respect thereof to be demanded; or (ii) there occurs under any Swap Contract an Early Termination Date (as defined in such Swap Contract) resulting from (A) any event of default under such Swap Contract as to which the Borrower or any Subsidiary is the Defaulting Party (as defined in such Swap Contract) or (B) any Termination Event (as so defined) under such Swap Contract as to which the Borrower or any Subsidiary is an Affected Party (as so defined) and, in either event, the Swap Termination Value owed by the Borrower or such Subsidiary as a result thereof is greater than the Threshold Amount; or

(f) Insolvency Proceedings, Etc.  (i) Any Loan Party or any of its Subsidiaries institutes or consents to the institution of any proceeding under any Debtor Relief Law, or makes an assignment for the benefit of creditors, or applies for or consents to the appointment of any receiver, trustee, custodian, conservator, liquidator, rehabilitator or similar officer for it or for all or any material part of its property; or (ii) any receiver, trustee, custodian, conservator, liquidator, rehabilitator or similar officer is appointed without the application or consent of such Person and the appointment continues undischarged or unstayed for 60 calendar days; or (iii) any proceeding under any Debtor Relief Law relating to any such Person or to all or any material part of its property is instituted without the consent of such Person and continues undismissed or unstayed for 60 calendar days, or an order for relief is entered in any such proceeding; or

(g) Inability to Pay Debts; Attachment.  (i) The Borrower or any Subsidiary becomes unable or admits in writing its inability or fails generally to pay its debts as they become due, or (ii) any writ or warrant of attachment or execution or similar process is issued or levied against all or any material part of the property of any such Person and is not released, vacated or fully bonded within 30 days after its issue or levy; or

(h) Judgments.  There is entered against the Borrower or any Subsidiary one or more final judgments or orders for the payment of money in an aggregate amount (as to all such judgments or orders) exceeding the Threshold Amount (to the extent not covered by independent third-party insurance as to which the insurer does not dispute coverage), and (i) enforcement proceedings are commenced by any creditor upon such judgment or order, or (ii) there is a period of 30 consecutive days during which a stay of enforcement of such judgment, by reason of a pending appeal or otherwise, is not in effect; or

(i) ERISA.  (i) An ERISA Event occurs that, when taken together with all other ERISA Events that have occurred, could reasonably be expected to subject the Borrower or any Subsidiary to liability individually or in the aggregate in excess of the Threshold Amount, or (ii) the Borrower or any ERISA Affiliate fails to pay when due, after the expiration of any applicable grace period, any installment payment with respect to its withdrawal liability under Section 4201 of ERISA under a Multiemployer Plan in an aggregate amount in excess of the Threshold Amount; or

(j) Invalidity of Loan Documents.  Any Loan Document, at any time after its execution and delivery and for any reason other than as expressly permitted hereunder or thereunder or satisfaction in full of all the Obligations, ceases to be in full force and effect; or any Loan Party or any other Person contests in any manner the validity or enforceability of any Loan Document; or any Loan Party denies that it has any or further liability or obligation under any Loan Document, or purports to revoke, terminate or rescind any Loan Document; or

(k) Change of Control.  There occurs any Change of Control.

8.02 Remedies Upon Event of Default.  If any Event of Default occurs and is continuing, the Administrative Agent shall, at the request of, or may, with the consent of, the Required Lenders, take any or all of the following actions:

(a) declare the commitment of each Lender to make Loans and any obligation of the L/C Issuers to make L/C Credit Extensions to be terminated, whereupon such commitments and obligation shall be terminated;

(b) declare the unpaid principal amount of all outstanding Loans, all interest accrued and unpaid thereon, and all other amounts owing or payable hereunder or under any other Loan Document to be immediately due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived by the Borrower;

(c) require that the Borrower Cash Collateralize the L/C Obligations (in an amount equal to the then Outstanding Amount thereof); and

(d) exercise on behalf of itself, the Lenders and the L/C Issuers all rights and remedies available to it, the Lenders and the L/C Issuers under the Loan Documents;

provided, however, that upon the occurrence of an Event of Default under Section 8.01(f), the obligation of each Lender to make Loans and any obligation of the L/C Issuers to make L/C Credit Extensions shall automatically terminate, the unpaid principal amount of all outstanding Loans and all interest and other amounts as aforesaid shall automatically become due and payable, and the obligation of the Borrower to Cash Collateralize the L/C Obligations as aforesaid shall automatically become effective, in each case without further act of the Administrative Agent or any Lender.

8.03 Application of Funds.  After the exercise of remedies provided for in Section 8.02 (or after the Loans have automatically become immediately due and payable and the L/C Obligations have automatically been required to be Cash Collateralized as set forth in the proviso to Section 8.02), any amounts received on account of the Obligations shall, subject to the provisions of Sections 2.16 and 2.17, be applied by the Administrative Agent in the following order:

First, to payment of that portion of the Obligations constituting fees, indemnities, expenses and other amounts (including fees, charges and disbursements of counsel to the Administrative Agent and amounts payable under Article III) payable to the Administrative Agent in its capacity as such;

Second, to payment of that portion of the Obligations constituting fees, indemnities and other amounts (other than principal, interest, commitment fees and Letter of Credit Fees) payable to the Lenders (other than in their capacities as Hedge Banks) and the L/C Issuers (including fees, charges and disbursements of counsel to the respective Lenders and L/C Issuers and amounts payable under Article III), ratably among them in proportion to the respective amounts described in this clause Second payable to them;

Third, to payment of that portion of the Obligations constituting accrued and unpaid Letter of Credit Fees, commitment fees and interest on the Loans, L/C Borrowings and other Obligations, ratably among the Lenders (other than in their capacities as Hedge Banks) and the L/C Issuers in proportion to the respective amounts described in this clause Third payable to them;

Fourth, to payment of that portion of the Obligations constituting unpaid principal of the Loans, L/C Borrowings and Obligations with respect to Secured Hedge Agreements, ratably among the Lenders, the L/C Issuers and the Hedge Banks in proportion to the respective amounts described in this clause Fourth held by them;

Fifth, to the Administrative Agent for the account of the L/C Issuers, to Cash Collateralize that portion of L/C Obligations comprised of the aggregate undrawn amount of Letters of Credit to the extent not otherwise Cash Collateralized by the Borrower pursuant to Sections 2.03 and 2.16, ratably among the L/C Issuers in proportion to the respective amounts described in this clause Fifth held by them;

Sixth, to payment of Obligations with respect to Secured Cash Management Agreements, ratably among the Cash Management Banks in proportion to the respective amounts described in this clause Sixth held by them; and

Last, the balance, if any, after all of the Obligations have been indefeasibly paid in full, to the Borrower or as otherwise required by Law.

Subject to Section 2.03(c) and 2.16, amounts used to Cash Collateralize the aggregate undrawn amount of Letters of Credit pursuant to clause Fifth above shall be applied to satisfy drawings under such Letters of Credit as they occur.  If any amount remains on deposit as Cash Collateral after all Letters of Credit have either been fully drawn or expired, such remaining amount shall be applied to the other Obligations, if any, in the order set forth above.

Notwithstanding the foregoing, Obligations arising under Secured Cash Management Agreements and Secured Hedge Agreements shall be excluded from the application described above if the Administrative Agent has not received written notice thereof, together with such supporting documentation as the Administrative Agent may request, from the applicable Cash Management Bank or Hedge Bank, as the case may be.  Each Cash Management Bank or Hedge Bank not a party to the Credit Agreement that has given the notice contemplated by the preceding sentence shall, by such notice, be deemed to have acknowledged and accepted the appointment of the Administrative Agent pursuant to the terms of Article IX hereof for itself and its Affiliates as if a "Lender" party hereto.

ARTICLE IX

ADMINISTRATIVE AGENT

9.01 Appointment and Authority.

(a) Each of the Lenders and the L/C Issuers hereby irrevocably appoints Bank of America to act on its behalf as the Administrative Agent hereunder and under the other Loan Documents and authorizes the Administrative Agent to take such actions on its behalf and to exercise such powers as are delegated to the Administrative Agent by the terms hereof or thereof, together with such actions and powers as are reasonably incidental thereto.  The provisions of this Article are solely for the benefit of the Administrative Agent, the Lenders and the L/C Issuers, and neither the Borrower nor any other Loan Party shall have rights as a third party beneficiary of any of such provisions, other than the consultation rights expressly afforded the Borrower in Section 9.06.

(b) The Administrative Agent shall also act as the "collateral agent" under the Loan Documents, and each of the Lenders (in its capacities as a Lender, Swing Line Lender (if applicable), potential Hedge Bank and potential Cash Management Bank) and the L/C Issuers hereby irrevocably appoints and authorizes the Administrative Agent to act as the agent of such Lender and such L/C Issuer for purposes of acquiring, holding and enforcing any and all Liens on Collateral granted by any of the Loan Parties to secure any of the Obligations, together with such powers and discretion as are reasonably incidental thereto.  In this connection, the Administrative Agent, as "collateral agent" and any co-agents, sub-agents and attorneys-in-fact appointed by the Administrative Agent pursuant to Section 9.05 for purposes of holding or enforcing any Lien on the Collateral (or any portion thereof) granted under the Security Documents, or for exercising any rights and remedies thereunder at the direction of the Administrative Agent), shall be entitled to the benefits of all provisions of this Article IX and Article X (including Section 10.04(c), as though such co-agents, sub-agents and attorneys-in-fact were the "collateral agent" under the Loan Documents) as if set forth in full herein with respect thereto.

9.02 Rights as a Lender.  The Person serving as the Administrative Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Administrative Agent and the term "Lender" or "Lenders" shall, unless otherwise expressly indicated or unless the context otherwise requires, include the Person serving as the Administrative Agent hereunder in its individual capacity.  Such Person and its Affiliates may accept deposits from, lend money to, act as the financial advisor or in any other advisory capacity for and generally engage in any kind of business with the Borrower or any Subsidiary or other Affiliate thereof as if such Person were not the Administrative Agent hereunder and without any duty to account therefor to the Lenders.

9.03 Exculpatory Provisions.  The Administrative Agent shall not have any duties or obligations except those expressly set forth herein and in the other Loan Documents.  Without limiting the generality of the foregoing, the Administrative Agent:

(a) shall not be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing;

(b) shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Loan Documents that the Administrative Agent is required to exercise as directed in writing by the Required Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein or in the other Loan Documents), provided that the Administrative Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose the Administrative Agent to liability or that is contrary to any Loan Document or applicable law; and

(c) shall not, except as expressly set forth herein and in the other Loan Documents, have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Borrower or any of its Affiliates that is communicated to or obtained by the Person serving as the Administrative Agent or any of its Affiliates in any capacity.

The Administrative Agent shall not be liable for any action taken or not taken by it (i) with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, or as the Administrative Agent shall believe in good faith shall be necessary, under the circumstances as provided in Sections 10.01 and 8.02) or (ii) in the absence of its own gross negligence or willful misconduct.  The Administrative Agent shall be deemed not to have knowledge of any Default unless and until notice describing such Default is given to the Administrative Agent by the Borrower, a Lender or the applicable L/C Issuer.

The Administrative Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement or any other Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Default, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement, any other Loan Document or any other agreement, instrument or document or (v) the satisfaction of any condition set forth in Article IV or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent.

9.04 Reliance by Administrative Agent.  The Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person.  The Administrative Agent also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper Person, and shall not incur any liability for relying thereon.  In determining compliance with any condition hereunder to the making of a Loan, or the issuance of a Letter of Credit, that by its terms must be fulfilled to the satisfaction of a Lender or an L/C Issuer, the Administrative Agent may presume that such condition is satisfactory to such Lender or such L/C Issuer unless the Administrative Agent shall have received notice to the contrary from such Lender or such L/C Issuer prior to the making of such Loan or the issuance of such Letter of Credit.  The Administrative Agent may consult with legal counsel (who may be counsel for the Borrower), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

9.05 Delegation of Duties.  The Administrative Agent may perform any and all of its duties and exercise its rights and powers hereunder or under any other Loan Document by or through any one or more sub-agents appointed by the Administrative Agent.  The Administrative Agent and any such sub-agent may perform any and all of its duties and exercise its rights and powers by or through their respective Related Parties.  The exculpatory provisions of this Article shall apply to any such sub-agent and to the Related Parties of the Administrative Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Administrative Agent.

9.06 Resignation of Administrative Agent.  The Administrative Agent may at any time give notice of its resignation to the Lenders, the L/C Issuers and the Borrower.  Upon receipt of any such notice of resignation, the Required Lenders shall have the right, in consultation with the Borrower, to appoint a successor, which shall be a bank with an office in the United States, or an Affiliate of any such bank with an office in the United States.  If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days after the retiring Administrative Agent gives notice of its resignation, then the retiring Administrative Agent may on behalf of the Lenders and the L/C Issuers, appoint a successor Administrative Agent meeting the qualifications set forth above; provided that if the Administrative Agent shall notify the Borrower and the Lenders that no qualifying Person has accepted such appointment, then such resignation shall nonetheless become effective in accordance with such notice and (1) the retiring Administrative Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents (except that in the case of any collateral security held by the Administrative Agent on behalf of the Lenders or the L/C Issuers under any of the Loan Documents, the retiring Administrative Agent shall continue to hold such collateral security until such time as a successor Administrative Agent is appointed) and (2) all payments, communications and determinations provided to be made by, to or through the Administrative Agent shall instead be made by or to each Lender and the applicable L/C Issuer directly, until such time as the Required Lenders appoint a successor Administrative Agent as provided for above in this Section.  Upon the acceptance of a successor's appointment as Administrative Agent hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring (or retired) Administrative Agent, and the retiring Administrative Agent shall be discharged from all of its duties and obligations hereunder or under the other Loan Documents (if not already discharged therefrom as provided above in this Section).  The fees payable by the Borrower to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrower and such successor.  After the retiring Administrative Agent's resignation hereunder and under the other Loan Documents, the provisions of this Article and Section 10.04 shall continue in effect for the benefit of such retiring Administrative Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while the retiring Administrative Agent was acting as Administrative Agent.

Any resignation by Bank of America as Administrative Agent pursuant to this Section shall also constitute its resignation as L/C Issuer and Swing Line Lender.  Upon the acceptance of a successor's appointment as Administrative Agent hereunder, (a) such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring L/C Issuer and Swing Line Lender, (b) the retiring L/C Issuer and Swing Line Lender shall be discharged from all of their respective duties and obligations hereunder or under the other Loan Documents, and (c) the successor L/C Issuer shall issue letters of credit in substitution for the Letters of Credit, if any, outstanding at the time of such succession or make other arrangements satisfactory to the retiring L/C Issuer to effectively assume the obligations of the retiring L/C Issuer with respect to such Letters of Credit.

9.07 Non-Reliance on Administrative Agent and Other Lenders.  Each Lender and each L/C Issuer acknowledges that it has, independently and without reliance upon the Administrative Agent or any other Lender or any of their Related Parties and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement.  Each Lender and each L/C Issuer also acknowledges that it will, independently and without reliance upon the Administrative Agent or any other Lender or any of their Related Parties and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Loan Document or any related agreement or any document furnished hereunder or thereunder.

9.08 No Other Duties, Etc.  Anything herein to the contrary notwithstanding, none of the Book Managers, Arrangers or Syndication or Documentation Agents, if any, listed on the cover page hereof shall have any powers, duties or responsibilities under this Agreement or any of the other Loan Documents, except in its capacity, as applicable, as the Administrative Agent, a Lender or an L/C Issuer hereunder.

9.09 Administrative Agent May File Proofs of Claim.  In case of the pendency of any proceeding under any Debtor Relief Law or any other judicial proceeding relative to any Loan Party, the Administrative Agent (irrespective of whether the principal of any Loan or L/C Obligation shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on the Borrower) shall be entitled and empowered, by intervention in such proceeding or otherwise

(a) to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans, L/C Obligations and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders, the L/C Issuers and the Administrative Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lenders, the L/C Issuers and the Administrative Agent and their respective agents and counsel and all other amounts due the Lenders, the L/C Issuers and the Administrative Agent under Sections 2.03(h) and (i), 2.10 and 10.04) allowed in such judicial proceeding; and

(b) to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;

and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender and each L/C Issuer to make such payments to the Administrative Agent and, in the event that the Administrative Agent shall consent to the making of such payments directly to the Lenders and the L/C Issuers, to pay to the Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Administrative Agent and its agents and counsel, and any other amounts due the Administrative Agent under Sections 2.10 and 10.04.

Nothing contained herein shall be deemed to authorize the Administrative Agent to authorize or consent to or accept or adopt on behalf of any Lender or any L/C Issuer any plan of reorganization, arrangement, adjustment or composition affecting the Obligations or the rights of any Lender or any L/C Issuer or to authorize the Administrative Agent to vote in respect of the claim of any Lender of the L/C Issuer in any such proceeding.

9.10 Collateral and Guaranty Matters.  The Lenders and the L/C Issuers irrevocably authorize the Administrative Agent, at its option and in its discretion,

(a) to release any Lien on any property granted to or held by the Administrative Agent under any Loan Document (i) upon termination of the Aggregate Commitments, payment in full of all Obligations (other than contingent indemnification Obligations and any Obligations under any Secured Cash Management Agreement or Secured Hedge Agreement which are not then due and payable), and expiration or termination of all Letters of Credit, (ii) that is Disposed of or to be Disposed of as part of or in connection with any Disposition permitted hereunder or under any other Loan Document or (iii) subject to Section 10.01, if approved, authorized or ratified in writing by the Required Lenders;

(b) to subordinate any Lien on any property granted to or held by the Administrative Agent under any Loan Document to the holder of any Lien on such property that is permitted by Section 7.01(i);

(c) to release any Subsidiary Guarantor from its obligations under the Loan Documents if such Person ceases to be a Subsidiary as a result of a transaction permitted hereunder; and

(d) to release any Liens, or to release any Subsidiary Guarantor from its obligations under the Loan Documents, in each case in accordance with Section 10.17.

Upon request by the Administrative Agent at any time, the Required Lenders will confirm in writing the Administrative Agent's authority to release or subordinate its interest in particular types or items of property, or to release any Subsidiary Guarantor from its obligations under the applicable Loan Documents pursuant to this Section 9.10.

ARTICLE X

MISCELLANEOUS

10.01 Amendments, Etc.  No amendment or waiver of any provision of this Agreement or any other Loan Document, and no consent to any departure by the Borrower or any other Loan Party therefrom, shall be effective unless in writing signed by the Required Lenders and the Borrower or the applicable Loan Party, as the case may be, and acknowledged by the Administrative Agent, and each such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided, however, that no such amendment, waiver or consent shall:

(a) waive any condition set forth in Section 4.01 or, in the case of the initial Credit Extension, Section 4.02, without the written consent of each Lender, or amend, modify or waive any condition precedent set forth in Section 4.02 to any Credit Extension under the Revolving Credit Facility (including, without limitation, the waiver of an existing Default or Event of Default required to be waived in order for such Credit Extension to be made) without the consent of the Required Revolving Credit Lenders;

(b) extend or increase the Commitment (including, during the Reduction Period, any Available Revolving Credit Commitment) of any Lender (or reinstate any Commitment terminated pursuant to Section 8.02) without the written consent of such Lender;

(c) postpone any date fixed by this Agreement or any other Loan Document for any payment or mandatory prepayment of principal, interest, fees or other amounts due to the Lenders (or any of them) hereunder or under any other Loan Document without the written consent of each Lender entitled to such payment;

(d) reduce the principal of, or the rate of interest specified herein on, any Loan or L/C Borrowing, or (subject to clause (v) of the proviso immediately following clause (i) of this Section 10.01) any fees or other amounts payable hereunder or under any other Loan Document without the written consent of each Lender entitled to such amount; provided, however, that only the consent of the Required Lenders shall be necessary (i) to amend the definition of "Default Rate" or (ii) to amend any financial covenant hereunder (or any defined term used therein) even if the effect of such amendment would be to reduce the rate of interest on any Loan or L/C Borrowing or to reduce any fee payable hereunder; and provided, further, that only the consent of the Required Revolving Credit Lenders or Required Term Lenders, as the case may be, shall be necessary to waive any obligation of the Borrower to pay interest or Letter of Credit Fees at the Default Rate with respect to Loans or Letters of Credit under the applicable Facility;

(e) change (i) Section 2.14 or Section 8.03 in a manner that would alter the pro rata sharing of payments required thereby without the written consent of each Lender or (ii) the order of application of any reduction in the Commitments or any prepayment of Loans among the Facilities from the application thereof set forth in the applicable provisions of Section 2.06(d) in any manner that materially and adversely affects the Lenders under a Facility without the written consent of (x) if such Facility is the Term Facility, the Required Term Lenders, and (y) if such Facility is the Revolving Credit Facility, the Required Revolving Credit Lenders;

(f) change any provision of this Section or the definition of "Required Lenders," "Required Revolving Credit Lenders," "Required Term Lenders" or any other provision hereof specifying the number or percentage of Lenders required to amend, waive or otherwise modify any rights hereunder or make any determination or grant any consent hereunder without the written consent of each Lender under the applicable Facility;

(g) release all or substantially all of the Collateral (other than as permitted by the Loan Documents) in any transaction or series of related transactions, without the written consent of each Lender;

(h) release all or substantially all of the value of the Subsidiary Guaranty (other than as permitted by the Loan Documents) without the written consent of each Lender;

(i) impose any greater restriction on the ability of any Lender under a Facility to assign any of its rights or obligations hereunder without the written consent of (i) if such Facility is the Term Facility, the Required Term Lenders and (ii) if such Facility is the Revolving Credit Facility, the Required Revolving Credit Lenders;

and, provided further, that (i) no amendment, waiver or consent shall, unless in writing and signed by the applicable L/C Issuer in addition to the Lenders required above, affect the rights or duties of such L/C Issuer under this Agreement or any Issuer Document relating to any Letter of Credit issued or to be issued by it; (ii) no amendment, waiver or consent shall, unless in writing and signed by the Swing Line Lender in addition to the Lenders required above, affect the rights or duties of the Swing Line Lender under this Agreement; (iii) no amendment, waiver or consent shall, unless in writing and signed by the Administrative Agent in addition to the Lenders required above, affect the rights or duties of the Administrative Agent under this Agreement or any other Loan Document; (iv) Section 10.06(h) may not be amended, waived or otherwise modified without the consent of each Granting Lender all or any part of whose Loans are being funded by an SPC at the time of such amendment, waiver or other modification; and (v) the Fee Letter may be amended, or rights or privileges thereunder waived, in a writing executed only by the parties thereto.  Notwithstanding anything to the contrary herein, no Defaulting Lender shall have any right to approve or disapprove any amendment, waiver or consent hereunder or any other Loan Document (and any amendment, waiver, consent or any other Loan Document which by its terms requires the consent of all Lenders or each affected Lender may be effected with the consent of the applicable Lenders other than Defaulting Lenders), nor shall a Defaulting Lender's vote or status as a Lender be required in determining majority, unanimity or other condition or effect of any vote, except that (x) the Commitment of any Defaulting Lender may not be increased or extended without the consent of such Lender and (y) any waiver, amendment or modification requiring the consent of all Lenders or each affected Lender that by its terms affects any Defaulting Lender more adversely than other affected Lenders shall require the consent of such Defaulting Lender.

If any Lender does not consent to a proposed amendment, waiver, consent or release with respect to any Loan Document that requires the consent of each Lender and that has been approved by the Required Lenders, the Borrower may replace such non-consenting Lender in accordance with Section 10.13; provided that such amendment, waiver, consent or release can be effected as a result of the assignment contemplated by such Section (together with all other such assignments required by the Borrower to be made pursuant to this paragraph).

10.02 Notices; Effectiveness; Electronic Communication.

(a) Notices Generally.  Except in the case of notices and other communications expressly permitted to be given by telephone (and except as provided in subsection (b) below), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by telecopier or other electronic transmission as follows, and all notices and other communications expressly permitted hereunder to be given by telephone shall be made to the applicable telephone number, as follows:

(i) if to the Borrower, the Administrative Agent, an L/C Issuer or the Swing Line Lender, to the address, telecopier number, electronic mail address or telephone number specified for such Person on Schedule 10.02; and

(ii) if to any other Lender, to the address, telecopier number, electronic mail address or telephone number specified in its Administrative Questionnaire (including, as appropriate, notices delivered solely to the Person designated by a Lender on its Administrative Questionnaire then in effect for the delivery of notices that may contain material non-public information relating to the Borrower).

Notices sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; notices sent by telecopier shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next business day for the recipient).  Notices delivered through electronic communications to the extent provided in subsection (b) below, shall be effective as provided in such subsection (b).

(b) Electronic Communications.  Notices and other communications to the Lenders and the L/C Issuers hereunder may be delivered or furnished by electronic communication (including e-mail and Internet or intranet websites) pursuant to procedures approved by the Administrative Agent, provided that the foregoing shall not apply to notices to any Lender or any L/C Issuer pursuant to Article II if such Lender or such L/C Issuer, as applicable, has notified the Administrative Agent that it is incapable of receiving notices under such Article by electronic communication.  The Administrative Agent or the Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it, provided that approval of such procedures may be limited to particular notices or communications.

Unless the Administrative Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender's receipt of an acknowledgement from the intended recipient (such as by the "return receipt requested" function, as available, return e-mail or other written acknowledgement), provided that if such notice or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next business day for the recipient, and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (i) of notification that such notice or communication is available and identifying the website address therefor.

(c) The Platform.  THE PLATFORM IS PROVIDED "AS IS" AND "AS AVAILABLE."  THE AGENT PARTIES (AS DEFINED BELOW) DO NOT WARRANT THE ACCURACY OR COMPLETENESS OF THE BORROWER MATERIALS OR THE ADEQUACY OF THE PLATFORM, AND EXPRESSLY DISCLAIM LIABILITY FOR ERRORS IN OR OMISSIONS FROM THE BORROWER MATERIALS.  NO WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY, INCLUDING ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THIRD PARTY RIGHTS OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS, IS MADE BY ANY AGENT PARTY IN CONNECTION WITH THE BORROWER MATERIALS OR THE PLATFORM.  In no event shall the Administrative Agent or any of its Related Parties (collectively, the "Agent Parties") have any liability to the Borrower, any Lender, any L/C Issuer or any other Person for losses, claims, damages, liabilities or expenses of any kind (whether in tort, contract or otherwise) arising out of the Borrower's or the Administrative Agent's transmission of Borrower Materials through the Internet, except to the extent that such losses, claims, damages, liabilities or expenses are determined by a court of competent jurisdiction by a final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Agent Party; provided, however, that in no event shall any Agent Party have any liability to the Borrower, any Lender, any L/C Issuer or any other Person for indirect, special, incidental, consequential or punitive damages (as opposed to direct or actual damages).

(d) Change of Address, Etc.  Each of the Borrower, the Administrative Agent, each L/C Issuer and the Swing Line Lender may change its address, telecopier or telephone number for notices and other communications hereunder by notice to the other parties hereto.  Each other Lender may change its address, telecopier or telephone number for notices and other communications hereunder by notice to the Borrower, the Administrative Agent, each other L/C Issuer and the Swing Line Lender.  In addition, each Lender agrees to notify the Administrative Agent from time to time to ensure that the Administrative Agent has on record (i) an effective address, contact name, telephone number, telecopier number and electronic mail address to which notices and other communications may be sent and (ii) accurate wire instructions for such Lender.  Furthermore, each Public Lender agrees to cause at least one individual at or on behalf of such Public Lender to at all times have selected the "Private Side Information" or similar designation on the content declaration screen of the Platform in order to enable such Public Lender or its delegate, in accordance with such Public Lender's compliance procedures and applicable Law, including United States Federal and state securities Laws, to make reference to Borrower Materials that are not made available through the "Public Side Information" portion of the Platform and that may contain material non-public information with respect to the Borrower or its securities for purposes of United States Federal or state securities Laws.

(e) Reliance by Administrative Agent, L/C Issuers and Lenders.The Administrative Agent, the L/C Issuers and the Lenders shall be entitled to rely and act upon any notices (including telephonic Loan Notices and Swing Line Loan Notices) purportedly given by or on behalf of the Borrower even if (i) such notices were not made in a manner specified herein, were incomplete or were not preceded or followed by any other form of notice specified herein, or (ii) the terms thereof, as understood by the recipient, varied from any confirmation thereof.  The Borrower shall indemnify the Administrative Agent, each L/C Issuer, each Lender and the Related Parties of each of them from all losses, costs, expenses and liabilities resulting from the reliance by such Person on each notice purportedly given by or on behalf of the Borrower.  All telephonic notices to and other telephonic communications with the Administrative Agent made pursuant to this Agreement may be recorded by the Administrative Agent, and each of the parties hereto hereby consents to such recording.

10.03 No Waiver; Cumulative Remedies.  No failure by any Lender, any L/C Issuer or the Administrative Agent to exercise, and no delay by any such Person in exercising, any right, remedy, power or privilege hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege.  The rights, remedies, powers and privileges herein provided are cumulative and not exclusive of any rights, remedies, powers and privileges provided by law.

10.04 Expenses; Indemnity; Damage Waiver.

(a) Costs and Expenses.  The Borrower shall pay (i) all reasonable out-of-pocket expenses incurred by the Administrative Agent and its Affiliates (including the reasonable fees, charges and disbursements of counsel for the Administrative Agent), in connection with the syndication of the credit facilities provided for herein, the preparation, negotiation, execution, delivery and administration of this Agreement and the other Loan Documents or any amendments, modifications or waivers of the provisions hereof or thereof (whether or not the transactions contemplated hereby or thereby shall be consummated), (ii) all reasonable out-of-pocket expenses incurred by any L/C Issuer in connection with the issuance, amendment, renewal or extension of any Letter of Credit or any demand for payment thereunder and (iii) all out-of-pocket expenses incurred by the Administrative Agent, any Lender or any L/C Issuer (including the fees, charges and disbursements of any counsel for the Administrative Agent, any Lender or any L/C Issuer) in connection with the enforcement or protection of its rights (A) in connection with this Agreement and the other Loan Documents, including its rights under this Section, or (B) in connection with the Loans made or Letters of Credit issued hereunder, including all such out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of such Loans or Letters of Credit.

(b) INDEMNIFICATION BY THE BORROWER.  THE BORROWER SHALL INDEMNIFY THE ADMINISTRATIVE AGENT (AND ANY SUB-AGENT THEREOF), EACH LENDER AND EACH L/C ISSUER, AND EACH RELATED PARTY OF ANY OF THE FOREGOING PERSONS (EACH SUCH PERSON BEING CALLED AN "INDEMNITEE") AGAINST, AND HOLD EACH INDEMNITEE HARMLESS FROM, ANY AND ALL LOSSES, CLAIMS, DAMAGES, LIABILITIES AND RELATED EXPENSES (INCLUDING THE REASONABLE FEES, CHARGES AND DISBURSEMENTS OF ANY COUNSEL FOR ANY INDEMNITEE) INCURRED BY ANY INDEMNITEE OR ASSERTED AGAINST ANY INDEMNITEE BY ANY THIRD PARTY OR BY THE BORROWER OR ANY OTHER LOAN PARTY ARISING OUT OF, IN CONNECTION WITH, OR AS A RESULT OF (I) THE EXECUTION OR DELIVERY OF THIS AGREEMENT, ANY OTHER LOAN DOCUMENT OR ANY AGREEMENT OR INSTRUMENT CONTEMPLATED HEREBY OR THEREBY, THE PERFORMANCE BY THE PARTIES HERETO OF THEIR RESPECTIVE OBLIGATIONS HEREUNDER OR THEREUNDER, THE CONSUMMATION OF THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY, INCLUDING THE TRANSACTION, OR, IN THE CASE OF THE ADMINISTRATIVE AGENT (AND ANY SUB-AGENT THEREOF) AND ITS RELATED PARTIES ONLY, THE ADMINISTRATION OF THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS, (II) ANY LOAN OR LETTER OF CREDIT OR THE USE OR PROPOSED USE OF THE PROCEEDS THEREFROM (INCLUDING ANY REFUSAL BY A L/C ISSUER TO HONOR A DEMAND FOR PAYMENT UNDER A LETTER OF CREDIT IF THE DOCUMENTS PRESENTED IN CONNECTION WITH SUCH DEMAND DO NOT STRICTLY COMPLY WITH THE TERMS OF SUCH LETTER OF CREDIT), (III) ANY ACTUAL OR ALLEGED PRESENCE OR RELEASE OF HAZARDOUS MATERIALS ON OR FROM ANY PROPERTY OWNED OR OPERATED BY THE BORROWER OR ANY OF ITS SUBSIDIARIES, OR ANY ENVIRONMENTAL LIABILITY RELATED IN ANY WAY TO THE BORROWER OR ANY OF ITS SUBSIDIARIES, OR (IV) ANY ACTUAL OR PROSPECTIVE CLAIM, LITIGATION, INVESTIGATION OR PROCEEDING RELATING TO ANY OF THE FOREGOING, WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY, WHETHER BROUGHT BY A THIRD PARTY OR BY THE BORROWER OR ANY OTHER LOAN PARTY, AND REGARDLESS OF WHETHER ANY INDEMNITEE IS A PARTY THERETO, IN ALL CASES, WHETHER OR NOT CAUSED BY OR ARISING, IN WHOLE OR IN PART, OUT OF THE COMPARATIVE, CONTRIBUTORY OR SOLE NEGLIGENCE OR STRICT LIABILITY OF THE INDEMNITEE; PROVIDED THAT SUCH INDEMNITY SHALL NOT, AS TO ANY INDEMNITEE, BE AVAILABLE TO THE EXTENT THAT SUCH LOSSES, CLAIMS, DAMAGES, LIABILITIES OR RELATED EXPENSES (X) ARE DETERMINED BY A COURT OF COMPETENT JURISDICTION BY FINAL AND NONAPPEALABLE JUDGMENT TO HAVE RESULTED FROM THE GROSS NEGLIGENCE OR WILLFUL MISCONDUCT OF SUCH INDEMNITEE OR (Y) RESULT FROM A CLAIM BROUGHT BY THE BORROWER OR ANY OTHER LOAN PARTY AGAINST AN INDEMNITEE FOR BREACH IN BAD FAITH OF SUCH INDEMNITEE'S OBLIGATIONS HEREUNDER OR UNDER ANY OTHER LOAN DOCUMENT, IF THE BORROWER OR SUCH LOAN PARTY HAS OBTAINED A FINAL AND NONAPPEALABLE JUDGMENT IN ITS FAVOR ON SUCH CLAIM AS DETERMINED BY A COURT OF COMPETENT JURISDICTION.

(c) Reimbursement by Lenders.  To the extent that the Borrower for any reason fails to indefeasibly pay any amount required under subsection (a) or (b) of this Section to be paid by it to the Administrative Agent (or any sub-agent thereof), any L/C Issuer or any Related Party of any of the foregoing, each Lender severally agrees to pay to the Administrative Agent (or any such sub-agent), such L/C Issuer or such Related Party, as the case may be, such Lender's Applicable Percentage (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount, provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agent (or any such sub-agent) or such L/C Issuer in its capacity as such, or against any Related Party of any of the foregoing acting for the Administrative Agent (or any such sub-agent) or such L/C Issuer in connection with such capacity.  The obligations of the Lenders under this subsection (c) are subject to the provisions of Section 2.13(d).

(d) Waiver of Consequential Damages, Etc.  To the fullest extent permitted by applicable law, the Borrower shall not assert, and the Borrower hereby waives, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Loan Document or any agreement or instrument contemplated hereby, the transactions contemplated hereby or thereby, any Loan or Letter of Credit or the use of the proceeds thereof.  No Indemnitee referred to in subsection (b) above shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed to such unintended recipients by such Indemnitee through telecommunications, electronic or other information transmission systems in connection with this Agreement or the other Loan Documents or the transactions contemplated hereby or thereby other than for direct or actual damages resulting from the gross negligence or willful misconduct of such Indemnitee as determined by a final and nonappealable judgment of a court of competent jurisdiction.

(e) Payments.  All amounts due under this Section shall be payable not later than ten Business Days after demand therefor.

(f) Survival.  The agreements in this Section shall survive the resignation of the Administrative Agent, the L/C Issuers and the Swing Line Lender, the replacement of any Lender, the termination of the Aggregate Commitments, the termination of the Loan Documents and the repayment, satisfaction or discharge of all the other Obligations.

10.05 Payments Set Aside.  To the extent that any payment by or on behalf of the Borrower is made to the Administrative Agent, any L/C Issuer or any Lender, or the Administrative Agent, any L/C Issuer or any Lender exercises its right of setoff, and such payment or the proceeds of such setoff or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by the Administrative Agent, such L/C Issuer or such Lender in its discretion) to be repaid to a trustee, receiver or any other party, in connection with any proceeding under any Debtor Relief Law or otherwise, then (a) to the extent of such recovery, the obligation or part thereof originally intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been made or such setoff had not occurred, and (b) each Lender and each L/C Issuer severally agrees to pay to the Administrative Agent upon demand its applicable share (without duplication) of any amount so recovered from or repaid by the Administrative Agent, plus interest thereon from the date of such demand to the date such payment is made at a rate per annum equal to the Federal Funds Rate from time to time in effect.  The obligations of the Lenders and the L/C Issuers under clause (b) of the preceding sentence shall survive the payment in full of the Obligations and the termination of this Agreement.

10.06 Successors and Assigns.

(a) Successors and Assigns Generally.  The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that the Borrower may not assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of the Administrative Agent and each Lender and no Lender may assign or otherwise transfer any of its rights or obligations hereunder except (i) to an Eligible Assignee in accordance with the provisions of subsection (b) of this Section, (ii) by way of participation in accordance with the provisions of subsection (d) of this Section, (iii) by way of pledge or assignment of a security interest subject to the restrictions of subsection (f) of this Section, or (iv) to an SPC in accordance with the provisions of subsection (h) of this Section (and any other attempted assignment or transfer by any party hereto shall be null and void).  Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in subsection (d) of this Section and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent, the L/C Issuers and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b) Assignments by Lenders.  Any Lender may at any time assign to one or more Eligible Assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans (including for purposes of this subsection (b), participations in L/C Obligations and in Swing Line Loans) at the time owing to it); provided that any such assignment shall be subject to the following conditions:

(i) Minimum Amounts.

(A) in the case of an assignment of the entire remaining amount of the assigning Lender's Commitment under any Facility and the Loans at the time owing to it under such Facility, no minimum amount need be assigned; and

(B) in any case not described in subsection (b)(i)(A) of this Section, the aggregate amount of the Commitment (which for this purpose includes Loans outstanding thereunder) or, if the Commitment is not then in effect, the outstanding principal balance of the Loans of the assigning Lender subject to each such assignment, determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent or, if "Trade Date" is specified in the Assignment and Assumption, as of the Trade Date, shall not be less than $5,000,000, in the case of any assignment in respect of the Revolving Credit Facility, and $1,000,000, in the case of any assignment in respect of the Term Facility, in each case, unless each of the Administrative Agent and, so long as no Event of Default has occurred and is continuing, the Borrower, otherwise consents (each such consent not to be unreasonably withheld or delayed); provided, however, that concurrent assignments to members of an Assignee Group and concurrent assignments from members of an Assignee Group to a single assignee (or to an Eligible Assignee and members of its Assignee Group) will be treated as a single assignment for purposes of determining whether such minimum amount has been met;

(ii) Proportionate Amounts.  Each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender's rights and obligations under this Agreement with respect to the Loans or the Commitment assigned, except that this clause (ii) shall not (A) apply to the Swing Line Lender's rights and obligations in respect of Swing Line Loans or (B) prohibit any Lender from assigning all or a portion of its rights and obligations among separate Facilities on a non-pro rata basis;

(iii) Required Consents.  No consent shall be required for any assignment except to the extent required by subsection (b)(i)(B) of this Section and, in addition:

(A) the consent of the Borrower (such consent not to be unreasonably withheld or delayed) shall be required unless (1) an Event of Default has occurred and is continuing at the time of such assignment or (2) such assignment is to a Lender, an Affiliate of a Lender or an Approved Fund;

(B) the consent of the Administrative Agent (such consent not to be unreasonably withheld or delayed) shall be required for assignments in respect of (i) any Term Commitment or Revolving Credit Commitment if such assignment is to a Person that is not a Lender with a Commitment in respect of the applicable Facility, an Affiliate of such Lender or an Approved Fund with respect to such Lender or (ii) any Term Loan to a Person that is not a Lender, an Affiliate of a Lender or an Approved Fund;

(C) the consent of the L/C Issuers (such consent not to be unreasonably withheld or delayed) shall be required for any assignment that increases the obligation of the assignee to participate in exposure under one or more Letters of Credit (whether or not then outstanding); and

(D) the consent of the Swing Line Lender (such consent not to be unreasonably withheld or delayed) shall be required by any assignment of any Revolving Credit Commitment.

(iv) Assignment and Assumption.  The parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee in the amount of $3,500; provided, however, that the Administrative Agent may, in its sole discretion, elect to waive such processing and recordation fee in the case of any assignment.  For the avoidance of doubt, no part of any such processing and recordation fee shall be payable by or otherwise for the account of any Loan Party, directly or indirectly.  The Eligible Assignee, if it is not a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire.

(v) No Assignment to Certain Persons.  No such assignment shall be made (A) to the Borrower or any of the Borrower's Affiliates or Subsidiaries, or (B) to any Defaulting Lender or any of its Subsidiaries, or any Person who, upon becoming a Lender hereunder, would constitute any of the foregoing Persons described in this clause (B), or (C) to a natural person.

(vi) Certain Additional Payments.  In connection with any assignment of rights and obligations of any Defaulting Lender hereunder, no such assignment shall be effective unless and until, in addition to the other conditions thereto set forth herein, the parties to the assignment shall make such additional payments to the Administrative Agent in an aggregate amount sufficient, upon distribution thereof as appropriate (which may be outright payment, purchases by the assignee of participations or subparticipations, or other compensating actions, including funding, with the consent of the Borrower and the Administrative Agent, the applicable pro rata share of Loans previously requested but not funded by the Defaulting Lender, to each of which the applicable assignee and assignor hereby irrevocably consent), to (x) pay and satisfy in full all payment liabilities then owed by such Defaulting Lender to the Administrative Agent or any Lender hereunder (and interest accrued thereon) and (y) acquire (and fund as appropriate) its full pro rata share of all Loans and participations in Letters of Credit and Swing Line Loans in accordance with its Applicable Percentage.  Notwithstanding the foregoing, in the event that any assignment of rights and obligations of any Defaulting Lender hereunder shall become effective under applicable Law without compliance with the provisions of this paragraph, then the assignee of such interest shall be deemed to be a Defaulting Lender for all purposes of this Agreement until such compliance occurs.

Subject to acceptance and recording thereof by the Administrative Agent pursuant to subsection (c) of this Section, from and after the effective date specified in each Assignment and Assumption, the Eligible Assignee thereunder shall be a party to this Agreement and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender's rights and obligations under this Agreement, such Lender shall cease to be a party hereto) but shall continue to be entitled to the benefits of Sections 3.01, 3.04, 3.05, and 10.04 with respect to facts and circumstances occurring prior to the effective date of such assignment.  Upon request, the Borrower (at its expense) shall execute and deliver a Note to the assignee Lender.  The assignor shall, if its entire Commitment was assigned, return each cancelled original Note of such assignor to the Borrower following a request therefor.  Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this subsection shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with subsection (d) of this Section.

(c) Register.  The Administrative Agent, acting solely for this purpose as an agent of the Borrower (and such agency being solely for tax purposes), shall maintain at the Administrative Agent's Office a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amounts of the Loans and L/C Obligations owing to, each Lender pursuant to the terms hereof from time to time (the "Register").  The entries in the Register shall be conclusive, and the Borrower, the Administrative Agent and the Lenders may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary.  In addition, the Administrative Agent shall maintain on the Register information regarding the designation, and revocation of designation, of any Lender as a Defaulting Lender.  The Register shall be available for inspection by the Borrower and any Lender, at any reasonable time and from time to time upon reasonable prior notice.

(d) Participations.  Any Lender may at any time, without the consent of, or notice to, the Borrower or the Administrative Agent, sell participations to any Person (other than a natural person, a Defaulting Lender, a competitor of the Borrower (as defined below), or the Borrower or the Borrower's Affiliates or Subsidiaries) (each, a "Participant") in all or a portion of such Lender's rights and/or obligations under this Agreement (including all or a portion of its Commitment and/or the Loans (including such Lender's participations in L/C Obligations and/or Swing Line Loans) owing to it); provided that (i) such Lender's obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) the Borrower, the Administrative Agent, the Lenders and the L/C Issuers shall continue to deal solely and directly with such Lender in connection with such Lender's rights and obligations under this Agreement.  As used above, a "competitor" of the Borrower shall mean any Person principally engaged in the business of providing contracting services to others with respect to oil and/or gas exploration and production.  The Borrower shall, upon request of any Lender, advise such Lender as to whether the Borrower considers a proposed Participant to be a competitor.  Any such determination shall be made by the Borrower promptly and in good faith.

Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any  provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, waiver or other modification described in the first proviso to Section 10.01 that affects such Participant.  Subject to subsection (e) of this Section, the Borrower agrees that each Participant shall be entitled to the benefits of Sections 3.01, 3.04 and 3.05 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to subsection (b) of this Section.  To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 10.08 as though it were a Lender, provided such Participant agrees to be subject to Section 2.14 as though it were a Lender.

(e) Limitations upon Participant Rights.  A Participant shall not be entitled to receive any greater payment under Section 3.01 or 3.04 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Borrower's prior written consent, which consent shall constitute the express waiver by the Borrower of the foregoing limitation.  A Participant that would be a Foreign Lender if it were a Lender shall not be entitled to the benefits of Section 3.01 unless the Borrower is notified of the participation sold to such Participant and such Participant agrees, for the benefit of the Borrower, to comply with Section 3.01(e) as though it were a Lender.

(f) Certain Pledges.  Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement (including under its Note, if any) to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank; provided that no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto, and all costs, fees and expenses related to any such pledge, including the release thereof, shall be for the sole account of such Lender (without, for the avoidance of doubt, direct or indirect reimbursement from any Loan Party).

(g) Electronic Execution of Assignments.  The words "execution," "signed," "signature," and words of like import in any Assignment and Assumption shall be deemed to include electronic signatures or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act.

(h) Special Purpose Funding Vehicles.  Notwithstanding anything to the contrary contained herein, any Lender (a "Granting Lender") may grant to a special purpose funding vehicle of such Granting Lender identified as such in writing from time to time by the Granting Lender to the Administrative Agent and the Borrower (an "SPC") the option to provide all or any part of any Loan that such Granting Lender would otherwise be obligated to make pursuant to this Agreement; provided that (i) nothing herein shall constitute a commitment by any SPC to fund any Loan, and (ii) if an SPC elects not to exercise such option or otherwise fails to make all or any part of such Loan, the Granting Lender shall be obligated to make such Loan pursuant to the terms hereof or, if it fails to do so, to make such payment to the Administrative Agent as is required under Section 2.13(b)(ii).  Each party hereto hereby agrees that (i) neither the grant to any SPC nor the exercise by any SPC of such option shall increase the costs or expenses or otherwise increase or change the obligations of the Borrower under this Agreement (including its obligations under Section 3.04), (ii) no SPC shall be liable for any indemnity or similar payment obligation under this Agreement for which a Lender would be liable, and (iii) the Granting Lender shall for all purposes, including the approval of any amendment, waiver or other modification of any provision of any Loan Document, remain the lender of record hereunder.  The making of a Loan by an SPC hereunder shall utilize the Commitment of the Granting Lender to the same extent, and as if, such Loan were made by such Granting Lender.  In furtherance of the foregoing, each party hereto hereby agrees (which agreement shall survive the termination of this Agreement) that, prior to the date that is one year and one day after the payment in full of all outstanding commercial paper or other senior debt of any SPC, it will not institute against, or join any other Person in instituting against, such SPC any bankruptcy, reorganization, arrangement, insolvency, or liquidation proceeding under the laws of the United States or any State thereof.  Notwithstanding anything to the contrary contained in this Section 10.06, any SPC may (i) with notice to, but without prior consent of the Borrower and the Administrative Agent and with the payment of a processing fee in the amount of $3,500 (which processing fee may be waived by the Administrative Agent in its sole discretion), assign all or any portion of its right to receive payment with respect to any Loan to its Granting Lender and (ii) disclose on a confidential basis as provided herein any non-public information relating to its funding of Loans to any rating agency, commercial paper dealer or provider of any surety or Guarantee or credit or liquidity enhancement to such SPC.

(i) Resignation as L/C Issuer or Swing Line Lender after Assignment.  Notwithstanding anything to the contrary contained herein, if at any time Bank of America assigns all of its Commitment and Loans pursuant to subsection (b) of this Section, Bank of America may, (i) upon 30 days' notice to the Borrower and the Lenders, resign as an L/C Issuer and/or (ii) upon 30 days' notice to the Borrower, resign as Swing Line Lender.  In the event of any such resignation as an L/C Issuer or Swing Line Lender, the Borrower shall be entitled to appoint from among the Lenders a successor L/C Issuer or Swing Line Lender hereunder; provided, however, that no failure by the Borrower to appoint any such successor shall affect the resignation of Bank of America as L/C Issuer or Swing Line Lender, as the case may be.  If Bank of America resigns as an L/C Issuer, it shall retain all the rights, powers, privileges and duties of the L/C Issuer hereunder with respect to all Letters of Credit outstanding as of the effective date of its resignation as L/C Issuer and all L/C Obligations with respect thereto (including the right to require the Lenders to make Base Rate Loans or fund risk participations in Unreimbursed Amounts pursuant to Section 2.03(c)).  If Bank of America resigns as Swing Line Lender, it shall retain all the rights of the Swing Line Lender provided for hereunder with respect to Swing Line Loans made by it and outstanding as of the effective date of such resignation, including the right to require the Lenders to make Base Rate Loans or fund risk participations in outstanding Swing Line Loans pursuant to Section 2.04(c).  Upon the appointment of a successor L/C Issuer and/or Swing Line Lender, (a) such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring L/C Issuer or Swing Line Lender, as the case may be, and (b) the successor L/C Issuer shall issue letters of credit in substitution for the Letters of Credit, if any, issued by Bank of America outstanding at the time of such succession or make other arrangements satisfactory to Bank of America to effectively assume the obligations of Bank of America with respect to such Letters of Credit.

Additionally, if at any time any other Lender serving as an L/C Issuer hereunder assigns all of its Commitment and Revolving Credit Loans pursuant to subsection (b) of this Section, such Lender shall, upon 30 days' notice to the Administrative Agent and the Borrower, resign as L/C Issuer.  In the event of any such resignation as L/C Issuer, the Borrower shall be entitled to appoint from among the Lenders a successor L/C Issuer; provided, however, that no failure by the Borrower to appoint any such successor shall affect the resignation of such Lender as L/C Issuer.  If such Lender resigns as L/C Issuer, it shall retain all the rights, powers, privileges and duties of an L/C Issuer hereunder with respect to all Letters of Credit outstanding as of the effective date of its resignation as an L/C Issuer and all L/C Obligations with respect thereto (including the right to require the Lenders to make Base Rate Loans or fund risk participations in Unreimbursed Amounts pursuant to Section 2.03(c)).  Upon the appointment of a successor L/C Issuer, (a) such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring L/C Issuer, and (b) the successor L/C Issuer shall issue letters of credit in substitution for the Letters of Credit, if any, issued by such retiring L/C Issuer and outstanding at the time of such succession or make other arrangements satisfactory to such retiring L/C Issuer to effectively assume the obligations of such retiring L/C Issuer with respect to such Letters of Credit.

10.07 Treatment of Certain Information; Confidentiality.  Each of the Administrative Agent, the Lenders and the L/C Issuers agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its Affiliates and to its and its Affiliates' respective partners, directors, officers, employees, agents, advisors and representatives (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent requested by any regulatory authority purporting to have jurisdiction over it (including any self-regulatory authority, such as the National Association of Insurance Commissioners), (c) to the extent required by applicable laws or regulations or by any subpoena or similar legal process (and in each such case, such Person shall, if permitted by law, notify the Borrower of such occurrence as soon as reasonably practicable following the service of any such process on such Person), (d)  to any other party hereto, (e) in connection with the exercise of any remedies hereunder or under any other Loan Document or any action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder, (f) subject to an agreement containing provisions substantially the same as those of this Section, to (i) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement or any Eligible Assignee invited to be a Lender pursuant to Section 2.15(c), (ii) any pledgee referred to in Section 10.06(f), or (iii) any actual or prospective counterparty (or its advisors) to any swap or derivative transaction relating to the Borrower and its obligations, (g) with the consent of the Borrower or (h) to the extent such Information (x) becomes publicly available other than as a result of a breach of this Section or (y) becomes available to the Administrative Agent, any Lender, any L/C Issuer or any of their respective Affiliates on a nonconfidential basis from a source other than the Borrower.

For purposes of this Section, "Information" means all information received from the Borrower or any Subsidiary relating to the Borrower or any Subsidiary, or any Affiliate of any of them, or any of their respective businesses, other than any such information that is available to the Administrative Agent, any Lender or any L/C Issuer on a nonconfidential basis prior to disclosure by the Borrower or any Subsidiary, provided that, in the case of information received from the Borrower or any Subsidiary after the date hereof, such information is clearly identified at the time of delivery as confidential.  Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.

Each of the Administrative Agent, the Lenders and the L/C Issuers acknowledges that (a) the Information may include material non-public information concerning the Borrower or a Subsidiary, as the case may be, (b) it has developed compliance procedures regarding the use of material non-public information and (c) it will handle such material non-public information in accordance with applicable Law, including United States Federal and state securities Laws.

10.08 Right of Setoff.  If an Event of Default shall have occurred and be continuing, each Lender, each L/C Issuer and each of their respective Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by applicable law, to set off and apply any and all deposits (general or special, time or demand, provisional or final, in whatever currency) at any time held and other obligations (in whatever currency) at any time owing by such Lender, such L/C Issuer or any such Affiliate to or for the credit or the account of the Borrower against any and all of the obligations of the Borrower now or hereafter existing under this Agreement or any other Loan Document to such Lender or such L/C Issuer, irrespective of whether or not such Lender or such L/C Issuer shall have made any demand under this Agreement or any other Loan Document and although such obligations of the Borrower may be contingent or unmatured or are owed to a branch or office of such Lender or such L/C Issuer different from the branch or office holding such deposit or obligated on such indebtedness; provided, that in the event that any Defaulting Lender shall exercise any such right of setoff, (x) all amounts so set off shall be paid over immediately to the Administrative Agent for further application in accordance with the provisions of Section 2.17 and, pending such payment, shall be segregated by such Defaulting Lender from its other funds and deemed held in trust for the benefit of the Administrative Agent and the Lenders, and (y) the Defaulting Lender shall provide promptly to the Administrative Agent a statement describing in reasonable detail the Obligations owing to such Defaulting Lender as to which it exercised such right of setoff.  The rights of each Lender, each L/C Issuer and their respective Affiliates under this Section are in addition to other rights and remedies (including other rights of setoff) that such Lender, such L/C Issuer or their respective Affiliates may have.  Each Lender and the L/C Issuer agrees to notify the Borrower and the Administrative Agent promptly after any such setoff and application, provided that the failure to give such notice shall not affect the validity of such setoff and application.

10.09 Interest Rate Limitation.  Notwithstanding anything to the contrary contained in any Loan Document, the interest (including amounts not so denominated but deemed to be "interest" under applicable law) charged, paid, collected, taken, reserved, or agreed to be paid under any Loan Document shall not exceed the maximum amount or maximum rate of non-usurious interest permitted to be contracted for, charged, collected, reserved, taken or received by applicable Law (the "Maximum Amount and the "Maximum Rate", as the case may be).  If the Administrative Agent, any L/C Issuer or any Lender shall contract for, charge, collect, reserve, take or receive such interest in an amount that exceeds the Maximum Amount or calculated at the Maximum Rate, the excess interest shall be applied to the principal of the Loans or, if it exceeds such unpaid principal, refunded to the Borrower, and in no event shall any Person ever be liable for the payment of unearned interest on, or in respect or as a part of, the Obligations.  In determining whether the interest contracted for, charged, collected, reserved, taken or received exceeds the Maximum Amount or an amount calculated at the Maximum Rate, such Person may, to the extent permitted by applicable Law, (a) characterize any payment that is not principal as an expense, fee, or premium rather than interest, (b) exclude voluntary prepayments and the effects thereof, and (c) amortize, prorate, allocate, and spread in equal or unequal parts the total amount of interest throughout the contemplated term of the Obligations hereunder.

10.10 Counterparts; Integration; Effectiveness.  This Agreement may be executed in counterparts (and by different parties hereto in different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract.  This Agreement and the other Loan Documents constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof.  Except as provided in Section 4.01, this Agreement shall become effective when it shall have been executed by the Administrative Agent and when the Administrative Agent shall have received counterparts hereof that, when taken together, bear the signatures of each of the other parties hereto.  Delivery of an executed counterpart of a signature page of this Agreement by telecopy or electronic transmission shall be effective as delivery of an original manually executed counterpart of this Agreement.

10.11 Survival of Representations and Warranties.  All representations and warranties made hereunder and in any other Loan Document or other document delivered pursuant hereto or thereto or in connection herewith or therewith shall survive the execution and delivery hereof and thereof.  Such representations and warranties have been or will be relied upon by the Administrative Agent and each Lender, regardless of any investigation made by the Administrative Agent or any Lender or on their behalf and notwithstanding that the Administrative Agent or any Lender may have had notice or knowledge of any Default at the time of any Credit Extension, and shall continue in full force and effect as long as any Loan or any other Obligation hereunder shall remain unpaid or unsatisfied or any Letter of Credit shall remain outstanding.

10.12 Severability.  If any provision of this Agreement or the other Loan Documents is held to be illegal, invalid or unenforceable, (a) the legality, validity and enforceability of the remaining provisions of this Agreement and the other Loan Documents shall not be affected or impaired thereby and (b) the parties shall endeavor in good faith negotiations to replace the illegal, invalid or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the illegal, invalid or unenforceable provisions.  The invalidity of a provision in a particular jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.  Without limiting the foregoing provisions of this Section 10.12, if and to the extent that the enforceability of any provisions in this Agreement relating to Defaulting Lenders shall be limited by Debtor Relief Laws, as determined in good faith by the Administrative Agent, the L/C Issuer or the Swing Line Lender, as applicable, then such provisions shall be deemed to be in effect only to the extent not so limited.

10.13 Replacement of Lenders.  If (i) any Lender (A) requests compensation under Section 3.04, (B) gives a notice pursuant to Section 3.02 (which notice is not given by other similarly situated Lenders) and does not subsequently designate a different Lending Office or assign its rights and obligations hereunder to another of its offices, branches or affiliates as provided in Section 3.06(a), or (C) is a Defaulting Lender, (ii) the Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 3.01, or (iii) any other circumstance exists hereunder that gives the Borrower the right to replace a Lender as a party hereto then in each case the Borrower may, at its sole expense and effort, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in, and consents required by, Section 10.06), all of its interests, rights and obligations under this Agreement and the related Loan Documents to an assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment), provided that:

(a) the Borrower shall have paid to the Administrative Agent the assignment fee specified in Section 10.06(b);

(b) such Lender shall have received payment of an amount equal to 100% of the outstanding principal of its Loans and L/C Advances, accrued interest thereon, accrued fees and all other amounts payable to it hereunder and under the other Loan Documents (including any amounts under Section 3.05) from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrower (in the case of all other amounts);

(c) in the case of any such assignment resulting from a claim for compensation under Section 3.04, a notice pursuant to Section 3.02 (which notice is not given by other similarly situated Lenders) not followed by the designation of a different Lending Office or assignment to another office, branch or affiliate as provided in Section 3.06(a), or payments required to be made pursuant to Section 3.01, such assignment will result in a reduction in such compensation or payments thereafter; and

(d) such assignment does not conflict with applicable Laws.

A Lender shall not be required to make any such assignment or delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrower to require such assignment and delegation cease to apply.

10.14 Governing Law; Jurisdiction; Etc.

(a) GOVERNING LAW.  THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

(b) SUBMISSION TO JURISDICTION.  EACH PARTY HERETO IRREVOCABLY AND UNCONDITIONALLY SUBMITS, FOR ITSELF AND ITS PROPERTY, TO THE NONEXCLUSIVE JURISDICTION OF THE COURTS OF THE STATE OF NEW YORK SITTING IN NEW YORK CITY AND OF THE UNITED STATES DISTRICT COURT OF THE SOUTHERN DISTRICT OF NEW YORK, AND ANY APPELLATE COURT FROM ANY THEREOF, IN ANY LEGAL ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT, OR FOR RECOGNITION OR ENFORCEMENT OF ANY JUDGMENT, AND EACH OF THE PARTIES HERETO IRREVOCABLY AND UNCONDITIONALLY AGREES THAT ALL CLAIMS IN RESPECT OF ANY SUCH ACTION OR PROCEEDING MAY BE HEARD AND DETERMINED IN SUCH NEW YORK STATE COURT OR, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, IN SUCH FEDERAL COURT.  EACH OF THE PARTIES HERETO AGREES THAT A FINAL JUDGMENT IN ANY SUCH ACTION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW.  NOTHING IN THIS AGREEMENT OR IN ANY OTHER LOAN DOCUMENT SHALL AFFECT ANY RIGHT THAT THE ADMINISTRATIVE AGENT, ANY LENDER OR ANY L/C ISSUER MAY OTHERWISE HAVE TO BRING ANY ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT AGAINST THE BORROWER OR ANY OF ITS PROPERTIES IN THE COURTS OF ANY JURISDICTION.

(c) WAIVER OF VENUE.  EACH PARTY HERETO IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT IN ANY COURT REFERRED TO IN PARAGRAPH (B) OF THIS SECTION.  EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, THE DEFENSE OF AN INCONVENIENT FORUM TO THE MAINTENANCE OF SUCH ACTION OR PROCEEDING IN ANY SUCH COURT.

(d) SERVICE OF PROCESS.  EACH PARTY HERETO IRREVOCABLY CONSENTS TO SERVICE OF PROCESS IN THE MANNER PROVIDED FOR NOTICES IN SECTION 10.02.  NOTHING IN THIS AGREEMENT WILL AFFECT THE RIGHT OF ANY PARTY HERETO TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY APPLICABLE LAW.

10.15 Waiver of Jury Trial.  EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY).  EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PERSON HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PERSON WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

10.16 No Advisory or Fiduciary Responsibility.  In connection with all aspects of each transaction contemplated hereby (including in connection with any amendment, waiver or other modification hereof or of any other Loan Document), the Borrower acknowledges and agrees that: (i)(A) the arranging and other services regarding this Agreement provided by the Administrative Agent and the Arranger, are arm's-length commercial transactions between the Borrower and its respective Affiliates, on the one hand, and the Administrative Agent and the Arranger, on the other hand, (B) the Borrower has consulted its own legal, accounting, regulatory and tax advisors to the extent it has deemed appropriate, and (C) the Borrower is capable of evaluating, and understands and accepts, the terms, risks and conditions of the transactions contemplated hereby and by the other Loan Documents; (ii)(A) the Administrative Agent and the Arranger each is and has been acting solely as a principal and, except as expressly agreed in writing by the relevant parties, has not been, is not, and will not be acting as an advisor, agent or fiduciary for the Borrower or any of its Affiliates or any other Person and (B) neither the Administrative Agent nor the Arranger has any obligation to the Borrower or any of its Affiliates with respect to the transactions contemplated hereby except those obligations expressly set forth herein and in the other Loan Documents; and (iii) the Administrative Agent and the Arranger and their respective Affiliates may be engaged in a broad range of transactions that involve interests that differ from those of the Borrower and its Affiliates, and neither the Administrative Agent nor the Arranger has any obligation to disclose any of such interests to the Borrower or any of its Affiliates.  To the fullest extent permitted by law, the Borrower hereby waives and releases any claims that it may have against the Administrative Agent and the Arranger with respect to any breach or alleged breach of agency or fiduciary duty in connection with any aspect of any transaction contemplated hereby.

10.17 Collateral and Guaranty Matters.

(a) Liens granted to or held by the Administrative Agent under any Loan Document shall be released as follows:  (i) with respect to all such Liens, upon termination of the Aggregate Commitments, payment in full of all Obligations (other than contingent indemnification Obligations and any Obligations under any Secured Cash Management Agreement or Secured Hedge Agreement which are not then due and payable), and expiration or termination of all Letters of Credit; (ii) with respect to any Lien on property that is Disposed of or to be Disposed of as part of or in connection with any Disposition permitted hereunder or under any other Loan Document, automatically upon such Disposition thereof; and (iii) with respect to any other Lien, and subject to Section 10.01, upon approval, authorization or ratification in writing by the Required Lenders of such release thereof.

(b) Subsidiary Guarantors shall be released from their respective Obligations under the Loan Documents as follows:  (i) with respect to all Subsidiary Guarantors, upon termination of the Aggregate Commitments, payment in full of all Obligations (other than contingent indemnification Obligations and any Obligations under any Secured Cash Management Agreement or Secured Hedge Agreement which are not then due and payable), and expiration or termination of all Letters of Credit (provided that the foregoing release shall not apply to any obligations that expressly survive the termination of the applicable Loan Document, repayment of the Obligations or termination of the Aggregate Commitments); (ii) with respect to any Person that ceases to be a Subsidiary as a result of a transaction permitted hereunder, automatically upon such Person so ceasing to be a Subsidiary, and (iii) with respect to any other release of a Subsidiary Guarantor, and subject to Section 10.01, upon approval, authorization or ratification in writing by the Required Lenders of such release thereof.

(c) The Administrative Agent will, at the Borrower's expense, timely execute and deliver such documents and notices and take such other actions as the Borrower may reasonably request to evidence the release of any Lien or Subsidiary Guarantor in accordance with this Section 10.17.

10.18 USA PATRIOT Act Notice.  Each Lender that is subject to the Act (as hereinafter defined) and the Administrative Agent (for itself and not on behalf of any Lender) hereby notifies the Borrower that pursuant to the requirements of the USA PATRIOT Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the "Act"), it is required to obtain, verify and record information that identifies the Borrower, which information includes the name and address of the Borrower and other information that will allow such Lender or the Administrative Agent, as applicable, to identify the Borrower in accordance with the Act.

10.19 ENTIRE AGREEMENT.  THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS REPRESENT THE FINAL AGREEMENT AMONG THE PARTIES AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS, OR SUBSEQUENT ORAL AGREEMENTS OF THE PARTIES.  THERE ARE NO UNWRITTEN ORAL AGREEMENTS AMONG THE PARTIES.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first above written.  [Note: For the avoidance of doubt, institutions, titles related to institutions and signatories reflected in this and subsequent signature pages were the original institutions, titles and signatories to this Agreement on the Closing Date.]

CAL DIVE INTERNATIONAL, INC.
By:	/s/ Brent D. Smith
Name:	Brent D. Smith
Title:	Executive Vice President, Chief Financial Officer and Treasurer

Signature Page to Credit Agreement

BANK OF AMERICA, N.A., as Administrative Agent
By:	/s/ DeWayne D. Rosse
Name:	DeWayne D. Rosse
Title:	Officer

Signature Page to Credit Agreement

BANK OF AMERICA, N.A., as Lender, L/C Issuer and Swing Line Lender
By:	/s/ Julie Castano
Name:	Julie Castano
Title:	Vice President

Signature Page to Credit Agreement

WELLS FARGO BANK, NATIONAL ASSOCIATION, as Co-Syndication Agent and Lender
By:	/s/ J.C. Hernandez
Name:	J.C. Hernandez
Title:	Director

Signature Page to Credit Agreement

BNP PARIBAS, as Co-Syndication Agent and Lender
By:	/s/ Kevin O’Hara
Name:	Kevin O’Hara
Title:	Director

By:	/s/ Guillaume Deve
Name:	Guillaume Deve
Title:	Managing Director

Signature Page to Credit Agreement

DNB NOR BANK ASA, as Co-Documentation Agent and Lender
By:	/s/ Barbara Gronquist
Name:	Barbara Gronquist
Title:	Senior Vice President

By:	/s/ Stian Lovseth
Name:	Stian Lovseth
Title:	Vice President

Signature Page to Credit Agreement

NATIXIS, as Co-Documentation Agent and Lender
By:	/s/ Carlos Quinteros
Name:	Carlos Quinteros
Title:	Managing Director

By:	/s/ Louis P. Laville
Name:	Louis P. Laville, III
Title:	Managing Director

Signature Page to Credit Agreement

THE BANK OF NOVA SCOTIA, as a Lender
By:	/s/ John Frazell
Name:	John Frazell
Title:	Director

Signature Page to Credit Agreement

SCOTIABANC INC., as a Lender
By:	/s/ J.F. Todd
Name:	J.F. Todd
Title:	Managing Director

Signature Page to Credit Agreement

HSBC BANK USA, NATIONAL ASSOCIATION, as a Lender
By:	/s/ Nili Shah
Name:	Nili Shah
Title:	Senior Relationship Manager

Signature Page to Credit Agreement

AMEGY BANK NATIONAL ASSOCIATION, as a Lender
By:	/s/ Kenyatta Gibbs
Name:	Kenyatta Gibbs
Title:	Vice President

Signature Page to Credit Agreement

CAPITAL ONE, N.A., as a Lender
By:	/s/ Don Backer
Name:	Don Backer
Title:	Senior Vice President

Signature Page to Credit Agreement

COMPASS BANK, as a Lender
By:	/s/ Stuart Murray
Name:	Stuart Murray
Title:	Senior Vice President

Signature Page to Credit Agreement

SCHEDULE 2.01
COMMITMENTS AND APPLICABLE PERCENTAGES

Lender	Revolving Credit Commitment	Pro Rata Share (Revolving)	Term Loan Commitment	Pro Rata Share (Term)
Bank of America, N.A.	$23,333,333.33	15.555555553%	$23,333,333.33	15.555555553%
Wells Fargo Bank, National Association	$23,333,333.33	15.555555553%	$23,333,333.33	15.555555553%
BNP Paribas	$21,666,666.67	14.444444447%	$21,666,666.67	14.444444447%
Natixis	$16,666,666.67	11.111111113%	$16,666,666.67	11.111111113%
DnB NOR Bank, ASA	$16,666,666.67	11.111111113%	$16,666,666.67	11.111111113%
Bank of Nova Scotia	$13,333,333.34	8.888888893%	--------------------	--------------------
Scotiabanc Inc	--------------------	--------------------	$13,333,333.34	8.888888893%
Capital One, N.A.	$10,000,000.00	6.666666667%	$10,000,000.00	6.666666667%
HSBC Bank USA, National Association	$8,333,333.33	5.555555553%	$8,333,333.33	5.555555553%
Compass Bank	$8,333,333.33	5.555555553%	$8,333,333.33	5.555555553%
Amegy Bank National Association	$8,333,333.33	5.555555553%	$8,333,333.33	5.555555553%
Total	$150,000,000	100.000000000%	$150,000,000	100.000000000%

Schedule 2.01

EXHIBIT A
FORM OF LOAN NOTICE

Date:  ___________, _____
To:       Bank of America, N.A., as Administrative Agent

Ladies and Gentlemen:

Reference is made to that certain Credit Agreement, dated as of April 26, 2011 (as amended, restated, extended, supplemented or otherwise modified in writing from time to time, the "Agreement;" the terms defined therein being used herein as therein defined), among Cal Dive International, Inc., a Delaware corporation (the "Borrower"), the Lenders from time to time party thereto, and Bank of America, N.A., as Administrative Agent, L/C Issuer and Swing Line Lender.

The undersigned hereby requests (select one):

___ A Borrowing of Revolving Credit Loans

___ A conversion of Revolving Credit Loans

___ A continuation of Revolving Credit Loans

___ A Borrowing of Term Loans

___ A conversion of Term Loans

___ A continuation of Term Loans

(i)	On___________________________ (a Business Day).

(ii)	In the amount of $_____________________.

(iii)	Comprised of ________________________.
[Type of Loan requested]

(iv)	For Eurodollar Rate Loans: with an Interest Period of __________ months.

The Revolving Credit Borrowing, if any, requested herein complies with the proviso to the first sentence of Section 2.01 of the Agreement.

All conditions precedent to the making of the Revolving Credit Borrowing set forth in Sections 4.02(a) and (b) of the Credit Agreement have been satisfied.

For any Revolving Credit Borrowing requested prior to the Financial Covenant Compliance Date, attached hereto as Annex I are calculations demonstrating that, after giving effect to such Revolving Credit Borrowing, the aggregate Outstanding Amount of all Revolving Credit Loans plus the aggregate Outstanding Amount of all Swing Line Loans plus the aggregate Outstanding Amount of all L/C Obligations will not exceed the Collateral Coverage Sublimit.

CAL DIVE INTERNATIONAL, INC.
By:
Name:
Title:

Exhibit A to Credit Agreement

Annex I to Loan Notice

[Attach as applicable]

Collateral Coverage Sublimit.

A.	80% of the net orderly liquidation value of each
	Mortgaged Vessel (per the most recent appraisal):	$____________

B.	80% of accounts receivable as of most recent A/R
	Determination Date:	$____________

C.	Outstanding Amount of Term Loans:	$____________

D.	Outstanding Amount of Revolving Credit Loans
	after giving effect to Swing Line Borrowing:	$____________

E.	Outstanding Amount of Swing Line Loans
	after giving effect to Swing Line Borrowing:	$____________

F.	Outstanding Amount of L/C Obligations
	after giving effect to Swing Line Borrowing:	$____________

G.	Aggregate Outstanding Amount
	(Line D + Line E + Line F):	$____________

Maximum Permitted
	(Line A + Line B – Line C):	$____________

Exhibit A to Credit Agreement

EXHIBIT B
FORM OF SWING LINE LOAN NOTICE

Date:  ___________, _____
To:	Bank of America, N.A., as Swing Line Lender Bank of America, N.A., as Administrative Agent

Ladies and Gentlemen:

Reference is made to that certain Credit Agreement, dated as of April 26, 2011 (as amended, restated, extended, supplemented or otherwise modified in writing from time to time, the "Agreement;" the terms defined therein being used herein as therein defined), among Cal Dive International, Inc., a Delaware corporation (the "Borrower"), the Lenders from time to time party thereto, and Bank of America, N.A., as Administrative Agent, L/C Issuer and Swing Line Lender.

The undersigned hereby requests a Swing Line Loan:

1.           On__________(a Business Day).

2.           In the amount of $ _____________ .

The Swing Line Borrowing requested herein complies with the requirements of the proviso to the first sentence of Section 2.04(a) of the Agreement.

All conditions precedent to the making of the Swing Line Borrowing set forth in Sections 4.02(a) and (b) of the Credit Agreement have been satisfied.

For any Swing Line Borrowing requested prior to the Financial Covenant Compliance Date, attached hereto as Annex I are calculations demonstrating that, after giving effect to such Swing Line Borrowing, the aggregate Outstanding Amount of all Revolving Credit Loans plus the aggregate Outstanding Amount of all Swing Line Loans plus the aggregate Outstanding Amount of all L/C Obligations will not exceed the Collateral Coverage Sublimit.

CAL DIVE INTERNATIONAL, INC.
By:
Name:
Title:

Exhibit B to Credit Agreement

Annex I to Swing Line Loan Notice

[Attach as applicable]

Collateral Coverage Sublimit.

A.	80% of the net orderly liquidation value of each
	Mortgaged Vessel (per the most recent appraisal):	$____________

B.	80% of accounts receivable as of most recent A/R
	Determination Date:	$____________

C.	Outstanding Amount of Term Loans:	$____________

D.	Outstanding Amount of Revolving Credit Loans
	after giving effect to Swing Line Borrowing:	$____________

E.	Outstanding Amount of Swing Line Loans
	after giving effect to Swing Line Borrowing:	$____________

F.	Outstanding Amount of L/C Obligations
	after giving effect to Swing Line Borrowing:	$____________

G.	Aggregate Outstanding Amount
	(Line D + Line E + Line F):	$____________

Maximum Permitted
	(Line A + Line B – Line C):	$____________

Exhibit B to Credit Agreement

EXHIBIT D
FORM OF COMPLIANCE CERTIFICATE

Financial Statement Date: ________ , __________.
To:       Bank of America, N.A., as Administrative Agent

Ladies and Gentlemen:

Reference is made to that certain Credit Agreement, dated as of April 26, 2011 (as amended, restated, extended, supplemented or otherwise modified in writing from time to time, the "Agreement;" the terms defined therein being used herein as therein defined) among Cal Dive International, Inc., a Delaware corporation (the "Borrower"), the Lenders from time to time party thereto, and Bank of America, N.A., as Administrative Agent, L/C Issuer and Swing Line Lender.

The undersigned Responsible Officer hereby certifies as of the date hereof that he/she is the________________ of the Borrower, and that, as such, he/she is authorized to execute and deliver this Certificate to the Administrative Agent on the behalf of the Borrower, and that:

[Use following paragraph 1 for fiscal year-end financial statements]

[Attached hereto as Schedule 1][Filed with the Borrower's Form 10-K for the year ended ___________, 20__ and delivered in accordance with Section 6.01 of the Agreement] are the year-end audited financial statements required by Section 6.01(a) of the Agreement for the fiscal year of the Borrower, ended as of the above date, together with the report and opinion of an independent certified public accountant required by such section.

[Use following paragraph 1 for fiscal quarter-end financial statements]

[Attached hereto as Schedule 1][Filed with the Borrower's  Form 10-Q for the quarter ended ___________, 20__ and delivered in accordance with Section 6.01 of the Agreement] are the unaudited financial statements required by Section 6.01(b) of the Agreement for the fiscal quarter of the Borrower, ended as of the above date.  Such financial statements fairly present the financial condition, results of operations and cash flows of the Borrower and its Subsidiaries in accordance with GAAP as at such date and for such period, subject only to normal year-end audit adjustments and the absence of footnotes.

The undersigned is familiar with the terms of the Agreement and has made, or has caused to be made under his/her supervision, a review of the transactions and condition (financial or otherwise) of the Borrower and its Subsidiaries during the accounting period covered by the attached financial statements with a view to determine whether during such fiscal period the Borrower performed and observed all its Obligations under the Loan Documents, and

[select one:]

[to the best knowledge of the undersigned during such fiscal period, the Borrower performed and observed each covenant and condition of the Loan Documents applicable to it, and no Default has occurred and is continuing.]

--or--

[to the best knowledge of the undersigned during such fiscal period, the following covenants or conditions have not been performed or observed and the following is a list of each such Default and its nature and status:]

The representations and warranties of the Borrower contained in Article V of the Agreement, and any representations and warranties of the Borrower that are contained in any document furnished at any time under or in connection with the Loan Documents, are true and correct in all material respects on and as of the date hereof, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they are true and correct in all material respects as of such earlier date, and except that for purposes of this Compliance Certificate, the representations and warranties contained in subsections (a) and (b) of Section 5.05 of the Agreement shall be deemed to refer to the most recent statements furnished pursuant to clauses (a) and (b) respectively, of Section 6.01 of the Agreement, including the statements in connection with which this Compliance Certificate is delivered.

The financial covenant analyses and information set forth on Schedules 2 and 3 attached hereto are true and accurate on and as of the date of this Certificate.

Exhibit D to Credit Agreement

IN WITNESS WHEREOF, the undersigned has executed this Certificate as of _________, ________.

CAL DIVE INTERNATIONAL, INC.
By:
Name:
Title:

Exhibit D to Credit Agreement

For the Quarter/Year ended ___________________("Statement Date")
SCHEDULE 2

to the Compliance Certificate
($ in 000's)

I. Section 7.11(a) – Consolidated Fixed Charge Coverage Ratio.
A.	Consolidated EBITDA for the relevant period
	as shown on Schedule 3 hereto: 1	$____________

B.	Maintenance Capital Expenditures for such period:	$____________

C.	Cash Taxes paid during such period:	$____________

D.	Aggregate principal amount of all scheduled principal
payments or redemptions or similar acquisitions for value
	of outstanding debt for borrowed money for such period:	$____________

	Scheduled interest payments for such period:	$____________

E.	Consolidated Fixed Charge Coverage Ratio
	(Line I.A – Line I.B – Line I.C) ÷ (Line I.D + Line I.E):	______ to 1.00

Minimum Required for each fiscal quarter ending
	June 30, 2012 and thereafter:	1.25 to 1.00

II. Section 7.11(b) – Consolidated Leverage Ratio.
A.	Consolidated Funded Indebtedness at Statement Date:	$____________

B.	Consolidated EBITDA for four consecutive fiscal quarters
ending on the Statement Date as set forth on
	Schedule 3 hereto:	$____________

C.	+/- adjustments to EBITDA for
	Acquisitions/Material Dispositions:	$____________

D.	Consolidated Leverage Ratio
	(Line II.A) ÷ (Line II.B +/- Line II.C):	_____ to 1.00

Maximum permitted:2
	On or prior to September 30, 2011:	4.25 to 1.00

	On December 31, 2011	5.00 to 1.00

	On June 30, 2012	5.75 to 1.00

	On September 30, 2012	4.25 to 1.00

	On December 31, 2012	4.00 to 1.00

	Thereafter:	3.75 to 1.00

III. Section 7.11(c) – Minimum Consolidated EBITDA.3
A.	Consolidated EBITDA for four consecutive fiscal quarters
	ending on March 31, 2012 as shown on Schedule 3 hereto:	$____________

	Minimum Required:	$25,200,000

B.	Consolidated Funded Indebtedness at March 31, 2012:	$____________

C.	Consolidated EBITDA for four consecutive fiscal quarters
	ending on March 31, 2012 as shown on Schedule 3 hereto:	$____________

D.	+/- adjustments to EBITDA for
	Acquisitions/Material Dispositions:	$____________

E.	Consolidated Leverage Ratio
	(Line III.B) ÷ (Line III.C +/- Line III.D):	______to 1.00

	Maximum Permitted:4	5.00 to 1.00

IV. Section 7.11(d) – Collateral Coverage Sublimit.
A.	80% of the net orderly liquidation value of each
	Mortgaged Vessel (per the most recent appraisal):	$____________

B.	80% of accounts receivable as of the A/R Determination
	Date immediately preceding the Statement Date:	$____________

C.	Outstanding Amount of Term Loans as of Statement Date:	$____________

D.	Outstanding Amount of Revolving Credit Loans
	as of Statement Date:	$____________

E.	Outstanding Amount of Swing Line Loans
	as of Statement Date:	$____________

F.	Outstanding Amount of L/C Obligations
	as of Statement Date:	$____________

G.	Aggregate Outstanding Amount
	(Line IV.D + Line IV.E + Line IV.F):	$____________

Maximum Permitted
	(Line IV.A + Line IV.B – Line IV.C):	$____________

V. Section 7.12 -- Capital Expenditures.
A.	Capital Expenditures made during fiscal
	year to date::5	$____________

B.	Maximum permitted Capital Expenditures
	during the fiscal year ending 2011:	$65,000,0006

C.	Maximum permitted Capital Expenditures
	during each fiscal year thereafter:	$50,000,0007
$200,000,0008
D.	Amount permitted to be carried over
	from prior year:9	$____________

E.	Excess (deficit) for covenant compliance

For the fiscal year ending 2011
	(Line V.B – V.A):	$____________

For each fiscal year thereafter
	(Line V.C +Line V.D – V.A):	$____________
___________________________
1
For purposes of calculating the Consolidated Fixed Charge Coverage Ratio for (A) the fiscal quarter ending June 30, 2012, the relevant calculation period shall be the three month period ending on such date, (B) the fiscal quarter ending September 30, 2012, the relevant calculation period shall be the sixth month period ending on such date, (C) the fiscal quarter ending December 31, 2012, the relevant calculation period shall be the nine month period ending on such date, and (D) any fiscal quarter ending thereafter, the relevant calculation period shall be the twelve month period ending on such date.

2	From and including January 1, 2012 through and including March 31, 2012, no maximum Consolidated Leverage Ratio shall be required except to the extent described in Line III.E.
3	Required only for the fiscal quarter ending on March 31, 2012.
4	Required only if test in Line III.A is not satisfied.
5
Line V.A excludes all Capital Expenditures made during fiscal year to date for assets acquired, constructed, improved, enlarged, developed, re-constructed or repaired with proceeds from a Recovery Event or Asset Disposition within 365 days after the receipt of the applicable Net Cash Proceeds in accordance with the Agreement, to the extent of such proceeds.  Line V.A also excludes all Maintenance Capital Expenditures for the fiscal year ending December 31, 2011 and each fiscal year thereafter prior to the fiscal year in which the Financial Covenant Compliance Date occurs.

6	For any fiscal year prior to the fiscal year in which the Financial Covenant Compliance Date occurs and excluding Maintenance Capital Expenditures.
7	For any fiscal year prior to the fiscal year in which the Financial Covenant Compliance Date occurs and excluding Maintenance Capital Expenditures.
8	For the fiscal year in which the Financial Covenant Compliance Date occurs and each fiscal year thereafter and including Maintenance Capital Expenditures.
9	Carry-forward permitted only for fiscal years occurring after the fiscal year in which the Financial Covenant Compliance Date occurs.

Exhibit D to Credit Agreement

For the Quarter/Year ended ___________________("Statement Date")
SCHEDULE 3

to the Compliance Certificate
($ in 000's)

Consolidated EBITDA
(in accordance with the definition of Consolidated EBITDA
as set forth in the Agreement)

Consolidated EBITDA	Quarter Ended __________	Quarter Ended __________	Quarter Ended __________	Quarter Ended __________	Twelve Months Ended __________
Consolidated Net Income
+ Consolidated Interest Charges
+ income taxes
+ depreciation expense
+ amortization expense
+ non-recurring non-cash charges or losses10
+ non-capitalized transaction costs of Transaction
+ non-cash stock-based compensation
+ permitted severance costs11
- non-recurring non-cash items12
- net income from non Subsidiaries (to extent included in Consolidated Net Income)
+ cash dividends and distributions from non Subsidiaries
+/- adjustments to EBITDA for non Wholly Owned Subsidiaries
= Consolidated EBITDA

____________________________
10 Excluding, for any fiscal quarter ending on or after September 30, 2011, any charges or losses (whether cash or non-cash) resulting from the Disposition of any asset of the Borrower or any Subsidiary.

11 Permitted severance costs include: $400,000 for the fiscal quarter ending March 31, 2011, $600,000 for the fiscal quarter ending June 30, 2011, $2,500,000 for the fiscal quarter ending September 30, 2011 and $300,000 for the fiscal quarter ending December 31, 2011.

12 Excluding, for any fiscal quarter ending on or after September 30, 2011, any items (whether cash or non-cash) resulting from the Disposition of any asset of the Borrower or any Subsidiary.

  Exhibit D to Credit Agreement

ANNEX B

CLOSING DOCUMENTS LIST

ANNEX B

CLOSING DOCUMENT LIST

Amendment No. 1 to Credit Agreement
dated as of October 7, 2011
among
Cal Dive International, Inc., as Borrower,
the Lenders, and
Bank of America, N.A., as Administrative Agent

Borrower	=	Cal Dive International, Inc.
Agent	=	Bank of America, N.A., as Administrative Agent
Guarantors	=	Cal Dive HR Services LLC, Cal Dive Offshore Contractors, Inc., Affiliated Marine Contractors, Inc., Fleet Pipeline Services, Inc., Gulf Offshore Construction, Inc.
B&G	=	Bracewell & Giuliani LLP, Agent's counsel
JW	=	Jones, Walker, Waechter, Poitevent, Carrère & Denègre L.L.P., Borrower's counsel

#	Document	Responsible Party	Status/Comments
A. Credit Documents.
1.	Amendment No. 1 to Credit Agreement	B&G
Annex A – Amended Credit Agreement
	Exhibit A – Form of Loan Notice	B&G
	Exhibit B – Form of Swing Line Loan Notice	B&G
	Exhibit D - Form of Compliance Certificate	B&G
	Schedule 2.01 - Commitments and Pro Rata Shares	B&G/Agent
B. Security Documents.
1.
Amendment to US Fleet Mortgage made by Cal Dive Offshore Contractors, Inc. (successor-by-merger to CDI Vessel Holdings LLC) with respect to Rider, Brave, Dancer, Fox, American Star, American Triumph and American Victory

Amendment to US Fleet Mortgage made by Cal Dive Offshore Contractors, Inc., with respect to Cal Diver I, Cal Diver II, Cal Diver IV, Mr. Fred, Polo Pony, Sterling Pony, and White Pony, American (f/k/a American Horizon), Atlantic (f/k/a Atlantic Horizon), Pacific (f/k/a Pacific Horizon), and Pecos (f/k/a Pecos Horizon)

B&G
2.
Amendment to Vanuatu Fleet Mortgage made by Cal Dive Offshore Contractors, Inc. (successor-by-merger to CDI Vessel Holdings LLC) with respect to Kestrel and Midnight Star

Amendment to Vanuatu Fleet Mortgage made by Cal Dive Offshore Contractors, Inc. with respect to Lone Star (f/k/a Lone Star Horizon), Brazos (f/k/a Brazos Horizon), Canyon (f/k/a Canyon Horizon), and Texas (f/k/a Texas Horizon)

B&G
3.
Amendment to Panamanian Vessel Mortgage made by Cal Dive Offshore Contractors, Inc. (successor-by-merger to CDI Vessel Holdings LLC) with respect to American Constitution

Powers of Attorney for Panamanian Vessel Mortgage:
Agent
Cal Dive Offshore Contractors, Inc.

B&G B&G Borrower
C. Certificates and Opinions.
1.
Good Standing, Existence, and Qualification Certificates, as applicable, for each Loan Party issued by the Secretary of State of (a) such Loan Party's organization and (b) each other state where such Loan Party conducts material business.

Borrower
2.
Secretary's Certificates (certifying no changes to organizational documents or attaching any amendments):
(a) Borrower
(b) Cal Dive HR Services LLC
(c) Cal Dive Offshore Contractors, Inc.
(d) Affiliated Marine Contractors, Inc.
(e) Fleet Pipeline Services, Inc.
(f) Gulf Offshore Construction, Inc.

Borrower
3.	Opinion of JW, counsel to the Loan Parties	JW
4.	In-house Opinion	Borrower
D. Post-Closing.
1.	Supplemental Share Charge to Singapore Pledge Agreement	B&G/JW